Exhibit 10.1

EXECUTION COPY

REVOLVING CREDIT AND SECURITY AGREEMENT

among

SPCIF Funding II LLC,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

TRUIST BANK,
as Administrative Agent and Swingline Lender,

TRUIST SECURITIES, INC.,
as Lead Arranger,

STONE POINT CREDIT INCOME ADVISER LLC,
as Collateral Manager,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Agent and Collateral Administrator

Dated as of June 1, 2026

i

(continued)

(continued)

(continued)

		Page

Section 13.17.	Non-Petition	169
Section 13.18.	Waiver of Setoff	170
Section 13.19.	Collateral Agent, Collateral Custodian, Securities Custodian and Collateral Administrator Execution and Delivery.	170
Section 13.20.	Other Business	170
Section 13.21.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	170
Section 13.22.	Acknowledgement of the Administrative Agent and the Lenders.	177
Section 13.23.	Acknowledgement Regarding Any Supported QFCs.	177
Section 13.24.	Judgment Currency	172

ARTICLE XIV THE COLLATERAL ADMINISTRATOR		173

Section 14.01.	Duties of the Collateral Administrator	173
Section 14.02.	Fees of the Collateral Administrator	175
Section 14.03.	Resignation of Collateral Administrator	176
Section 14.04.	Merger; Consolidation	176

SCHEDULES

Schedule 1	Initial Commitments and Percentages
Schedule 2	Form of Monthly Report / Payment Date Report
Schedule 3	Initial Collateral Loans
Schedule 4	GICS Industry Classifications
Schedule 5	Notice Information
Schedule 6	Authorized Signatories

EXHIBITS

Exhibit A-1	Form of Note
Exhibit A-2	Form of Swingline Note
Exhibit B	Form of Notice of Borrowing (with attached form of Borrowing Base Calculation Statement)
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Account Control Agreement
Exhibit F	Agreed-Upon Procedures
Exhibit G-1	Form of Facility Amount Increase Request
Exhibit G-2	Form of Facility Amount Increase Agreement
Exhibit G-3	Form of Lender Joinder Agreement

v

REVOLVING CREDIT AND SECURITY AGREEMENT

REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of June 1, 2026, among SPCIF Funding II LLC, a Delaware limited liability company, as borrower (the “Borrower”), the LENDERS from time to time party hereto, TRUIST BANK (“Truist”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”) and as Swingline Lender (in such capacity, the “Swingline Lender”), TRUIST SECURITIES, INC., a Tennessee corporation, as lead arranger (the “Lead Arranger”), STONE POINT CREDIT INCOME ADVISER LLC, a Delaware limited liability company, as collateral manager (in such capacity, the “Collateral Manager”), THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION (“BNY”), as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Collateral Agent”) and as collateral administrator (in such capacity, the “Collateral Administrator”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01.          Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means the account control agreement, in connection with the USD Accounts and the Non-USD Accounts, in substantially the form of Exhibit E and to the satisfaction of the Administrative Agent (or such other form as may be mutually agreed among the Administrative Agent, Borrower, the Collateral Agent and the Securities Custodian).

“Adjusted EURIBOR Rate” means, with respect to any Interest Accrual Period, for Advances denominated in Euros, the EURIBOR Rate for such Interest Accrual Period; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, the Adjusted EURIBOR Rate shall be deemed to be the Floor.

“Adjusted SONIA Rate” means, with respect to any Interest Accrual Period, for Advances denominated in GBP, Daily Simple SONIA for such Interest Accrual Period; provided that if the Adjusted SONIA Rate as so determined would be less than the Floor, the Adjusted SONIA Rate shall be deemed to be the Floor.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of the date hereof, by and among the Administrative Agent and the Borrower.

“Administrative Expense Cap” means, for any rolling twelve (12) month period, Administrative Expenses in an amount equal to $300,000 (other than fees and expenses incurred on or prior to the Closing Date).

“Administrative Expenses” means, for any Interest Accrual Period, the fees and expenses (including fees and costs of counsel and indemnities) and other amounts payable by the Borrower due or accrued with respect to any Payment Date and payable by the Borrower in the following order:

(a)          first, on a pro rata basis, to the Collateral Agent, the Securities Custodian, the Collateral Custodian and the Collateral Administrator, any amounts (including fees and costs of counsel and indemnities) payable to such entities pursuant to the Facility Documents; and

(b)         second, on a pro rata basis, to:

(i)           the Independent Accountants, agents (other than the Collateral Manager) and counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents and to the Independent Manager of the Borrower for its fees and expenses incurred in acting in such capacity; and

(ii)          to any rating agency for fees and expenses in connection with the rating of (or provision of credit estimates in respect of) any Collateral Loan.

“Advance Rate” means, with respect to any Collateral Loan, the corresponding percentage for the loan type set forth below:

Loan Type	Advance Rate
First Lien Loan	75.0%
Split First Lien Loan	75.0%
Second Lien Loan	35.0%

“Advances” means each revolving loan advance by the Lenders (including the Swingline Lender) to the Borrower on a Borrowing Date pursuant to Article II (including each Swingline Advance and each advance made for the purpose of refunding the Swingline Lender for any Swingline Advances pursuant to Section 2.15(a)).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” means (i) the Administrative Agent, each Lender and each of their respective Affiliates and (ii) any assignee or participant of any Lender.

“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person; provided that a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral for, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Collateral Balance” means, at any time, the sum of:

(a)           the Aggregate Principal Balance of all Eligible Collateral Loans (other than Defaulted Collateral Loans, Credit Improved Loans, Haircut Collateral Loans and Discount Collateral Loans), plus

(b)           the Defaulted Collateral Loan Balance, plus

(c)           the aggregate purchase price (i.e., the purchase price as a percentage of par multiplied by the current Principal Balance) of all Discount Collateral Loans that are Eligible Collateral Loans and not Defaulted Collateral Loans, Haircut Collateral Loans or Credit Improved Loans, plus

(d)           the aggregate unfunded commitments of all Delayed Drawdown Collateral Loans and Revolving Collateral Loans that are Eligible Collateral Loans, plus

(e)           the Credit Improved Loan Collateral Balance, plus

(f)            the Haircut Collateral Loan Balance.

“Aggregate Funded Spread” means, as of any date, the sum of:

(i)            in the case of each Floating Rate Loan (excluding any Floor Loan) that bears interest at a spread over an index based upon the Benchmark, (A) the excess of the stated interest rate spread (inclusive of any credit spread adjustment) of such Floating Rate Loan over such index multiplied by (B) the Principal Balance of such Collateral Loan;

(ii)           in the case of each Floating Rate Loan (excluding any Floor Loan) that bears interest at a spread over an index other than the Benchmark, (A) the excess of the stated interest rate (inclusive of any credit spread adjustment) of such Floating Rate Loan over the Benchmark as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (B) the Principal Balance of such Collateral Loan; and

(iii)           in the case of each Floor Loan, (A) the excess of the interest rate on such Floor Loan (including any interest rate spread) (inclusive of any credit spread adjustment) as of such date over the Benchmark as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (B) the Principal Balance of each such Collateral Loan.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

“Aggregate Unfunded Spread” means, as of any date, the sum of the products obtained by multiplying (a) for each Delayed Drawdown Collateral Loan and Revolving Collateral Loan, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect as of such date and (b) the undrawn commitments of each such Delayed Drawdown Collateral Loan and Revolving Collateral Loan as of such date.

“Agreement” means this Revolving Credit and Security Agreement.

“Agreement Currency” has the meaning assigned in Section 13.24.

“Anti-Corruption Laws” means, with respect to any Person, all laws, rules, and regulations of any jurisdiction applicable to such Person or its subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means the laws, rules and regulations imposed by any governmental authorities, including, without limitation, the Government of Canada, with jurisdiction over the Borrower, the Collateral Manager or any of their respective subsidiaries that relate to money laundering or terrorism financing or any financial record-keeping and reporting requirements thereunder.

“Applicable Law” means any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound. For the avoidance of doubt, for purposes of Section 13.03, “Applicable Law” shall include FATCA.

“Applicable Margin” has the meaning assigned to such term in the Lender Fee Letter.

“Appraisal” means, with respect to any Collateral Loan, an appraisal of such Collateral Loan that is conducted by an Approved Appraisal Firm, which may be in the form of an update or reaffirmation by an Approved Appraisal Firm of an appraisal of such Collateral Loan previously performed by such Approved Appraisal Firm or another Approved Appraisal Firm.

“Approved Appraisal Firm” means each of Kroll, LLC (f/k/a Duff & Phelps Corp.), FTI Consulting, Inc., Houlihan Lokey, Lincoln International LLC, Murray Devine, Valuation Research Corp., and any independent appraisal firm or independent financial advisor recognized as being experienced in conducting valuations of secured loans retained by the Borrower, the Collateral Manager or the agent or lenders under any Collateral Loan and consented to by the Borrower and the Administrative Agent, each in its reasonable discretion.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“AUP Report Date” has the meaning assigned to such term in Section 8.09.

“Authorized Officers” has the meaning assigned to such term in Section 13.02.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Accrual Period” pursuant to Section 2.11(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11, United States Code §§101 et seq.

“Base Rate” means, for any day, (I) with respect to Advances denominated in Dollars, a rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate, as in effect from time to time, plus 0.50% and (c) zero percent (0%) and (II) with respect to Advances denominated in any other Eligible Currency, a rate per annum equal to the highest of (a) the annual rate of interest announced from time to time by the Administrative Agent (or an Affiliate thereof) as being its reference rate then in effect for determining interest rates on commercial extensions of credit made by it in (x) England (in the case of Advances denominated in GBP), (y) the Euro Zone (in the case of Advances denominated in Euros) and (z) Canada (in the case of Advances denominated in Canadian Dollars) and (b) zero percent (0%).

The Administrative Agent’s prime lending rate and foreign currency reference rates are reference rates and do not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent and the Lenders may make commercial loans or other loans at rates of interest at, above, or below such reference rates. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, Term SOFR or any foreign currency reference rate of the Administrative Agent will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, Term SOFR or such foreign currency reference rate, respectively. Interest calculated pursuant to clause (I)(a) above will be determined based on a year of 365 or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clauses (I)(b) and (I)(c) above will be determined based on a year of 360 days and actual days elapsed. Interest calculated pursuant to clause (II) above will be determined based on a year of (i) 365 days, in the case of Advances denominated in GBP and (ii) 360 days, in the case of Advances denominated in Euros or Canadian Dollars, in each case for the actual number of days elapsed.

“Base Rate Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.

“Benchmark” means, initially, for Advances denominated (a) in Dollars, the Term SOFR Reference Rate, (b) in GBP, the Adjusted SONIA Rate, (c) in Euros, the Adjusted EURIBOR Rate and (d) in Canadian Dollars, the Term CORRA Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark for such Eligible Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(b). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Borrowing” means a Borrowing that bears interest at a rate based on the applicable Benchmark, other than pursuant to the definition of “Base Rate”.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)            in the case of Advances denominated in Dollars, Daily Simple SOFR; or

(b)           the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body for the applicable Eligible Currency or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in such Eligible Currency and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in such Eligible Currency.

“Benchmark Replacement Date” means, as determined by the Administrative Agent, the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, as determined by the Administrative Agent, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 2.11.

“Beneficial Ownership Certificate” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BNY Affiliate” has the meaning assigned to such term in Section 2.19(f).

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrowing” has the meaning assigned to such term in Section 2.01.

“Borrowing Base” means, at any time, an amount equal to:

(a)          the Aggregate Collateral Balance (excluding unfunded commitments pursuant to clause (d) of the definition thereof) of all Eligible Collateral Loans, minus

(b)          (i) during the Reinvestment Period, the Excess Concentration Amount (without duplication of any unfunded commitments excluded pursuant to clause (a) of this definition) and (ii) after the Reinvestment Period, the Excess Concentration Amount calculated as of the last day of the Reinvestment Period.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified by the Administrative Agent with the consent of the Collateral Manager from time to time to the extent such form does not, in the good faith opinion of the Administrative Agent, accurately reflect the calculation of the Borrowing Base required hereunder, in each case, as notified to the Collateral Administrator in consultation with the Borrower.

“Borrowing Date” means the date of a Borrowing.

“Business Day” means any day other than a Saturday or Sunday; provided that days on which banks are authorized or required to close in New York City, Boston, Massachusetts, or in the state where the offices of the Collateral Agent, the Collateral Administrator, the Securities Custodian or the Collateral Custodian, initially, Houston, Texas, in each case, shall not constitute Business Days; provided further that, with respect to Advances denominated in (i) Euros, such day is also a TARGET Day, (ii) GBP, such day is also a day on which commercial banks are open for business in London, England and (iii) Canadian Dollars, such day is also a day on which commercial banks are open for business in Toronto, Ontario, Canada.

“CAD Interest Collection Account” has the meaning assigned to such term in Section 8.02(a).

“CAD Principal Collection Account” has the meaning assigned to such term in Section 8.02(a).

“Canadian Dollar” means the lawful currency for the time being of Canada.

“Cash” means Dollars immediately available on the day in question.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” hereunder regardless of the date of effectiveness.

“Change of Control” means, at any time, the occurrence of one of the following events: (a) the Fund shall cease to directly own, free and clear of all Liens (other than Permitted Liens at any time) or other encumbrances, all of the outstanding equity interests of the Borrower or (b) the Collateral Manager ceases to directly or indirectly manage the assets of the Borrower.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means June 1, 2026.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Administrator” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent Fee Letter” means the fee letter, dated as of the Closing Date, between the Collateral Agent and the Borrower setting forth the fees and other amounts payable by the Borrower to the Collateral Agent (in any of its capacities) in connection with the transactions contemplated by this Agreement and any other Facility Documents.

“Collateral Custodian” means BNY, in its capacity as collateral custodian under the Custodian Agreement, and any successor thereto in such capacity.

“Collateral Default Ratio” means, as of any date of determination, the percentage equivalent of a fraction (i) the numerator of which is equal to the product of (a) the sum of the Aggregate Principal Balance of all Collateral Loans that became Defaulted Collateral Loans during the immediately prior twelve (12) month period multiplied by (b) 1 minus the applicable Recovery Rate for each Collateral Loan, and (ii) the denominator of which is equal to (a) the sum of the Aggregate Principal Balance of all Eligible Collateral Loans as of the first day of each month during the immediately preceding twelve (12) months divided by (b) 12; provided that, for purposes of calculating this ratio, for any date of determination during the Ramp-Up Period, the denominator in the preceding clause (ii) shall equal the Facility Amount.

“Collateral Interest Amount” means, as of any date of determination, without duplication, the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Defaulted Collateral Loans and Ineligible Collateral Loans, in each case unless actually received), in each case during the Collection Period (and, if such Collection Period does not end on a Business Day, the next succeeding Business Day) in which such date of determination occurs.

“Collateral Loan” means a loan, debt obligation or debt security acquired by the Borrower.

“Collateral Management Standard” has the meaning assigned to such term in Section 11.02(d).

“Collateral Manager” means Stone Point, in its capacity as Collateral Manager hereunder and any successor thereto in accordance herewith.

“Collateral Manager Expense Cap” means, for any rolling twelve (12) month period, Collateral Manager Expenses in an amount equal to $100,000.

“Collateral Manager Expenses” means the out-of-pocket expenses incurred by the Collateral Manager in connection with the Facility Documents.

“Collateral Manager Removal Event” means any one of the following events:

(a)          the Collateral Manager breaches in any material respect any covenant or agreement applicable to it under this Agreement or any other Facility Document to which it is a party (it being understood that failure to meet any Coverage Test, Concentration Limitation, Collateral Quality Test or the Maximum Advance Rate Default Test is not a breach under this subclause (a)), and, if capable of being cured, is not cured within ten (10) Business Days of the earlier of (i) a Responsible Officer of the Borrower acquiring actual knowledge of such breach or (ii) its receiving written notice from either Agent of such breach;

(b)          the failure of any representation, warranty, or certification made or delivered by the Collateral Manager in or pursuant to this Agreement or any other Facility Document to be correct in any material respect when made and, if capable of being cured, is not cured within 30 calendar days of the earlier of (i) a Responsible Officer of the Borrower acquiring actual knowledge of such breach or (ii) its receiving written notice from either Agent of such failure;

(c)          the occurrence and continuation of an Event of Default described in Section 6.01(g)(i) or (ii) (in each case, to the extent relating to the Collateral Manager), or Section 6.01(g)(iii);

(d)          the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $5,000,000 against the Collateral Manager (net of amounts covered by insurance), and the Collateral Manager shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof;

(e)          the failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period set forth in the related agreements) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $5,000,000 if the effect of such failure has resulted in the acceleration of such debt;

(f)          the Collateral Manager shall amend, change or alter its credit and collection policies and procedures in a manner that has a material adverse effect on the Lenders without the prior written consent of each of the Lenders; or

(g)          a Change of Control occurs;

(h)          an Insolvency Event relating to the Collateral Manager occurs; or

(i)          (i) the occurrence of an act by the Collateral Manager that constitutes fraud or criminal activity in the performance of its obligations hereunder (as determined pursuant to a final adjudication by a court of competent jurisdiction) or the Collateral Manager being indicted for a criminal offense materially related to its business of providing asset management services and such indictment remains undismissed for at least 90 days or (ii) any Responsible Officer of the Collateral Manager primarily responsible for the performance by the Collateral Manager of its obligations hereunder (in the performance of his or her investment management duties) is indicted for a criminal offense materially related to the business of the Collateral Manager providing asset management services and continues to have responsibility for the performance by the Collateral Manager hereunder for a period of ten (10) days after such indictment.

“Collateral Manager Removal Notice” shall have the meaning specified in Section 11.01(b).

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination after the Ramp-Up Period, in the aggregate, the Collateral Loans owned (or, in relation to a proposed purchase of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy, or if not satisfied, maintain or improve, each of the tests set forth below, calculated, in each case, in accordance with Section 1.04:

(a)            the Minimum Weighted Average Spread Test;

(b)            the Minimum Weighted Average Coupon Test; and

(c)            the Maximum Weighted Average Life Test.

For the avoidance of doubt, the Collateral Quality Tests shall be deemed inapplicable during the Ramp-Up Period.

“Collection Account” has the meaning assigned to such term in Section 8.02 and includes the USD Principal Collection Account, the USD Interest Collection Account, the CAD Principal Collection Account, the CAD Interest Collection Account, the EUR Principal Collection Account, the EUR Interest Collection Account, the GBP Principal Collection Account and the GBP Interest Collection Account.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all Interest and fees and all other Obligations (other than contingent indemnification and reimbursement obligations which are unknown, unmatured and/or for which no claim giving rise thereto has been asserted) have been paid in full, and the Borrower shall have no further right to request any additional Advances.

“Collection Period” means, with respect to any Payment Date, the period commencing the day immediately following the prior Collection Period (or on the Closing Date, in the case of the Collection Period relating to the first Payment Date) and ending on the last day of the month that immediately precedes the month in which such Payment Date occurs or, in the case of the Collection Period immediately preceding the Final Maturity Date or the Collection Period immediately preceding an optional prepayment in whole of the Advances, ending on the Business Day preceding the Final Maturity Date or the date of such prepayment, respectively.

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance or the Lender Joinder Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06, increased from time to time pursuant to Section 2.18 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 13.06(a).

“Commitment Fee” has the meaning assigned to such term in the Lender Fee Letter.

“Commitment Termination Date” means the last day of the Reinvestment Period.

“Competitor” means any (i) (a) fund or “business development company” that devotes a significant portion of its business resources on credit lending and that directly and routinely competes with Stone Point’s direct lending business, (b) hedge fund or (c) specialty finance company, (ii) any Person controlled by, or controlling, or under common control with, a Person referred to in clause (i) above or (iii) any Person that serves as an investment advisor with discretionary investment authority to a Person referred to in clause (i) above; provided that, in no event shall the term “Competitor” include any commercial bank or investment bank.

“Concentration Limitations” means, as of any date of determination, the following limitations (calculated without duplication) as applied to the Aggregate Collateral Balance of the Eligible Collateral Loans (including, for Delayed Drawdown Collateral Loans and Revolving Collateral Loans, the unfunded commitments thereunder) owned (or, in relation to a proposed purchase of an Eligible Collateral Loan, proposed to be owned) by the Borrower, calculated as a percentage of (i) during the Ramp-Up Period (or such later date as may be extended by the Administrative Agent in its sole discretion), the Concentration Test Amount and (ii) at all times thereafter, the Aggregate Principal Balance of all Eligible Collateral Loans (including, for Delayed Drawdown Collateral Loans and Revolving Collateral Loans, the unfunded commitments thereunder) owned by the Borrower (after giving effect to any proposed purchase of Eligible Collateral Loans), plus the aggregate amount on deposit in the Principal Collection Account:

(a)            not more than 5.00% may consist of Collateral Loans that are issued by a single Obligor and its Affiliates, except that up to 6.67% may consist of Collateral Loans issued by each of the three largest single Obligors and their respective Affiliates;

(b)            as determined in good faith by the Collateral Manager, not more than 12.5% may consist of Collateral Loans that are issued by Obligors and their Affiliates that belong to any single GICS Industry Classification; provided not more than 18.00% may consist of Collateral Loans that are issued by Obligors and their Affiliates that belong to any of GICS Industry Classifications 202020 (Professional Services), 351020 (Health Care Providers & Services), 351030 (Health Care Technology), 402010 (Financial Services), 402020 (Consumer Finance), 402030 (Capital Markets), 451020 (IT Services) and 451030 (Software); provided, further, that (x) one of the foregoing GICS Industry Classifications may constitute up to 20.00% and (y) GICS Industry Classification 403010 (Insurance) may constitute up to 25.00%;

(c)            not more than 15.00% may consist of Second Lien Loans;

(d)            not more than 5.00% may consist of DIP Loans;

(e)            not more than 7.50% may consist of Collateral Loans denominated in an Eligible Foreign Currency; provided that any such Eligible Foreign Currency is subject to currency fluctuation hedging in form and substance reasonably satisfactory to the Administrative Agent;

(f)             not more than 10.00% may consist of Collateral Loans whose Obligors are domiciled in an Eligible Foreign Country; provided that not more than 5.00% may consist of Collateral Loans whose Obligors are domiciled in an Eligible Foreign Country located within the Euro Zone;

(g)          not more than 10.00% may consist of Partial PIK Loans that are currently paying a portion of interest “in-kind”; provided that any Partial PIK Loans that provide for periodic payments of interest thereon in cash at least semi-annually (i) with an applicable floating rate margin greater than or equal to 4.00% per annum or (ii) a fixed rate margin greater than or equal to 8.00% per annum shall be excluded from the limitations set forth in this clause (g);

(h)            not more than 15.00% may consist of the unfunded portions of Revolving Collateral Loans and Delayed Drawdown Collateral Loans, collectively;

(i)             not more than 10.00% may consist of Collateral Loans that provide for payment of interest less frequently than quarterly;

(j)             not more than 10.00% may consist of Discount Collateral Loans;

(k)           except in the case of Haircut Collateral Loans, not more than 15.00% may consist of Collateral Loans whose Obligors have an EBITDA that is less than $15,000,000;

(l)             except in the case of Haircut Collateral Loans, not more than 20.00% may consist of Collateral Loans that exceed one or more of the following limits: (i) the Obligor on such Collateral Loan is a Tier 1 Obligor and has (x) with respect to a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 5.75x, or (B) a Total Leverage Ratio greater than 8.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 6.75x; (ii) the Obligor on such Collateral Loan is a Tier 2 Obligor and has (x) with respect to a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 5.00x, or (B) a Total Leverage Ratio greater than 7.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 6.00x; (iii) the Obligor on such Collateral Loan is a Tier 3 Obligor and has (x) with respect to a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 4.25x, or (B) a Total Leverage Ratio greater than 6.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 5.25x or (iv) the Obligor on such Collateral Loan is a Tier 4 Obligor and has (x) with respect to a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio greater than 3.75x, or (B) a Total Leverage Ratio greater than 5.00x, or (y) with respect to a Stretch Senior Loan, a Total Leverage Ratio greater than 4.50x;

(m)           not more than 15.00% may consist of Collateral Loans that, at the time of acquisition thereof by the Borrower or the Borrower’s commitment to acquire the same, were LBO Loans;

(n)            not more than 10.00% may consist of Fixed Rate Loans;

(o)            not more than 25.00% may consist of Credit Improved Loans;

(p)            not more than 3.00% may consist of Collateral Loans with attached equity kickers (solely to the extent the rights with respect to such equity kicker are held by the Borrower);

(q)            not more than 20.00% may consist of Covenant Lite Loans;

(r)             not more than 10.00% may consist of Collateral Loans with a remaining term to maturity of more than seven (7) years but less than or equal to eight (8) years; and

(s)            not more than 5.00% may consist of participation interests; provided that, such participation interests are elevated to a full assignment within seventy-five (75) calendar days of acquisition thereof by the Borrower; provided however, that, if not so elevated, such Collateral Loan shall no longer constitute an Eligible Collateral Loan until such Collateral Loan is elevated, unless the Administrative Agent otherwise consents to a longer period in its sole discretion.

“Concentration Test Amount” means the Facility Amount then in effect divided by 72.5%.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR, SONIA, the Adjusted SONIA Rate, Daily Simple SONIA, the EURIBOR Rate, the Adjusted EURIBOR Rate, CORRA, the Term CORRA Rate or any other Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement for any Eligible Currency, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Accrual Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.09 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, trust agreement, bylaws, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, declaration of trust, certificate of formation, certificate of limited partnership and other agreement or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Covenant Lite Loan” means a Collateral Loan that does not require the Obligor to comply with at least one of the following financial covenants during each reporting period applicable to such Collateral Loan: maximum leverage, maximum senior leverage, maximum first lien leverage, minimum fixed charge coverage, minimum tangible net worth, minimum net worth, minimum debt service coverage, minimum interest coverage, maximum capital expenditures, minimum EBITDA, minimum liquidity, or other customary financial covenants; provided that, notwithstanding the foregoing, a Collateral Loan shall be deemed not to be a Covenant Lite Loan for all purposes if the Related Documents with respect to such Collateral Loan contain a cross-default provision to, or the Collateral Loan is pari passu with, another loan of the underlying Obligor that requires such Obligor to comply with one or more of the foregoing financial covenants; provided, further, that a Revolving Collateral Loan shall not be considered a Covenant Lite Loan if it contains any of the foregoing financial covenants but such covenants apply only if such Revolving Collateral Loan has an outstanding balance.

“Coverage Test” means each of (a) the Maximum Advance Rate Test and (b) the Interest Coverage Ratio Test.

“Covered Account” means each of the Collection Account (including the Interest Collection Account and the Principal Collection Account), the Payment Account, the Revolving Reserve Account, the USD Custodial Account and any subaccounts thereof. Each Covered Account shall be comprised of a securities account, and such subaccounts as the Collateral Agent deems necessary or convenient for the administration of this engagement.

“Credit Improved Loan” means:

(a)            with respect to any Defaulted Collateral Loan, after the date on which such loan became a Defaulted Collateral Loan (other than as a result of a Material Modification), (i) it is current on all required scheduled payments of principal, interest and recurring fees for a period of three months (if such loan pays monthly), two quarters (if such loan pays quarterly) or one year (if such loan pays semiannually) and (ii) it would satisfy the definition of Eligible Collateral Loan (other than clause (k) or clause (dd) thereof) if purchased at such time; and

(b)           with respect to any Collateral Loan which has been the subject of a Material Modification, either (i) after the date on which such loan became a Collateral Loan which is the subject of a Material Modification, (A) it is current on all required scheduled payments of principal, interest and recurring fees for a period of three months (if such loan pays monthly), two quarters (if such loan pays quarterly) or one year (if such loan pays semiannually) and (B) it would satisfy the definition of Eligible Collateral Loan (other than clause (k) thereof as a result of such Collateral Loan being subject to a Material Modification) if purchased at such time, or (ii) the Administrative Agent has consented in writing to such Collateral Loan no longer constituting a loan which has been the subject of a Material Modification hereunder.

“Credit Improved Loan Collateral Balance” means, for each Credit Improved Loan constituting an Eligible Collateral Loan, at any time, the lesser of (a) such Credit Improved Loan’s Principal Balance and (b) such Credit Improved Loan’s Market Value.

“Custodian Agreement” means that certain Custodian Agreement, dated as of the Closing Date, among the Collateral Custodian, the Borrower and the Collateral Agent.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), a rate per annum equal to SONIA for the day that is five (5) London Banking Days prior to such SONIA Interest Day.

“Data File” has the meaning specified in Section 8.07(a).

“Debt to Capitalization Ratio” means, with respect to any Collateral Loan, the ratio of total indebtedness for borrowed money to total capitalization of the related Obligor as calculated by the Collateral Manager in good faith using information from and calculations consistent with the relevant financial models, pro forma financial statements, compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Default” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulted Collateral Loan” means any Collateral Loan as to which at any time:

(a)            a default as to all or any portion of one or more payments of principal, interest or commitment fees (solely to the extent that a default in the payment of such commitment fees constitutes an event of default under the applicable Related Documents) has occurred (giving effect to any grace period applicable thereto but in no event exceeding ten (10) Business Days past the applicable due date);

(b)           a default (other than a payment default described in clause (a) of this definition) has occurred under the applicable Related Documents and for which the Borrower (or the agent or required lenders pursuant to the applicable Related Documents, as applicable) has elected to exercise any of its rights or remedies under the applicable Related Documents (relating to acceleration or foreclosing on collateral);

(c)           except in the case of a DIP Loan, an Insolvency Event with respect to the related Obligor has occurred;

(d)           any portion of principal and/or interest (other than default interest) payable thereunder has been waived or forgiven by the holders of such obligation (other than the waiver of any excess cash flow payment or mandatory prepayment for an asset sale, debt incurrence, equity raise or extraordinary receipt that was not due to the credit deterioration of the underlying Obligor);

(e)           the Collateral Manager has reasonably determined in accordance with the Collateral Management Standard that such Collateral Loan is not collectible or should be placed on “non-accrual” status; or

(f)            is subject to a Material Modification (subject to clause (i) of the proviso contained in the definition thereof), which has not been consented to by the Administrative Agent in its reasonable discretion (whether before or after the effectiveness thereof);

provided that a Collateral Loan that meets the criteria for a Credit Improved Loan shall no longer be characterized as a Defaulted Collateral Loan hereunder.

“Defaulted Collateral Loan Balance” means, for each Defaulted Collateral Loan, at any time, the lesser of (a) the current Market Value of such Defaulted Collateral Loan and (b) the product of (i) the Recovery Rate of such Defaulted Collateral Loan and (ii) the Principal Balance of such Defaulted Collateral Loan; provided that the Defaulted Collateral Loan Balance shall be zero (0) if such loan is a Defaulted Collateral Loan pursuant to the definition thereof for six (6) consecutive months.

“Defaulting Lender” means, at any time, any Lender that (a) has failed for two (2) or more Business Days after a Borrowing Date to fund its portion of an Advance (including its participation in a Swingline Advance) required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance (including participation in a Swingline Advance) hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgment or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.

“Delayed Drawdown Collateral Loan” means a Collateral Loan that (a) requires (whether or not subject to satisfaction of certain conditions precedent in the applicable Related Documents) the Borrower to make one or more future advances to the Obligor under the applicable Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that any such Collateral Loan will be a Delayed Drawdown Collateral Loan only to the extent of undrawn commitments and solely until all commitments by the Borrower to make advances on such Collateral Loan to the Obligor under the Related Documents expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a)            in the case of each Certificated Security (other than a Clearing Corporation Security) or Instrument:

(i)          causing the delivery of such Certificated Security or Instrument to the Securities Custodian (or, for any such items which are promissory notes or other evidence representing a loan obligation, the Collateral Custodian) by registering the same in the name of the Securities Custodian or its affiliated nominee or by endorsing the same to the Securities Custodian in blank;

(ii)          causing the Securities Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Covered Account; and

(iii)         causing the Securities Custodian (or, for any such items which are promissory notes or other evidence representing a loan obligation, the Collateral Custodian) to maintain continuous possession of such Certificated Security or Instrument;

(b)           in the case of each Uncertificated Security (other than a Clearing Corporation Security):

(i)          causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Securities Custodian; and

(ii)          causing the Securities Custodian to continuously indicate on its books and records that such Uncertificated Security is credited to the applicable Covered Account;

(c)          in the case of each Clearing Corporation Security:

(i)          causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Securities Custodian; and

(ii)          causing the Securities Custodian to continuously indicate on its books and records that such Clearing Corporation Security is credited to the applicable Covered Account;

(d)           in the case of each security issued or guaranteed by the United States of America or an agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (“FRB”) (each such security a “Government Security”):

(i)           causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Securities Custodian at such FRB; and

(ii)          causing the Securities Custodian to continuously indicate on its books and records that such Government Security is credited to the applicable Covered Account;

(e)           in the case of each Security Entitlement not governed by clauses (a) through (d) above:

(i)          causing a Securities Intermediary (x) to indicate on its books and records that the underlying Financial Asset has been credited to the appropriate Covered Account, (y) to receive a Financial Asset from a Securities Intermediary or to acquire the underlying Financial Asset from a Securities Intermediary, and in either case, accepting it for credit to the appropriate Covered Account or (z) to become obligated under any other law, regulation or rule to credit the underlying Financial Asset to a Securities Intermediary’s securities account;

(ii)          causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Securities Custodian and continuously indicating on its books and records that such Security Entitlement is credited to one of the Covered Accounts, which shall at all times be a securities account; and

(iii)         causing the Securities Custodian to continuously indicate on its books and records that such Security Entitlement (or all rights and property of the Securities Custodian representing such Security Entitlement) is credited to the applicable Covered Account;

(f)            in the case of Cash or Money:

(i)          causing the delivery of such Cash or Money to the Securities Custodian;

(ii)         [reserved]; and

(iii)        causing the Securities Custodian to continuously indicate on its books and records that such Cash or Money so held is credited to the applicable Covered Account;

(g)           with respect to such of the Collateral as constitutes an account or a general intangible or is not otherwise described in the foregoing clauses (a) through (f), causing to be filed with the Delaware Secretary of State a properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (which financing statement may have been previously filed) or any equivalent filing in any applicable jurisdiction; or

(h)           in the case of each of clauses (a) through (g) above, such additional or alternative procedures as may hereafter become appropriate to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

In addition, the Collateral Manager on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date” means the last day of each Collection Period.

“DIP Loan” means an obligation:

(a)           obtained or incurred after the entry of an order of relief in a case pending under Chapter 11 of the Bankruptcy Code;

(b)           to a debtor in possession as described in Chapter 11 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code);

(c)           on which the related Obligor is required to pay interest and/or principal on a current basis; and

(d)           approved by a Final Order or Interim Order of the bankruptcy court so long as such obligation is (i) fully secured by a Lien on the debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code, (ii) fully secured by a Lien of equal or senior priority on property of the debtor estate that is otherwise subject to a Lien pursuant to Section 364(d) of the Bankruptcy Code or (iii) secured by a junior Lien on the debtor’s encumbered assets (so long as such loan is fully secured based on the most recent current valuation or appraisal report, if any, of the debtor).

“Discount Collateral Loan” means any Collateral Loan having a purchase price of less than 95.0% of par.

“Dollar Equivalent” means, with respect to any amount of an Eligible Foreign Currency, the amount of Dollars that would be required to purchase the amount of such Eligible Foreign Currency, using the reciprocal foreign exchange rates obtained as described in the definition of the term Spot Rate.

“Dollars” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“EBITDA” means, with respect to any Relevant Test Period and any Collateral Loan, the meaning of the term “Adjusted EBITDA”, the term “EBITDA” or any comparable definition in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan, until the first testing period after the Related Documents have been executed) as determined in the good faith discretion of the Collateral Manager, and, in any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable definition is not defined in such Related Documents or marketing materials or financing model, an amount, for the principal Obligor thereunder and any of its parents or subsidiaries that are obligated as guarantor pursuant to the Related Documents for such Collateral Loan and their respective Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Collateral Manager in case of any acquisitions)) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), amortization of intangibles (including goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, extraordinary, one-time and/or non-recurring losses or charges, and any other item the Collateral Manager deems to be appropriate. Notwithstanding the foregoing, in no event shall the EBITDA of an Obligor be based solely on prospective or modeled performance without any consideration for historical performance (including pro forma calculations).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any Person established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Means” has the meaning assigned to such term in Section 13.02.

“Eligible Collateral Loan” means a Collateral Loan that meets each of the following criteria as of the date when such criteria are applicable (unless expressly waived by Administrative Agent); it being understood that such criteria in the definition of Eligible Collateral Loan that are specified to be applicable only as of the date of acquisition shall not be applicable after the date of acquisition of such Collateral Loan:

(a)           is a First Lien Loan (including, for the avoidance of doubt, a Stretch Senior Loan), Split First Lien Loan or a Second Lien Loan;

(b)           at the time of acquisition thereof by the Borrower, was acquired for a purchase price of more than 85% of par;

(c)           permits the purchase thereof by or assignment thereof to the Borrower and the pledge thereof to the Collateral Agent;

(d)           is denominated and payable in an Eligible Currency; provided that any such Eligible Foreign Currency is subject to currency fluctuation hedging in form and substance reasonably satisfactory to the Administrative Agent;

(e)          the primary Obligor thereon (i.e., the Obligor under which the loan was principally underwritten) is domiciled in (i) the United States (or any state, territory or possession thereof) or (ii) any Eligible Foreign Country;

(f)            no portion thereof (including any conversion option, exchange option, warrant or other component thereof) is exchangeable or convertible into an Equity Security at the option of the related Obligor;

(g)           is not an Equity Security or a component of an Equity Security; provided that a Collateral Loan that includes an equity kicker but otherwise satisfies this definition shall be deemed to satisfy this clause (g);

(h)           at the time of acquisition thereof by the Borrower, is not the subject of an offer or call for redemption;

(i)            does not constitute Margin Stock;

(j)            does not subject the Borrower to withholding tax (other than withholding tax on amendment, waiver, consent, extension, commitment and similar fees), unless the related Obligor is required to make “gross-up” payments that ensure that the net amount actually received by the Borrower (after payment of all taxes, whether imposed on such Obligor or the Borrower) will equal the full amount that the Borrower would have received had no such taxes been imposed;

(k)           at the time of acquisition thereof by the Borrower, is not a Defaulted Collateral Loan;

(l)            is not a Non-Cash Paying PIK Loan;

(m)          is not a Zero Coupon Obligation;

(n)           [reserved];

(o)           is not a Structured Finance Obligation, a bond, a synthetic security, a finance lease or chattel paper;

(p)           provides for the full principal balance to be payable at or prior to its maturity;

(q)          [reserved];

(r)            has a remaining term to maturity of not more than eight (8) years;

(s)           provides for payment of interest at least semi-annually;

(t)            at the time of acquisition thereof by the Borrower, the obligation of the related Obligor to pay principal and interest is not contingent on any material non-credit related risk (such as the occurrence of a catastrophe), as determined by the Collateral Manager in its sole discretion;

(u)            is not an obligation (other than a Revolving Collateral Loan or a Delayed Drawdown Collateral Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(v)          will not cause the Borrower or the pool of Collateral to be required to be registered as an investment company under the Investment Company Act;

(w)          was underwritten based on the enterprise value of the applicable Obligor and not primarily the value of any real estate securing such Collateral Loan;

(x)            is not an interest only obligation (meaning, for the avoidance of doubt, that the obligations thereunder constitute only interest payments (e.g., an I/O strip and not an obligation with a bullet or balloon principal payment));

(y)           is not a letter of credit (other than a Revolving Collateral Loan that includes a letter of credit sub-facility as long as the Borrower is not the letter of credit issuer with respect thereto);

(z)            if such Collateral Loan is a “registration-required obligation” within the meaning of Section 163(f)(2) of the Code, it is in “registered” form for U.S. federal income tax purposes;

(aa)          is evidenced by a note or other instrument (including an assignment agreement or transfer document) that has been Delivered to the Collateral Custodian in accordance with the Custodian Agreement;

(bb)         for such Collateral Loan, has (i) a Tier 1 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of less than or equal to 6.25x and (B) a Total Leverage Ratio of less than or equal to 8.50x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of less than or equal to 7.25x; (ii) a Tier 2 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of less than or equal to 5.50x and (B) a Total Leverage Ratio of less than or equal to 7.50x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of less than or equal to 6.50x; (iii) a Tier 3 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of less than or equal to 4.75x and (B) a Total Leverage Ratio of less than or equal to 6.50x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of less than or equal to 5.75x; or (iv) a Tier 4 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of less than or equal to 4.25x and (B) a Total Leverage Ratio of less than or equal to 5.50x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of less than or equal to 5.00x; provided that any such Collateral Loan that does not meet the criteria in this clause (bb) (but, for the avoidance of doubt, otherwise constitutes an Eligible Collateral Loan) at any time shall not be considered an Ineligible Collateral Loan, but shall be considered a Haircut Collateral Loan, hereunder;

(cc)         at the time of acquisition thereof by the Borrower, the Obligor of such Collateral Loan has an EBITDA of at least $5,000,000; provided that any such Collateral Loan that does not meet the criteria in this clause (cc) (but, for the avoidance of doubt, otherwise constitutes an Eligible Collateral Loan) at any time after such acquisition date shall not be considered an Ineligible Collateral Loan, but shall be considered a Haircut Collateral Loan, hereunder;

(dd)         at the time of acquisition thereof by the Borrower, has not been more than thirty (30) days past due with respect to payments of either interest or principal on such Collateral Loan within the past twelve (12) months;

(ee)         the Related Documents for such Collateral Loan are governed by the laws of (i) the United States (or any state thereof) or (ii) any Eligible Foreign Country;

(ff)           is not an obligation of an Obligor (or guarantor) whose primary source of revenue or income is derived from (i) assault weapons or firearms manufacturing, (ii) payday, title or predatory lending or prostitution, escort services or the dealing, distribution or production of pornography, (iii) the internet gaming industry (other than hospitality and/or resorts development, or the management thereof), including deposit accounts and/or payment services for internet gaming, or (iv) the growth and sale of marijuana;

(gg)         with respect to participation interests, such participation interest has been elevated to a full assignment within 75 calendar days since acquisition thereof by the Borrower (and if not so elevated, such Collateral Loan shall no longer constitute an Eligible Collateral Loan until such Collateral Loan is elevated unless the Administrative Agent otherwise consents to a longer period);

(hh)         [reserved];

(ii)           such Collateral Loan, together with the Related Documents related thereto, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor (including any applicable guarantor) enforceable against such Obligor (including any applicable guarantor) in accordance with its terms subject to customary bankruptcy, insolvency and equity limitations, (ii) is not subject to (or, at the time the Borrower first acquires any interest in such Collateral Loan, to the knowledge of the Borrower, the subject of any assertions or threats of) any litigation, dispute or offset, and (iii) contains provisions substantially to the effect that the Obligor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the holder thereof or any assignee;

(jj)           such Collateral Loan is eligible under its Related Documents (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Borrower and to have a security interest therein granted to the Collateral Agent, for the benefit of the Secured Parties;

(kk)         all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition, transfer or performance of such Collateral Loan have been duly obtained, effected or given and are in full force and effect; and

(ll)           (i) the Borrower has good and marketable title to, and is the sole owner of, such Collateral Loan and (ii) the Borrower has granted to the Collateral Agent a valid and perfected first priority security interest in such Collateral Loan (subject to Permitted Liens), for the benefit of the Secured Parties.

“Eligible Currency” means Dollars or any Eligible Foreign Currency.

“Eligible Foreign Country” means any of (i) Canada (or any province thereof), Australia, the United Kingdom, the Cayman Islands, and each country within the Euro Zone (other than Bulgaria, Croatia, Cyprus, Estonia, Greece, Latvia, Lithuania, and Malta) or (ii) such other jurisdictions as may be consented to by the Administrative Agent in its sole discretion.

“Eligible Foreign Currency” means Canadian Dollars, Euros or GBP.

“Eligible Investments” means any Dollar investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

(a)           direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b)           demand or time deposits in, certificates of deposit of, bank deposit products, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Securities Intermediary or the Administrative Agent or any agent thereof acting in its commercial capacity); provided that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by S&P and “P-1” by Moody’s;

(c)            commercial paper that (i) is payable in Dollars and (ii) is rated at least “A-1” by S&P and “P-1” by Moody’s; and

(d)           units of money market funds having a rating of the Highest Required Investment Category from each of S&P and Moody’s.

No Eligible Investment shall have an “f,” “r,” “p,” “pi,” “q,” “sf” or “t” subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective Affiliates, or any entity for whom the Collateral Agent, the Administrative Agent, the Securities Custodian, the Collateral Administrator or any of their respective Affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Eligible Investment at the time of acquisition) or acts as offeror thereof. The Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Securities Custodian shall not have any obligation to determine or oversee compliance with the foregoing.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Group” means, with respect to any Person, all corporations or trades or businesses (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of Section 302 of ERISA or Section 412 of the Code, under Section 414(m) or (o) of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 12.07(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.07(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 12.07(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.07(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.07(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EUR Interest Collection Account” has the meaning assigned to such term in Section 8.02(a).

“EUR Principal Collection Account” has the meaning assigned to such term in Section 8.02(a).

“EURIBOR Rate” means, with respect to any Interest Accrual Period, the rate per annum equal to the Euro Interbank Offered Rate as administered by the European Money Markets Institute (or any successor administrator) for a period equal in length to such Interest Accrual Period as displayed on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., Brussels time, two (2) TARGET Days prior to the first day of such Interest Accrual Period.

“Euros” means the lawful currency of each state so described in any EMU Legislation introduced in accordance with the EMU Legislation.

“Euro Zone” means the economic and geographic region consisting of all of the countries within the European Union that incorporate the Euro as their national currency.

“Event of Default” means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, the portions (calculated by the Collateral Manager in its reasonable discretion to minimize the Excess Concentration Amount and without duplication) of the Aggregate Collateral Balance of each Eligible Collateral Loan that cause such Concentration Limitations to be exceeded; provided that (i) any Excess Concentration Amount related to clause (k) of the definition of Concentration Limitations shall be calculated as the product of (a) the portions (calculated without duplication) of the Aggregate Collateral Balance of each Eligible Collateral Loan that causes such Concentration Limitations to be exceeded, times (b) 1 minus the Recovery Rate applicable to each such Eligible Collateral Loan and (ii) any Excess Concentration Amount related to clause (l) of the definition of Concentration Limitations shall be calculated as the product of (a) the portions of the Aggregate Collateral Balance of each Eligible Collateral Loan that causes such Concentration Limitation to be exceeded, times (b) 1 minus the lower of (x) 90% or (y) the Market Value applicable to such Collateral Loan.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Collateral Loan included as part of the Collateral, which amount is attributable to the payment of any Taxes, fees or other charges imposed by any Governmental Authority on such Collateral Loan or on any underlying asset securing such Collateral Loan, (b) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Loan to the extent such amount is attributable to a time before the acquisition thereof by the Borrower, and (c) any amount received in the Collection Account (or other applicable account) representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Loans which are held in an escrow account for the benefit of the Obligor and the applicable secured party pursuant to escrow arrangements under a Related Document and (iii) any amount received in the Collection Account in error (including with respect to any Collateral Loan that is replaced by a Substitute Loan, or that is otherwise sold or transferred by the Borrower pursuant to Section 10.03, to the extent such amount is attributable to a time after the effective date of such replacement or sale).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.03(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Amount” means (a) on or prior to the Commitment Termination Date, $200,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06 or increased pursuant to Section 2.18) and (b) following the Commitment Termination Date, the outstanding principal balance of all the Advances.

“Facility Amount Increase” has the meaning assigned to such term in Section 2.18(a).

“Facility Amount Increase Agreement” has the meaning assigned to such term in Section 2.18(a).

“Facility Amount Increase Request” has the meaning assigned to such term in Section 2.18(a).

“Facility Documents” means this Agreement, the Notes, the Swingline Note, the Account Control Agreement, the Collateral Agent Fee Letter, the Custodian Agreement, the Administrative Agent Fee Letter, the Lender Fee Letter, the Purchase and Contribution Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest in the Collateral.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower, the Collateral Administrator and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error. Notwithstanding anything herein to the contrary, in no event shall the Federal Funds Rate be less than 0.00%.

“Final Maturity Date” means the earlier of (a) the first anniversary of the Scheduled Reinvestment Period End Date (or such later date as may be agreed by the Borrower and each of the Lenders and notified in writing to the Agents) or (b) the date of the termination of the Commitments and acceleration of the Obligations pursuant to Section 6.01.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“First Lien/Last Out Loan” means any Collateral Loan (other than a Split First Lien Loan) that would constitute a First Lien Loan (other than by operation of the proviso in the definition thereof) but that, at any time prior to and/or after an event of default under the applicable Related Document, will be paid after one or more tranches of first lien loans issued by the same Obligor have been paid in full in accordance with a specified waterfall or other priority of payments specified in the applicable Related Documents.

“First Lien Loan” means any Collateral Loan (for purposes of this definition, a “loan”) that (I) meets the following criteria:

(a)           is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such loan, unless such loan is a Split First Lien Loan;

(b)           is secured by a valid first priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such loan (whether or not such loan is also secured by any lower priority Lien on other collateral), but subject to purchase money Liens and customary Liens for taxes or regulatory charges not then due and payable and other Permitted Liens under the Related Documents;

(c)           is secured, pursuant to such first priority perfected Lien, by collateral having a value (determined as set forth below) that is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay such Collateral Loan in accordance with its terms plus the aggregate Principal Balances of all other loans of equal seniority secured by a first Lien in the same collateral; and

(d)           is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates; or

(II) is otherwise agreed to be classified as a First Lien Loan by the Administrative Agent;

provided that a First Lien/Last Out Loan shall not constitute a First Lien Loan. For the avoidance of doubt, a Split First Lien Loan and Stretch Senior Loan shall constitute a First Lien Loan; provided, however, that, for purposes of determining the applicable Advance Rate for a Stretch Senior Loan (or portion thereof), such Advance Rate shall be determined in accordance with the definition of Stretch Senior Loan.

The determination as to whether clause (c) of this definition is satisfied shall be based on both (a) an analysis of the enterprise value of the related Obligor by the Collateral Manager or an Appraisal or other valuation (which may be an internal Appraisal or valuation performed by the Collateral Manager) performed on or about the date of acquisition by the Borrower or of the most recent restructuring of such Collateral Loan, and (b) the Collateral Manager’s judgment at the time such Collateral Loan is acquired by the Borrower.

“Fixed Rate Loan” means any Collateral Loan that bears a fixed rate of interest.

“Floating Rate Loan” means any Collateral Loan that bears a floating rate of interest.

“Floor” means a rate of interest equal to 0.00%.

“Floor Loan” means, as of any date:

(i)            a Floating Rate Loan (1) for which the Related Documents provide for a SOFR rate option (or other applicable benchmark rate) and that such SOFR rate (or other applicable benchmark rate) is calculated as the greater of a specified “floor” rate per annum and the SOFR rate (or other applicable benchmark rate) for the applicable interest period and (2) that, as of such date, bears interest based on such SOFR rate option (or other applicable benchmark rate), but only if as of such date the SOFR rate (or other applicable benchmark rate) for the applicable interest period is less than such floor rate; and

(ii)            a Floating Rate Loan (1) for which the Related Documents provide for a base or prime rate option and such base or prime rate is calculated as the greater of a specified “floor” rate per annum and the base or prime rate for the applicable interest period and (2) that, as of such date, bears interest based on such base or prime rate option, but only if as of such date the base or prime rate for the applicable interest period is less than such floor rate.

“FRB” has the meaning specified in the definition of Deliver.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Percentage of the amount of Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.

“Fund” means Stone Point Credit Income Fund, a Delaware statutory trust.

“Fund Affiliated SPV” means any special purpose vehicle that is a Controlled Affiliate of the Fund.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the term of the Commitments (other than an increase of the Commitment of a particular Lender or the addition of a new Lender agreed to by the relevant Lender pursuant to Section 2.18) or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fees, indemnities or other amounts due to any Lender hereunder, (c) reduce the amount of any such payment of principal of the Advances, (d) reduce the rate at which Interest is payable thereon or any fee or indemnity is payable hereunder, (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 9.01, Section 13.01(b) or Section 13.14(b), (g) modify the definition of the terms “Required Lenders”, “Maximum Available Amount”, “Maximum Advance Rate Test”, “Maximum Advance Rate Default Test” or “Minimum Equity Amount”, (h) modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (i) extend the Reinvestment Period or (j) agree to the direct or indirect subordination of any lien or claim securing the Obligations in connection with this Agreement; provided that, notwithstanding the foregoing “Fundamental Amendments” shall not include any amendments, modifications, waivers or supplements to the definition of “Collateral Quality Test” or any component definition thereof.

“Fund Collateral Loan” means any Collateral Loan sold and/or contributed by the Fund to the Borrower pursuant to the Purchase and Contribution Agreement.

“Fund Collateral Loan Balance” means, as of any date of determination, an amount equal to the Aggregate Principal Balance of all Fund Collateral Loans acquired by the Borrower from the Fund prior to such date.

“FX Terms” has the meaning assigned to such term in Section 2.19(f).

“FX Transactions” has the meaning assigned to such term in Section 2.19(f).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“GBP” means the lawful currency of the United Kingdom.

“GBP Interest Collection Account” has the meaning assigned to such term in Section 8.02(a).

“GBP Principal Collection Account” has the meaning assigned to such term in Section 8.02(a).

“GICS” means, as of any date, the most recently published Global Industry Classification Standard.

“GICS Industry Classification” means the GICS industry classifications set forth in Schedule 4 hereto, as such industry classifications shall be updated at the option of the Collateral Manager if revised industry classifications are published and the Administrative Agent consents thereto in its commercially reasonable discretion. The determination of which GICS Industry Classification to which an Obligor belongs shall be made in good faith by the Collateral Manager and shall be conclusive absent manifest error.

“Government Security” has the meaning specified in the definition of Deliver.

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Securities and Exchange Commission, the stock exchanges, any Federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other Person of any of the foregoing, whether domestic or foreign.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Haircut Collateral Loan” means, at any time without duplication, any Collateral Loan (x) that had satisfied clause (cc) of the definition of Eligible Collateral Loan on the related acquisition date by the Borrower, but at any such time after the related acquisition date is no longer satisfying clause (cc) of the definition of Eligible Collateral Loan or (y) which at any time does not satisfy clause (bb) of the definition of Eligible Collateral Loan.

“Haircut Collateral Loan Balance” means (I) for each First Lien Loan or Split First Lien Loan constituting a Haircut Collateral Loan solely as a result of the failure to satisfy clause (bb) of the definition of Eligible Collateral Loan, at any time, the lesser of (a) the current Market Value of such Haircut Collateral Loan, and (b) the product of (i) the Principal Balance of such Haircut Collateral Loan and (ii) 1 minus (w) for a Haircut Level 1 Collateral Loan, 10%, (x) for a Haircut Level 2 Collateral Loan, 20%, (y) for a Haircut Level 3 Collateral Loan, 35% and (z) for a Haircut Level 4 Collateral Loan, 50%, (II) for each Collateral Loan constituting a Haircut Collateral Loan solely as a result of the failure to satisfy clause (cc) of the definition of Eligible Collateral Loan, at any time, the lesser of (a) the current Market Value of such Haircut Collateral Loan and (b) the product of (x) the Principal Balance of such Haircut Collateral Loan and (y) the Recovery Rate for such Collateral Loan and (III) for each Haircut Collateral Loan constituting a Second Lien Loan at any time, the lesser of (a) the current Market Value of such Haircut Collateral Loan and (b) the product of (x) the Principal Balance of such Haircut Collateral Loan and (y) (i) with respect to Haircut Level 1 Collateral Loans, Haircut Level 2 Collateral Loans and Haircut Level 3 Collateral Loans, 1 minus 50% and (ii) with respect to Haircut Level 4 Collateral Loans, 1 minus 70%. Any Collateral Loan constituting a Haircut Collateral Loan as a result of the failure to satisfy both clause (bb) and clause (cc) of the definition of Eligible Collateral Loan shall have its Haircut Collateral Loan Balance calculated in accordance with clause (II) above.

“Haircut Level 1 Collateral Loan” means a Haircut Collateral Loan that is to:

(i)            a Tier 1 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 6.25x but less than or equal to 6.75x or (B) a Total Leverage Ratio of greater than 8.50x but less than or equal to 9.00x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 7.25x but less than or equal to 7.75x;

(ii)           a Tier 2 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 5.50x but less than or equal to 6.00x or (B) a Total Leverage Ratio of greater than 7.50x but less than or equal to 8.00x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 6.50x but less than or equal to 7.00x;

(iii)           a Tier 3 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 4.75x but less than or equal to 5.25x or (B) a Total Leverage Ratio of greater than 6.50x but less than or equal to 7.00x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 5.75x but less than or equal to 6.25x; or

(iv)          a Tier 4 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 4.25x but less than or equal to 4.75x or (B) a Total Leverage Ratio of greater than 5.50x but less than or equal to 6.00x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 5.00x but less than or equal to 5.50x.

“Haircut Level 2 Collateral Loan” means a Haircut Collateral Loan that is to:

(i)             a Tier 1 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 6.75x but less than or equal to 7.25x or (B) a Total Leverage Ratio of greater than 9.00x but less than or equal to 9.50x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 7.75x but less than or equal to 8.25x;

(ii)            a Tier 2 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 6.00x but less than or equal to 6.50x or (B) a Total Leverage Ratio of greater than 8.00x but less than or equal to 8.50x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 7.00x but less than or equal to 7.50x;

(iii)           a Tier 3 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 5.25x but less than or equal to 5.75x or (B) a Total Leverage Ratio of greater than 7.00x but less than or equal to 7.50x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 6.25x but less than or equal to 6.75x; or

(iv)          a Tier 4 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 4.75x but less than or equal to 5.25x or (B) a Total Leverage Ratio of greater than 6.00x but less than or equal to 6.50x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 5.50x but less than or equal to 6.00x.

“Haircut Level 3 Collateral Loan” means a Haircut Collateral Loan that is to:

(i)             a Tier 1 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 7.25x but less than or equal to 7.75x or (B) a Total Leverage Ratio of greater than 9.50x but less than or equal to 10.00x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 8.25x but less than or equal to 8.75x;

(ii)            a Tier 2 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 6.50x but less than or equal to 7.00x or (B) a Total Leverage Ratio of greater than 8.50x but less than or equal to 9.00x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 7.50x but less than or equal to 8.00x;

(iii)           a Tier 3 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 5.75x but less than or equal to 6.25x or (B) a Total Leverage Ratio of greater than 7.50x but less than or equal to 8.00x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 6.75x but less than or equal to 7.25x; or

(iv)          a Tier 4 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 5.25x but less than or equal to 5.75x or (B) a Total Leverage Ratio of greater than 6.50x but less than or equal to 7.00x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 6.00x but less than or equal to 6.50x.

“Haircut Level 4 Collateral Loan” means a Haircut Collateral Loan that is to:

(i)             a Tier 1 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 7.75x or (B) a Total Leverage Ratio of greater than 10.00x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 8.75x;

(ii)            a Tier 2 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 7.00x or (B) a Total Leverage Ratio of greater than 9.00x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 8.00x;

(iii)           a Tier 3 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 6.25x or (B) a Total Leverage Ratio of greater than 8.00x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 7.25x; or

(iv)           a Tier 4 Obligor with (x) in respect of a Collateral Loan other than a Stretch Senior Loan, (A) a Senior Leverage Ratio of greater than 5.75x or (B) a Total Leverage Ratio of greater than 7.00x, or (y) in respect of a Stretch Senior Loan, a Total Leverage Ratio of greater than 6.50x.

“Highest Required Investment Category” means (a) with respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three month instruments, “Aa3” and “P-1” for six month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months and (b) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments.

“Indemnified Party” has the meaning assigned to such term in Section 13.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Accountants” has the meaning assigned to such term in Section 8.09(a).

“Independent Manager” means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower, the Fund or any of their respective Affiliates (other than his or her service as an Independent Manager of the Borrower, the Fund or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower, the Fund or any of their Affiliates (other than his or her service as an Independent Manager of the Borrower, the Fund or any such Affiliate); (iii) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of the Borrower or any Affiliate of the Borrower or (iv) any member of the immediate family of a person described in clauses (i), (ii) or (iii); provided that an independent manager may serve in similar capacities for other special purpose entities established from time to time by Affiliates of the Borrower and (B) has, (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Ineligible Collateral Loan” means, at any time, a Collateral Loan or any portion thereof, that fails to satisfy any criteria of the definition of Eligible Collateral Loan as of the date when such criteria are applicable; it being understood that such criteria in the definition of Eligible Collateral Loan that are specified to be applicable only as of the date of acquisition of such Collateral Loan shall not be applicable after the date of acquisition of such Collateral Loan.

“Initial AUP Report Date” has the meaning assigned to such term in Section 8.09.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for each day during an Interest Accrual Period, the sum of the products (for each day during such Interest Accrual Period) of:

where:

IR	= the Interest Rate for such Interest Accrual Period;

P	= the principal amount of the Advances outstanding on such day; and

D	=	(i) in the case of Advances denominated in any Eligible Currency other than GBP, 360 days and (ii) in the case of Advances denominated in GBP, 365 days.

“Interest Accrual Period” means (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month preceding the first Payment Date and (b) with respect to any subsequent Payment Date, the period commencing on the first day of the calendar month in which the preceding Payment Date occurred and ending on the last day of the calendar month immediately preceding the month in which such Payment Date occurs; provided, that the final Interest Accrual Period hereunder shall end on and include the day prior to the payment in full of the Advances hereunder.

“Interest Collection Account” means the USD Interest Collection Account, the CAD Interest Collection Account, the EUR Interest Collection Account or the GBP Interest Collection Account, as applicable.

“Interest Coverage Ratio” means, on any Monthly Reporting Date, the percentage equal to:

(a)           an amount equal to the Collateral Interest Amount at such time; divided by

(b)           the amount payable on the Payment Date immediately following such date of determination, in each case pursuant to Section 9.01(a)(i)(A) through (E).

“Interest Coverage Ratio Test” means a test that is satisfied on any Monthly Reporting Date if the Interest Coverage Ratio is greater than or equal to 125%; provided that the Interest Coverage Ratio Test shall be deemed to be satisfied on any day prior to the initial Advance hereunder.

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a)            all payments of interest and other income received in cash by the Borrower during such Collection Period on the Collateral Loans (including interest and other income received in cash on Ineligible Collateral Loans and the accrued interest received in cash in connection with a sale of any such Collateral Loan during such Collection Period);

(b)           all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with amounts credited to the Revolving Reserve Account;

(c)           all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period unless the Collateral Manager has determined in its sole discretion that such payments are to be treated as Principal Proceeds; and

(d)           commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Collateral Manager has determined in its sole discretion that such payments are to be treated as Principal Proceeds;

provided that:

(1)           [reserved];

(2)           any amounts received in respect of any Equity Security that was received in exchange for a Defaulted Collateral Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Equity Security equals the outstanding Principal Balance of the related Collateral Loan, at the time it became a Defaulted Collateral Loan, for which such Equity Security was received in exchange; and

(3)           all Cash received as equity contributions from the Fund will constitute Principal Proceeds unless specified by the Collateral Manager pursuant to Section 10.05.

“Interest Rate” means, for any Interest Accrual Period, an interest rate per annum equal to (a) at the election of the Administrative Agent or Required Lenders, at any time an Event of Default has occurred and is continuing (and has not otherwise been waived by the Lenders pursuant to the terms hereof), the Base Rate plus the Applicable Margin, (b) with respect to Swingline Advances, the Base Rate plus the Applicable Margin or (c) in all other cases, subject to Section 2.11, the applicable Benchmark plus the Applicable Margin.

“Interim Order” means an order, judgment, decree or ruling entered after notice and a hearing conducted in accordance with Bankruptcy Rule 4001(c) granting interim authorization, the operation or effect of which has not been stayed, reversed or amended.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“Judgment Currency” has the meaning assigned in Section 13.24.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“LBO Loan” means any Collateral Loan (a) the proceeds of which are used to finance the acquisition of the Obligor by the sponsor thereof and (b) that has an Obligor with equity of less than 25% of its total capitalization at the time of such acquisition, as determined by the Collateral Manager in its commercially reasonable discretion.

“Lender” means each Person identified as a Lender on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or a Lender Joinder Agreement. For the avoidance of doubt, the Swingline Lender shall constitute a “Lender” with respect to the repayment of Swingline Advances for all purposes hereunder.

“Lender Fee Letter” means that certain fee letter, dated as of June 1, 2026, by and among the Administrative Agent, the Lenders and the Borrower.

“Lender Joinder Agreement” has the meaning assigned in Section 2.18(b).

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, assessments, fines, charges, demands, suits, costs, reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever, whether or not brought by the Borrower, the Collateral Manager or any third party.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction); provided that “Lien” does not include (i) customary restrictions on assignments or transfers thereof on customary and market based terms pursuant to the Related Documents relating to any Collateral Loan or (ii) in the case of any Equity Securities, customary drag-along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer.

“Listed Collateral Loan” means, at any time, a Collateral Loan for which three or more bids are quoted and available from Loan Pricing Corporation, Mark-it Partners (formerly known as Loan X), Interactive Data Corporation or another nationally recognized broker-dealer or nationally recognized quotation service requested by the Collateral Manager and approved from time to time by the Administrative Agent and the Required Lenders.

“Listed Value” means, for any Listed Collateral Loan at any time, the bid price for such Collateral Loan most recently quoted by Loan Pricing Corporation, Mark-it Partners (formerly known as Loan X) or Interactive Data Corporation and obtained by the Collateral Manager, or quoted by another nationally recognized broker-dealer or nationally recognized quotation service as may be approved from time to time by the Administrative Agent if so requested by the Borrower; provided that, if the Collateral Manager reasonably believes that the price quoted by any such source is based on less than three bona fide bids, then the Collateral Manager, by notice to the Administrative Agent, may determine the Listed Value in accordance with clause (b) of the definition of Market Value.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Value” means, as of any date, for any Collateral Loan held by the Borrower:

(a)          if such loan is a Listed Collateral Loan as of such date, the Listed Value of such loan as at such date; and

(b)          if such loan is not a Listed Collateral Loan as of such date, the lower of (i) the fair market value of such Collateral Loan as reasonably determined by the Collateral Manager in accordance with the Collateral Management Standard and (ii) the purchase price in respect of such Collateral Loan (expressed as a percentage of par) minus any loss reserves maintained by the Borrower in respect of such Collateral Loan in accordance with GAAP.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower or the Collateral Manager either individually or taken as a whole (excluding a decline in the asset value of the Borrower or a change in general market conditions or values of the loans and investments held by the Borrower), (b) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Loans or the Related Documents generally or any material portion of the Collateral Loans or the Related Documents, (c) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (d) the ability of each of the Borrower or the Collateral Manager to perform its obligations under any Facility Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral; provided that if a material adverse effect described in clause (b) or (d) affects or impairs the rights and remedies of the Borrower with respect to the validity, enforceability, legality or collectability of only a portion of the Collateral (and not as a whole), such effects shall not constitute a Material Adverse Effect at any time that such affected Collateral Loans are excluded from the Borrowing Base.

“Material Modification” means, with respect to any Collateral Loan, any amendment, waiver, consent or modification of a Related Document with respect thereto (it being agreed and understood that a release document or similar instrument executed or delivered in connection with a disposition that is otherwise permitted under the applicable Related Documents shall not constitute an amendment or modification to such Related Document) executed or effected after the date on which such Collateral Loan is acquired by the Borrower, that:

(a)            reduces or waives one or more interest payments or permits any interest due with respect to such Collateral Loan in cash to be deferred or capitalized and added to the principal amount of such Collateral Loan (other than (i) any deferral or capitalization already expressly permitted by the terms of its Related Documents or pursuant to the application of a pricing grid, in each case, as of the date such Collateral Loan was acquired by the Borrower or (ii) after giving effect to such modification, the Cash pay interest rate is equal to or greater than the applicable rate specified in the proviso to the definition of Partial PIK Loan);

(b)           contractually or structurally subordinates such Collateral Loan by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor;

(c)           substitutes or releases the underlying assets securing such Collateral Loan (other than as expressly permitted by the Related Documents as of the date such Collateral Loan was acquired by the Borrower) or releases any material guarantor or co-Obligor from its obligations with respect thereto and, in each case, each such substitution or release materially and adversely affects the value of such Collateral Loan (as determined by the Administrative Agent in a commercially reasonable manner);

(d)           waives, extends or postpones any scheduled payment (including at maturity) or mandatory prepayment of principal on such Collateral Loan (subject to the carveout in subclause (ii) of the below proviso); or

(e)           reduces or forgives any principal amount of such Collateral Loan;

provided that (i) any Collateral Loan subject to a Material Modification which subsequently becomes a Credit Improved Loan shall no longer be considered to have been subject to a Material Modification hereunder unless such Collateral Loan is subject to a subsequent Material Modification; and (ii) the Collateral Manager shall be permitted, in accordance with the Collateral Management Standard, to reduce one or more interest payments, extend, waive or postpone any date fixed for any scheduled payment of principal or waive, extend or reduce any mandatory prepayment of principal on a Collateral Loan, in each case, in connection with a re-pricing, refinancing or other request reflecting market terms then existing at such time (as determined by the Collateral Manager) or otherwise at the request of the Obligor and not in connection with financial or operational difficulties affecting, or the credit deterioration of, the related Obligor, in each case, without such modification constituting a Material Modification hereunder.

“Maximum Advance Rate Default Test” means a test that will be satisfied at any time if (a) the aggregate outstanding principal balance of the Advances at such time is less than or equal to (b) the Maximum Available Amount at such time multiplied by 105%.

“Maximum Advance Rate Test” means a test that will be satisfied at any time if (a) the aggregate outstanding principal balance of the Advances at such time is less than or equal to (b) the Maximum Available Amount at such time.

“Maximum Available Amount” means, on any date of determination, without duplication, an amount equal to the least of:

(a)           the Facility Amount at such time, minus the Net Revolving Exposure, plus the aggregate amount on deposit in the Revolving Reserve Account;

(b)           the sum of:

(i)          the product of the Borrowing Base and the Weighted Average Advance Rate, minus

(ii)          the Net Revolving Exposure at such time, plus

(iii)          the aggregate amount on deposit in the Principal Collection Accounts, plus

(iv)          the aggregate amount on deposit in the Revolving Reserve Account;

(c)           the sum of:

(i)          the Aggregate Collateral Balance (excluding unfunded commitments pursuant to clause (d) of the definition thereof), minus

(ii)          the Minimum Equity Amount, plus

(iii)          the aggregate amount on deposit in the Principal Collection Accounts, plus

(iv)          the aggregate amount on deposit in the Revolving Reserve Account; and

(d)           the sum of:

(i)          the product of (x) the Aggregate Principal Balance of all Collateral Loans and (y) 72.5%, plus

(ii)          the aggregate amount on deposit in the Principal Collection Accounts, plus

(iii)          the aggregate amount on deposit in the Revolving Reserve Account.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Collateral Loans as of such date is less than or equal to 6.5 years.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Monthly Report Determination Date, and (d) each Payment Date Report Determination Date.

“Minimum Equity Amount” means (i) during the Ramp-Up Period, the Aggregate Collateral Balance of the Collateral Loans for the three largest Obligors (determined by Aggregate Collateral Balance) (it being understood that multiple Collateral Loans from the same Obligor and its Affiliates shall be treated as a single exposure) and (ii) following the end of the Ramp-Up Period, the Aggregate Collateral Balance of the Collateral Loans for the four largest Obligors (determined by Aggregate Collateral Balance) (it being understood that multiple Collateral Loans from the same Obligor and its Affiliates shall be treated as a single exposure).

“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any date of determination if the Weighted Average Coupon equals or exceeds 8.00%.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Floating Spread equals or exceeds 4.00%.

“Money” has the meaning specified in Section 1-201(b)(24) of the UCC.

“Monthly Report” has the meaning specified in Section 8.07(a).

“Monthly Report Determination Date” has the meaning specified in Section 8.07(a).

“Monthly Reporting Date” has the meaning specified in Section 8.07(a).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Net Revolving Exposure” means, at any time, the sum of (a) the product of (i) the aggregate Unfunded Amount of each Eligible Collateral Loan (other than Defaulted Collateral Loans and Haircut Collateral Loans) and (ii) 1 minus the Advance Rate related to such Collateral Loan, plus (b) the product of (i) the aggregate Unfunded Amount of each Haircut Collateral Loan (other than Defaulted Collateral Loans) and (ii) 1 minus the product of (A) the Advance Rate related to such Haircut Collateral Loan, and (B) the Recovery Rate related to such Haircut Collateral Loan, plus (c) the aggregate Unfunded Amount of each Defaulted Collateral Loan and Ineligible Collateral Loan.

“Non-Cash Paying PIK Loan” means a Collateral Loan that requires the Obligor to pay either (i) none of the accrued and unpaid interest in Cash on a current basis, or (ii) only a portion of the accrued and unpaid interest in Cash on a current basis such that the interest required to be paid in Cash pursuant to the terms of the applicable Related Documents carries a current Cash pay interest rate paid (x) at a floating rate of less than 1.90% per annum over the then-current Benchmark (or applicable replacement index therefor) or (y) at a fixed rate of less than 6.00% per annum.

“Non-U.S. Lender” has the meaning assigned to such term in Section 13.03(g).

“Non-USD Accounts” means, collectively the CAD Interest Collection Account, the CAD Principal Collection Account, EUR Interest Collection Account, the EUR Principal Collection Account, GBP Interest Collection Account and the GBP Principal Collection Account.

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit A-1 hereto.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02.

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05.

“Obligations” means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Lender Fee Letter, the Notes, the Swingline Note or any other Facility Document, including obligations pursuant to the Collateral Agent’s and the Administrative Agent’s Erroneous Payment Subrogation Rights, all amounts payable by the Borrower in respect of the Advances, with interest thereon and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any Collateral Loan, each Person obligated to pay Collections in respect of such Collateral Loan, including any applicable guarantors; provided that for purposes of determining the domicile of an Obligor for purposes of the definitions of Concentration Limitations and Eligible Collateral Loan, the term “Obligor” shall only include the Person in respect of which the Collateral Loan was principally underwritten.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, any Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such Recipient having executed, delivered, become a party to, performed obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, the Notes or any other Facility Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Outbound Investment Rules” means the regulations codified at 31 C.F.R. § 850.101 et seq. and any related public guidance issued, as of the date of this Agreement, by the United States Treasury Department.

"Pari Passu Provisions" means, in relation to any amount payable pursuant to Section 9.01(a):

(a)            in the case of any item (or items) ranking pari passu denominated in Dollars, the Borrower shall use an amount of Dollars from the Collections to make payments in Dollars to meet such item or items and in the case of any item (or items) ranking pari passu denominated in an Eligible Foreign Currency, the Borrower shall use an amount of such Eligible Foreign Currency from the Collections to make payments in that Eligible Foreign Currency to meet such item or items;

(b)           (x) if there is an insufficient aggregate amount comprised in the Collections to meet any such item (or items) ranking pari passu denominated in Dollars, the Borrower (or the Collateral Manager on its behalf) shall exchange a sufficient amount denominated in an Eligible Foreign Currency other than Dollars from the Collections, if such is available after application of any amounts in such Eligible Foreign Currency in respect of any items ranking pari passu subject to and in accordance with Section 9.01(a), into Dollars at the Spot Rate to meet such item or items, (y) if there is an insufficient aggregate amount comprised in the Collections to meet any such item (or items) ranking pari passu denominated in an Eligible Foreign Currency, the Borrower (or the Collateral Manager on its behalf) shall exchange a sufficient amount denominated in Dollars from the Collections, if such is available after application of any Dollar amounts in respect of any items ranking pari passu subject to and in accordance with Section 9.01(a), into such Eligible Foreign Currency at the Spot Rate to meet such item or items, or (z) if there is an insufficient aggregate amount comprised in the Collections to meet any such item (or items) ranking pari passu denominated in an Eligible Foreign Currency, the Borrower (or the Collateral Manager on its behalf) shall exchange a sufficient amount denominated in any other Eligible Foreign Currency other than such Eligible Foreign Currency and Dollars from the Collections, if such is available after application of any amounts in the other Eligible Foreign Currency in respect of any items ranking pari passu subject to and in accordance with Section 9.01(a), into such Eligible Foreign Currency at the Spot Rate to meet such item or items, in the case of the foregoing clauses (x), (y) and (z), subject to such exchange being sufficient to pay any remaining item (or items) ranking pari passu denominated in (in the case of clause (x)) Dollars or (in the case of clauses (y) or (z)) an Eligible Foreign Currency, and provided that where such amounts are insufficient, all payments for such item (or items) ranking pari passu shall be made in accordance with clause (c) below; and

(c)          if there is an insufficient aggregate amount in the Collections to meet all items ranking pari passu in full, then the relevant shortfall shall be borne proportionately between such items, and in such circumstances, the Collections (determined in Dollars, with amounts in an Eligible Foreign Currency converted into Dollars by the Administrative Agent at the Spot Rate) to be applied in respect of such items ranking pari passu shall be applied in respect of such items, pro rata (based on the percentage of the aggregate amount payable in respect of all such items represented by each such item, in each case, determined in Dollars, with amounts in an Eligible Foreign Currency converted into Dollars by the Administrative Agent at the Spot Rate).

“Partial PIK Loan” means a Collateral Loan that requires the Obligor to pay only a portion of the accrued and unpaid interest in Cash on a current basis, the remainder of which is or can be deferred and paid later; provided that the portion of such interest required to be paid in Cash pursuant to the terms of the applicable Related Documents carries a current Cash pay interest rate (payable on at least a semi-annual basis) paid (a) at a floating rate of not less than 1.90% per annum over the then-current Benchmark or (b) a fixed rate of not less than 6.00% per annum.

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section 13.06(c).

“Participant Register” has the meaning assigned to such term in Section 13.06(c)(ii).

“Past Due Rate” has the meaning assigned to such term in the Lender Fee Letter.

“PATRIOT Act” has the meaning assigned to such term in Section 13.15.

“Payment Account” has the meaning assigned to such term in Section 8.03.

“Payment Date” means the 15th day of each January, April, July and October, commencing with July 2026; provided that, if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day.

“Payment Date Report” has the meaning specified in Section 8.07(b).

“Payment Date Report Determination Date” has the meaning specified in Section 8.07(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance or a Lender Joinder Agreement, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by a Lender Joinder Agreement or an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Lender Joinder Agreement or Assignment and Acceptance entered into by such Lender with an assignor.

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.

“Permitted Assignee” means (a) a Lender or any of its Affiliates (in each case, other than a Competitor), (b) any Person managed by a Lender or any of its Affiliates (in each case, other than a Competitor), or (c) any other Person consented to by the Borrower; provided that the exclusion of Competitors from clauses (a) and (b) above shall not apply at any time after the occurrence and during the continuance of an Event of Default.

“Permitted Liens” means (a) Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (c) with respect to the underlying collateral for any Collateral Loan, Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens upon such underlying assets, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith by appropriate proceedings; (d) Liens arising out of judgments or awards not constituting an Event of Default hereunder; (e) customary rights of setoff, banker’s lien, security interest or other like right upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities, charges for returning items and other similar obligations; (f) Liens arising solely from precautionary filings under applicable law; (g) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits in connection with any letter of intent or purchase agreement; (h) with respect to any Collateral Loan, Liens on the underlying collateral for such Collateral Loan permitted under the Related Documents that are customary for similar Collateral Loans and consistent with the Collateral Management Standard; and (i) customary restrictions on transfer of such Collateral Loans set forth in the applicable Related Documents.

“Permitted RIC Distributions” means distributions on any Payment Date to the Fund (from the Payment Account or otherwise) to the extent required to allow the Fund to make sufficient distributions to qualify as a RIC and to otherwise eliminate federal or state income or excise taxes payable by the Fund in or with respect to any taxable year of the Fund (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Fund shall not exceed 115% of the amounts that the Borrower would have been required to distribute to the Fund to (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code and (y) its net capital gain pursuant to Section 852(b)(3) of the Code, and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code, in the case of each of clause (i), (ii) and (iii) above, calculated assuming that the Borrower had qualified to be taxed as a RIC under the Code.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code.

“Plan Assets” means “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Potential Collateral Manager Removal Event” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during such time) constitute a Collateral Manager Removal Event.

“Potential Terminated Lender” has the meaning specified in Section 2.17(a).

“Prime Rate” means the rate announced by Truist from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Truist in connection with extensions of credit to debtors. Truist may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Notwithstanding anything herein to the contrary, in no event shall the Prime Rate be less than 0.00%.

“Principal Balance” means, with respect to any loan, as of any date of determination, the outstanding principal amount of such loan, excluding any capitalized interest.

“Principal Collection Account” means the USD Principal Collection Account, the CAD Principal Collection Account, the EUR Principal Collection Account or the GBP Principal Collection Account, as applicable.

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower as equity contributions (howsoever designated).

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA or Section 4975 of the Code, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA or Section 4975 of the Code.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase and Contribution Agreement” means that certain Purchase and Contribution Agreement, dated as of the Closing Date, between the Fund, as the seller, and the Borrower, as the purchaser.

“QIB” has the meaning assigned to such term in Section 13.06(e).

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (a)(i) that has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent and (b) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“Qualified Purchaser” has the meaning assigned to such term in Section 13.06(e).

“Ramp-Up Period” means the period beginning on the Closing Date and ending upon the earliest of: (a) the date on which the Aggregate Collateral Balance first meets or exceeds the Facility Amount then in effect, (b) the six-month anniversary of the Closing Date and (c) the date on which the Borrower provides written notice to the Administrative Agent that the Ramp-Up Period has ended.

“Recipient” means the Administrative Agent, each Lender and each Secured Party.

“Recovery Rate” means, (i) with respect to any First Lien Loan or any Split First Lien Loan, 50% and (ii) with respect to any Second Lien Loan, 30%.

“Register” has the meaning assigned to such term in Section 13.06(d).

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earlier of (a) the Scheduled Reinvestment Period End Date (including any extension pursuant to the definition thereof) and (b) the date of the termination of the Commitments pursuant to Section 6.01.

“Related Documents” means, with respect to any Collateral Loan, (i) the loan or credit agreement evidencing such Collateral Loan, (ii) the principal security agreement, and (iii) if the same can be obtained without undue expense or effort, all other material documents evidencing, securing, guarantying, governing or giving rise to such Collateral Loan.

“Relevant Governmental Body” means (a) with respect to a Benchmark or Benchmark Replacement in respect of Advances denominated in Dollars, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto, (b) with respect to a Benchmark or Benchmark Replacement in respect of Advances denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto, and (c) with respect to a Benchmark or Benchmark Replacement in respect of Advances denominated in any other Eligible Currency, (i) the central bank for the Eligible Currency in which the Advances for such Benchmark or Benchmark Replacement are denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark or Benchmark Replacement or (B) the administrator of such Benchmark or Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for such Eligible Currency in which the Advances for such Benchmark or Benchmark Replacement are denominated, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark or Benchmark Replacement or (2) the administrator of such Benchmark or Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof with respect to such Benchmark or Benchmark Replacement.

“Relevant Test Period” means, with respect to any Collateral Loan, the relevant test period for the calculation of EBITDA, Senior Leverage Ratio or Total Leverage Ratio, as applicable, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Loan; provided that, with respect to any Collateral Loan for which the relevant test period is not provided for in the applicable Related Documents, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor or closing date of the applicable Collateral Loan to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation or closing, as applicable, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Replacement Collateral Manager” has the meaning assigned to such term in Section 11.01(c).

“Replacement Lender” has the meaning assigned to such term in Section 2.17(a).

“Required Lenders” means, as of any date of determination, (a) if it is a Lender hereunder, Truist Bank, in its capacity as a Lender and (b) the Lenders representing aggregate Percentages greater than 50% of the Commitments (or, if the applicable Commitments have been terminated, Advances Outstanding); provided, however, that if any Lender shall be a Defaulting Lender at such time, then Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Commitments shall be excluded from the determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, managing director, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary (provided that a director or manager of the Borrower shall be a Responsible Officer regardless of whether its Constituent Documents provide for officers), (b) without limitation of clause (a)(ii), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, any Responsible Officer of the sole member or managing member or manager, acting on behalf of the sole member, managing member or manager in its capacity as sole member, managing member or manager, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer: the initial “authorized signatories” of the Borrower, the Fund and the Collateral Manager are set forth on Schedule 6 hereto (as such Schedule 6 may be modified from time to time by written notice), (f) in the case of the Collateral Administrator, the Collateral Agent or Administrative Agent, an officer of the Collateral Administrator, the Collateral Agent or Administrative Agent, as applicable, having direct responsibility for the administration of this Agreement, (g) in the case of the Collateral Custodian, an officer of the Collateral Custodian having direct responsibility for the administration of the Custodian Agreement and (h) in the case of the Securities Custodian, an officer of the Securities Custodian having direct responsibility for the administration of the Account Control Agreement.

“Retransfer Date” has the meaning assigned to such term in Section 10.03(b)(vi).

“Revolving Collateral Loan” means any Collateral Loan (other than a Delayed Drawdown Collateral Loan) that is a loan (including revolving loans, funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the related Obligor by the Borrower and which provides that such borrowed money may be repaid and re-borrowed from time to time; provided that any such Collateral Loan will be a Revolving Collateral Loan only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Revolving Exposure” means, at any time, the sum of the aggregate Unfunded Amount of each Collateral Loan (including each Ineligible Collateral Loan and each Defaulted Collateral Loan) at such time, in each case as calculated by the Collateral Manager and provided to the Collateral Administrator and the Collateral Agent.

“Revolving Reserve Account” has the meaning assigned to such term in Section 8.04.

“Revolving Reserve Required Amount” has the meaning assigned to such term in Section 8.04.

“RIC” or “regulated investment company” shall mean an investment company or business development company that qualifies for the special tax treatment provided for by subchapter M of the Code.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Sanctioned Country” means, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom or the Government of Canada, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or (c) the Government of Canada, including those administered by Global Affairs Canada, Public Safety Canada, and the Department of Justice.

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

“Scheduled Reinvestment Period End Date” means May 31, 2030 (or such later date as may be agreed by the Borrower, the Administrative Agent and each Lender).

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions thereof.

“Second Lien Loan” means any Collateral Loan (for purposes of this definition, a “loan”) that:

(a)            is a First Lien/Last Out Loan (other than a Split First Lien Loan); or

(b)           meets the following criteria:

(i)          is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such loan (excluding customary terms applicable to a second lien lender under customary intercreditor provisions, such as after an event of default in connection with a first priority perfected Lien or with respect to the liquidation of the Obligor or of specified collateral);

(ii)          is secured by a valid second priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such loan (whether or not such loan is also secured by any higher or lower priority Lien on other collateral), but subject to purchase money Liens and customary Liens for taxes or regulatory charges not then due and payable and other Permitted Liens under the Related Documents; provided that such Permitted Liens do not directly secure indebtedness for borrowed money;

(iii)        the collateral secured pursuant to such second priority perfected Lien, together with other attributes of the Obligor (including without limitation, its enterprise value, general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is equal to a value not less than the Principal Balance of such loan plus the aggregate principal balances of all other loans of equal or higher seniority secured by a first or second Lien in the same collateral; and

(iv)        unless otherwise consented to by the Administrative Agent, is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates.

For the avoidance of doubt, (x) First Lien/Last Out Loans shall constitute Second Lien Loans and (y) Stretch Senior Loans and Split First Lien Loans shall constitute First Lien Loans hereunder.

The determination as to whether clause (b)(iii) of this definition is satisfied shall be based on both (a) an analysis of the enterprise value of the related Obligor by the Collateral Manager or an Appraisal or other valuation (which may be an internal Appraisal or valuation performed by the Collateral Manager) performed on or about the date of acquisition by the Borrower or of the most recent restructuring of such Collateral Loan, and (b) the Collateral Manager’s judgment at the time such Collateral Loan is acquired by the Borrower.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Securities Custodian, the Collateral Administrator, each Lender and, if applicable, the Replacement Collateral Manager.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Custodian” means BNY, in its capacity as Securities Intermediary with respect to the Covered Accounts under the Account Control Agreement, and any successor thereto in such capacity.

“Securities Intermediary” has the meaning assigned to it in Section 8-102(a)(14) of the UCC.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Leverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Senior Leverage Ratio”, “Senior Net Leverage Ratio”, “First Lien Leverage Ratio”, “First Lien Net Leverage Ratio” or any comparable term relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness defined in the Related Documents for such Collateral Loan or the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Collateral Manager in good faith using information from and calculations consistent with the relevant financial models, pro forma financial statements, compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Signature Law” has the meaning assigned to such term in Section 13.05.

“Similar Law” means a law or rule regulating investments of, or fiduciary obligations with respect to, governmental plans that is similar to the prohibited transaction rules of ERISA or Section 4975 of the Code.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, as to any Person, such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

“SONIA” means the Sterling Overnight Index Average reference rate displayed on the relevant screen of any authorized distributor of that reference rate.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“Specified Eligible Investment” means an Eligible Investment meeting the requirements of Section 8.06(a) and that is available to the Collateral Agent, specified by the Collateral Manager to the Collateral Agent (with a copy to the Administrative Agent) on or prior to the initial Borrowing Date; provided that, so long as no Event of Default shall have occurred and then be continuing, at any time with not less than five Business Days’ notice to the Collateral Agent (with a copy to the Administrative Agent) the Collateral Manager may (and, if the then Specified Eligible Investment is no longer available to the Collateral Agent, shall) designate another Eligible Investment that meets the requirements of Section 8.06(a) and that is available to the Collateral Agent to be the Specified Eligible Investment for purposes hereof. After the occurrence and continuation of an Event of Default, a Specified Eligible Investment shall mean an Eligible Investment meeting the requirements of Section 8.06(a) and which has been selected by the Administrative Agent and specified to the Collateral Agent.

“Split First Lien Loan” means any Collateral Loan that:

(a)          would otherwise be categorized as a First Lien Loan but which has been structured with a credit facility that is senior in right of payment thereto; and

(b)          the aggregate commitment of the senior credit facility is less than or equal to 20.0% of the total first lien indebtedness with respect to such Collateral Loan (including the Split First Lien Loan and the senior credit facility as measured by aggregate first lien loans and commitments).

Collateral Loans that do not meet the requirements of this definition may be categorized as (subject to satisfying the applicable criteria) Second Lien Loans.

“Spot Rate” means, as of any date of determination and with respect to any then-current Eligible Foreign Currency, (x) with respect to actual currency exchange between Dollars and any Eligible Foreign Currency, the applicable currency-Dollar rate obtained by the Collateral Manager through customary banking channels which may include the Collateral Agent’s own banking facilities and (y) with respect to all other purposes between Dollars and any Eligible Foreign Currency, the applicable currency-Dollar spot rate as determined by the Administrative Agent (using such recognized service or publication used by the Administrative Agent for purposes of determining currency spot rates in the ordinary course of its business from time to time) for such currency at 5:00 p.m. New York City time on the immediately preceding Business Day, as determined by the Administrative Agent with notice to the Collateral Administrator. The determination of the Spot Rate shall be conclusive absent manifest error and neither the Collateral Agent nor the Collateral Administrator shall be liable for the conversion rate.

“Stone Point” means Stone Point Credit Income Adviser LLC, a Delaware limited liability company.

“Stretch Senior Loan” means any Collateral Loan (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting the underlying collateral for such Collateral Loan, subject to Permitted Liens, (b) for which no other secured indebtedness of the Obligor secured by a lien on substantially all of the Obligor’s assets exists or is outstanding (subject to Permitted Liens), and (c) for which the payment obligation of the Obligor on such Collateral Loan is either senior to, or pari passu with, all other indebtedness of such Obligor. For purposes of determining the Advance Rate for a Stretch Senior Loan, (i) if the Obligor of such Stretch Senior Loan is a Tier 1 Obligor at the time of acquisition by the Borrower, then (a) that portion of such Stretch Senior Loan which, when included in the total indebtedness of such Obligor, results in a Total Leverage Ratio of 6.25x or less at the time of acquisition by the Borrower shall be treated as a First Lien Loan and (b) that portion of such Stretch Senior Loan which, when included in the total indebtedness of such Obligor, results in a Total Leverage Ratio greater than 6.25x (but less than or equal to 7.25x) at the time of acquisition by the Borrower shall be treated as a Second Lien Loan, (ii) if the Obligor of such Stretch Senior Loan is a Tier 2 Obligor at the time of acquisition by the Borrower, then (a) that portion of such Stretch Senior Loan which, when included in the total indebtedness of such Obligor, results in a Total Leverage Ratio of 5.50x or less at the time of acquisition by the Borrower shall be treated as a First Lien Loan and (b) that portion of such Stretch Senior Loan which, when included in the total indebtedness of such Obligor, results in a Total Leverage Ratio greater than 5.50x (but less than or equal to 6.50x) at the time of acquisition by the Borrower shall be treated as a Second Lien Loan, (iii) if the Obligor of such Stretch Senior Loan is a Tier 3 Obligor at the time of acquisition by the Borrower, then (a) that portion of such Stretch Senior Loan which, when included in the total indebtedness of such Obligor, results in a Total Leverage Ratio of 4.75x or less at the time of acquisition by the Borrower shall be treated as a First Lien Loan and (b) that portion of such Stretch Senior Loan which, when included in the total indebtedness of such Obligor, results in a Total Leverage Ratio greater than 4.75x (but less than or equal to 5.75x) at the time of acquisition by the Borrower shall be treated as a Second Lien Loan and (iv) if the Obligor of such Stretch Senior Loan is a Tier 4 Obligor at the time of acquisition by the Borrower, then (a) that portion of such Stretch Senior Loan which, when included in the total indebtedness of such Obligor, results in a Total Leverage Ratio of 4.25x or less at the time of acquisition by the Borrower shall be treated as a First Lien Loan and (b) that portion of such Stretch Senior Loan which, when included in the total indebtedness of such Obligor, results in a Total Leverage Ratio greater than 4.25x (but less than or equal to 5.00x) at the time of acquisition by the Borrower shall be treated as a Second Lien Loan.

“Structured Finance Obligation” means any debt obligation owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Substitute Loan” has the meaning assigned to such term in Section 10.03(a).

“Swingline Advance” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.01 and all such swingline loans collectively as the context requires.

“Swingline Commitment” means the commitment of the Swingline Lender to fund Swingline Advances subject to the terms and conditions herein, in an amount not greater than $20,000,000, as such amount may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement. The Swingline Commitment is a sub-limit of the Commitment of the Swingline Lender, in its capacity as a Lender hereunder, and is not in addition thereto. Each Lender shall purchase a risk participation interest in any Swingline Advance.

“Swingline Lender” has the meaning assigned such term in the introduction of this Agreement.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Advances made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Refund Date” has the meaning assigned to such term in Section 2.15(a).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA Rate” means with respect to any Interest Accrual Period, for Advances denominated in Canadian Dollars, rate per annum equal to the forward-looking term rate based on CORRA for a period equal in length to such Interest Accrual Period as published by the Term CORRA Administrator on the day that is two (2) Business Days prior to the first day of such Interest Accrual Period; provided that if the Term CORRA Rate as so determined would be less than the Floor, the Term CORRA Rate shall be deemed to be the Floor.

“Term CORRA Administrator” means Canadeal Benchmark Administration Services Inc. or any successor administrator.

“Term SOFR” means,

(a)            for any calculation with respect to a Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Accrual Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)           for any calculation with respect to any Borrowing other than a Benchmark Borrowing denominated in Dollars on any day, the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or (b) above) is less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent, based on the rate published by the Term SOFR Administrator, as the forward-looking term rate based on SOFR.

“Tier 1 Obligor” means an Obligor with EBITDA greater than or equal to $75,000,000 (in each case determined at the most recent to occur of such Collateral Loan’s original date of acquisition by the Borrower or the date of any subsequent increase or modification to such Collateral Loan resulting from a material acquisition by the associated Obligor).

“Tier 2 Obligor” means an Obligor with EBITDA greater than or equal to $40,000,000 (in each case determined at the most recent to occur of such Collateral Loan’s original date of acquisition by the Borrower or the date of any subsequent increase or modification to such Collateral Loan resulting from a material acquisition by the associated Obligor).

“Tier 3 Obligor” means an Obligor of any Collateral Loan with either (a) EBITDA greater than or equal to $20,000,000 or (b)(i) EBITDA greater than $5,000,000 and less than $20,000,000 and (ii) a cash interest coverage ratio of greater than or equal to 1.50x and a Debt to Capitalization Ratio of no more than 65.0% (in each case, determined at the most recent to occur of the date such Collateral Loan is acquired by the Borrower or the date of any subsequent increase or modification to such Collateral Loan resulting from a material acquisition by the associated Obligor).

“Tier 4 Obligor” means an Obligor that does not meet the criteria of a Tier 1 Obligor, a Tier 2 Obligor or a Tier 3 Obligor.

“Total Leverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Total Leverage Ratio”, “Total Net Leverage Ratio” or any comparable term relating to total indebtedness defined in the Related Documents for such Collateral Loan or the ratio of (a) total indebtedness minus Unrestricted Cash to (b) EBITDA as calculated by the Collateral Manager in good faith using information from and calculations consistent with the relevant financial models, pro forma financial statements, compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Trade Ticket” means any trade ticket, confirmation of trade, instruction to post or to commit to the trade, "SWIFT" message, message via Markit Loan Settlement Custodial Services (Markit CIDD) or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol).

“Truist” has the meaning assigned to such term in the introduction of this Agreement.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Unfunded Amount” means, with respect to any Collateral Loan that constitutes a Revolving Collateral Loan or a Delayed Drawdown Collateral Loan, as of any date of determination, the unfunded commitment of the Borrower with respect to such Collateral Loan as of such date.

“Unrestricted Cash” has the meaning assigned to the term “Unrestricted Cash” or any comparable term defined in the Related Documents for each Collateral Loan, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Related Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Related Documents).

“USD Accounts” means, collectively the USD Custodial Account, USD Interest Collection Account and the USD Principal Collection Account.

“USD Custodial Account” has the meaning assigned to such term in Section 8.05.

“USD Interest Collection Account” has the meaning assigned to such term in Section 8.02(a).

“USD Principal Collection Account” has the meaning assigned to such term in Section 8.02(a).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any individual who is a United States citizen or permanent resident, any entity organized under the laws of the United States or any state or territory thereof (including any foreign branch of such entity), and any individual or entity located or resident in the United States.

“U.S. Tax Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 13.03(g)(iii)(C).

“Warranty Collateral Loan” has the meaning assigned to such term in the Purchase and Contribution Agreement.

“Weighted Average Advance Rate” means, as of any date of determination, the weighted average of the Advance Rates applicable to the Eligible Collateral Loans on such day, weighted according to the proportion of the Borrowing Base that each such Eligible Collateral Loan included in the Collateral represents.

“Weighted Average Coupon” means, as of any date, an amount equal to the number, expressed as a percentage, obtained by:

(a)            summing the products of (i) the stated interest coupon on each Fixed Rate Loan multiplied by (ii) the Principal Balance of such Fixed Rate Loan; and

(b)           dividing such sum by the Aggregate Principal Balance of all Fixed Rate Loans as of such date.

“Weighted Average Floating Spread” means, as of any date, the number obtained by dividing:

(a)           the amount equal to (i) the Aggregate Funded Spread (with respect to all Floating Rate Loans) plus (ii) the Aggregate Unfunded Spread, by

(b)           the Aggregate Principal Balance of all Floating Rate Loans as of such date.

“Weighted Average Life” means, as of any date of determination with respect to all Eligible Collateral Loans, the number of years following such date obtained by:

(a)            summing the products of (i) the Average Life at such time of each Eligible Collateral Loan multiplied by (ii)(A) the Principal Balance plus (B) the Unfunded Amount of such Collateral Loan; and

(b)           dividing such sum by the sum of the Aggregate Principal Balance plus the Unfunded Amount of all Eligible Collateral Loans as of such date.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Eligible Collateral Loan, the quotient obtained by dividing (i) the sum of the products of (A) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Collateral Loan and (B) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Loan.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Zero Coupon Obligation” means a Collateral Loan that does not provide for periodic payments of interest in Cash or that pays interest only at its stated maturity.

Section 1.02.          Rules of Construction

For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c) the headings, subheadings and table of contents set forth in any Facility Document are solely for convenience of reference and shall not constitute a part of such Facility Document nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in any Facility Document to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) any definition of or reference to any Facility Document, agreement, instrument or other document shall be construed as referring to such Facility Document, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or any other Facility Document), (f) any reference in any Facility Document, including the introduction and recitals to such Facility Document, to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (g) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified, replaced or supplemented from time to time, (h) any Event of Default shall be continuing until expressly waived in writing by the requisite Lenders and (i) if the payment of any amount or performance of any obligation under a Facility Document is scheduled to be due on a date that is not a Business Day, then the time for payment or performance shall be extended to the next succeeding Business Day.

Section 1.03.          Computation of Time Periods

Unless otherwise stated in the applicable Facility Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in any Facility Document shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.

Section 1.04.          Collateral Value Calculation Procedures

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loan, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)          All calculations with respect to Scheduled Distributions on any Collateral Loan shall be made on the basis of information as to the terms of each such Collateral Loan and upon reports of payments, if any, received on such Collateral Loan that are furnished by or on behalf of the Obligor of such Collateral Loan and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b)          For purposes of calculating the Coverage Tests and the Maximum Advance Rate Default Test, except as otherwise specified in the Coverage Tests or the Maximum Advance Rate Default Test, such calculations will not include (i) scheduled interest and principal payments on Defaulted Collateral Loans and Ineligible Collateral Loans unless or until such payments are actually made and (ii) ticking fees and other similar fees in respect of Collateral Loans, unless or until such fees are actually paid.

(c)          For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Loan (other than a Defaulted Collateral Loan or an Ineligible Collateral Loan, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be the total amount of (i) payments and collections to be received during such Collection Period in respect of such Collateral Loan, (ii) proceeds of the sale of such Collateral Loan received and, in the case of sales which have not yet settled, to be received during such Collection Period that are not reinvested in additional Collateral Loans or retained in a Collection Account for subsequent reinvestment pursuant to Article X, which proceeds, if received as scheduled, will be available in a Collection Account and available for distribution at the end of such Collection Period and (iii) amounts referred to in clause (i) or (ii) above that were received in prior Collection Periods but were not disbursed on a previous Payment Date or retained in a Collection Account for subsequent reinvestment pursuant to Article X.

(d)          Each Scheduled Distribution received with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date.

(e)          References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f)          For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Ineligible Collateral Loans will be treated as having a Principal Balance equal to zero.

(g)          Determinations of the Collateral Loans, or portions thereof, that constitute Excess Concentration Amounts will be determined in the way that produces the highest Borrowing Base at the time of determination, it being understood that a Collateral Loan (or portion thereof) that falls into more than one category of Collateral Loans will be deemed, solely for purposes of such determinations, to fall only into the category that produces the highest such Borrowing Base at such time (without duplication).

(h)          Except as otherwise provided herein, the Defaulted Collateral Loan Balance for Defaulted Collateral Loans will be included in the calculation of the Collateral Quality Tests and Ineligible Collateral Loans will not be included in the calculation of the Collateral Quality Tests.

(i)          For purposes of determining the Minimum Weighted Average Spread Test and the Minimum Weighted Average Coupon Test (and related computations of stated interest coupons and Aggregate Funded Spread), the spread or coupon of any Collateral Loan shall be calculated taking into account the net effect of any applicable swaps or hedges with respect to such Collateral Loan, and capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded.

(j)          References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Loan include references to the Borrower’s acquisition of such Collateral Loan by way of a sale and/or contribution from the Fund and the Borrower’s making or origination of such Collateral Loan. Portions of the same Collateral Loan acquired by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(k)          For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(l)          Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars.

(m)          For purposes of calculating compliance with any test under this Agreement in connection with the acquisition or disposition of a Collateral Loan or Eligible Investment, the trade date (and not the settlement date) with respect to any such Collateral Loan or Eligible Investment under consideration for acquisition or disposition shall be used to determine whether such acquisition or disposition is permitted hereunder.

(n)          With respect to each of the Collateral Agent and the Collateral Administrator, in case any reasonable question arises as to the interpretation of a calculation hereunder or the other Facility Documents, each of Collateral Agent and the Collateral Administrator may request instructions from the Administrative Agent and shall (i) be entitled at all times to refrain from taking any actions unless it has received instruction from the Administrative Agent and (ii) act in accordance with instructions received from the Administrative Agent.

Section 1.05.          Divisions

For all purposes under the Facility Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.06.          Rates

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability (except as provided herein) with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Term SOFR, SONIA, the Adjusted SONIA Rate, Daily Simple SONIA, the EURIBOR Rate, the Adjusted EURIBOR Rate, CORRA, the Term CORRA Rate, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR, SONIA, the Adjusted SONIA Rate, Daily Simple SONIA, the EURIBOR Rate, the Adjusted EURIBOR Rate, CORRA, the Term CORRA Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, SONIA, the Adjusted SONIA Rate, Daily Simple SONIA, the EURIBOR Rate, the Adjusted EURIBOR Rate, CORRA, the Term CORRA Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, SONIA, the Adjusted SONIA Rate, Daily Simple SONIA, the EURIBOR Rate, the Adjusted EURIBOR Rate, CORRA, the Term CORRA Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07.          Currency Equivalents.

For purposes of all valuations and calculations under the Facility Documents, (i) the principal amount of all Collateral Loans denominated in an Eligible Foreign Currency and (ii) proceeds denominated in an Eligible Foreign Currency on deposit in any Covered Account denominated in an Eligible Foreign Currency shall be calculated in the Dollar Equivalent in accordance with the definition of such term.

ARTICLE II
ADVANCES

Section 2.01.          Revolving Credit Facility.

(a)          Revolving Advances.

(i)            On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make Advances (including, in the case of the Swingline Lender, any Swingline Advances) in any Eligible Currency (other than Swingline Advances, which shall be denominated in Dollars) from time to time on any Business Day during the Reinvestment Period (or immediately thereafter pursuant to Section 8.04), on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Maximum Available Amount as then in effect. For the avoidance of doubt, each Lender’s obligation to refund Swingline Advances pursuant to Section 2.15 shall constitute usage of its Commitment. Each such borrowing of an Advance, on any single day is referred to herein as a “Borrowing”. For the avoidance of doubt, for purposes of determining compliance with the Commitment of any Lender and the Maximum Available Amount, the outstanding principal amount of any Advance denominated in an Eligible Foreign Currency shall be calculated in the Dollar Equivalent thereof.

(ii)            Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

(iii)           On the terms and conditions hereinafter set forth, from time to time from the Closing Date until the end of the Reinvestment Period, the Borrower may request the Swingline Lender to make Swingline Advances to the Borrower under the Swingline Note, secured by the Collateral; provided that the Swingline Lender shall not fund any Swingline Advance if, after giving effect to the amount of the Swingline Advance requested, the aggregate principal amount of Advances outstanding would exceed the Borrowing Base. Advances to be made for the purpose of refunding Swingline Advances shall be made by the Lenders as provided in Section 2.15.

Section 2.02.          Making of the Advances.

(a)            Borrowings.

(i)             If the Borrower desires to make a Borrowing under this Agreement it shall give the Collateral Agent and the Administrative Agent (with a copy to each Lender) a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than 2:00 p.m. at least one (1) Business Day (or such shorter time as mutually agreed by the Borrower and the Administrative Agent) prior to the day of the requested Borrowing; provided that any Notice of Borrowing requesting an Advance denominated in an Eligible Foreign Currency shall be delivered not later than 2:00 p.m. at least three (3) Business Days prior to the day of the requested Borrowing; provided, further, that any Notice of Borrowing requesting a Swingline Advance (which notice the Administrative Agent shall forward to the Swingline Lender and each Lender), shall be delivered not later than 12:00 noon on the day of the requested Borrowing.

(ii)            Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower or the Collateral Manager, as applicable, shall attach a Borrowing Base Calculation Statement (which Borrowing Base Calculation Statement shall give pro forma effect to any Collateral Loans being acquired with the proceeds of such Borrowing on such date or the following Business Day), and shall specify (x) the proposed Borrowing Date, (y) the Requested Amount (as defined below) and (z) the Eligible Currency in which the Advance is requested, and shall otherwise be appropriately completed. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Commitment Termination Date, and the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $500,000 (or the Dollar Equivalent thereof in the applicable Eligible Foreign Currency) or an integral multiple of $100,000 (or the Dollar Equivalent thereof in the applicable Eligible Foreign Currency) in excess thereof (or, if less, the remaining unfunded Commitments hereunder or, in the case of Revolving Collateral Loans and Delayed Drawdown Collateral Loans, such lesser amount required to be funded by the Borrower in respect thereof).

(iii)           Each Lender shall, not later than 1:00 p.m. on each Borrowing Date in respect of Advances (other than Swingline Advances), deliver its Percentage of the applicable Requested Amount to the Administrative Agent. Subject to the satisfaction of the applicable conditions set forth in Article III, the Administrative Agent shall make the applicable Requested Amount available to the Borrower by disbursing such funds in the applicable Eligible Currency to the applicable Principal Collection Account (or in accordance with the wire instructions delivered in connection with the Notice of Borrowing). In the case of a Swingline Advance, upon satisfaction of the applicable conditions set forth in Article III, the Swingline Lender shall make available to or at the direction of the Borrower in same day funds by wire transfer to the Principal Collection Account (or in accordance with the wire instructions delivered in connection with the Notice of Borrowing) an amount equal to the least of (i) the amount requested by the Borrower for such Swingline Advance, (ii) the positive difference between (A) the Swingline Commitment then in effect and (B) the aggregate principal balance of Swingline Advances outstanding as of such date, (iii) the maximum amount that, after taking into account the proposed use of the proceeds of such Swingline Advance, could be advanced to the Borrower hereunder without causing the aggregate principal balance of Advances outstanding to exceed the Borrowing Base and (iv) the unused Commitment at such time of Truist as Lender.

Section 2.03.          Evidence of Indebtedness; Notes and Swingline Notes.

(a)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

(b)          Any Lender may request that its Advances to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 13.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause (a) of this Section 2.03. In addition, the Swingline Lender may request that its Swingline Advances to the Borrower be evidenced by a Swingline Note. In such an event, the Borrower shall prepare, execute and deliver to the Swingline Lender, at the address set forth on Schedule 5 hereto, a duly executed Swingline Note in a face amount equal to the Swingline Commitment otherwise duly completed. Each of the Collateral Agent and the Collateral Administrator shall be entitled to conclusively rely upon the information provided to it by the Administrative Agent with respect to the Advances outstanding with respect to each Lender.

Section 2.04.          Payment of Principal and Interest and Fees.

The Borrower shall pay principal and Interest on the Advances as follows:

(a)          100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b)          Interest shall accrue on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full. The Administrative Agent shall determine the unpaid Interest and Commitment Fees payable thereto prior to each Payment Date using the applicable Interest Rate for the related Interest Accrual Period to be paid by the Borrower on each Payment Date for the related Interest Accrual Period and shall advise each Lender, the Collateral Agent and the Collateral Manager thereof and shall send a consolidated invoice of all such Interest and Commitment Fees to the Borrower on the third (3rd) Business Day prior to such Payment Date.

(c)          Accrued Interest shall be payable in arrears (i) on each Payment Date, and (ii) in connection with any prepayment of the Advances pursuant to Section 2.05(a); provided that (x) with respect to any prepayment in full of the Advances outstanding, accrued Interest on such amount through the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (y) with respect to any partial prepayment of the Advances outstanding, accrued Interest on such amount through the date of prepayment shall be payable on the Payment Date following such prepayment (or on such date of prepayment if requested by the Administrative Agent); provided that any Swingline Advance repaid on the date of borrowing shall accrue one day’s interest.

(d)          Subject in all cases to Section 2.04(f), the obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.14), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

(e)          As a condition to the payment of principal of and Interest on any Advance without the imposition of withholding tax, the Borrower or either Agent may require certification acceptable to it to enable the Borrower and the Agents to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Advance under any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.

(f)          Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower payable solely from the Collateral in accordance with the Priority of Payments and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.12, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, Affiliate, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this clause (e) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this clause (e) shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.

(g)          In connection with the use or administration of any Benchmark, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

Section 2.05.          Prepayment of Advances.

(a)          Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part, without penalty or premium; provided that the Borrower shall have delivered to the Collateral Agent, the Lenders and the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C hereto not later than 2:00 p.m. one (1) Business Day prior to the date of such prepayment (provided that any Notice of Prepayment with respect to Advances denominated in an Eligible Foreign Currency shall be delivered not later than 2:00 p.m. three (3) Business Days prior to the date of such prepayment; provided, further, that same day notice may be given to cure any non-compliance with the Maximum Advance Rate Test, the Maximum Advance Rate Default Test or any Coverage Test) and shall specify the Advances that are to be prepaid. The Borrower may also apply Principal Proceeds on deposit in the Principal Collection Account to prepay the Advances in accordance with Section 8.02(b). Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Advance by the Borrower pursuant to this Section 2.05(a) shall in each case be in a principal amount of at least $100,000 (other than a prepayment made in order to cure any non-compliance with the Maximum Advance Rate Test, the Maximum Advance Rate Default Test or any Coverage Test) or, if less, the entire outstanding principal amount of the Advances of the Borrower. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)          Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments.

(c)          Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Sections 2.04(c) and 2.10 and applied to the Advances in accordance with the Lenders’ respective Percentages.

Section 2.06.          Changes of Commitments.

(a)          Automatic Reduction and Termination. Subject to the provisions of Section 8.04, the Commitments of all Lenders shall be automatically reduced to zero at 5:00 p.m. on the Commitment Termination Date.

(b)          Optional Reductions. (i) Prior to the Commitment Termination Date, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time upon not less than three (3) Business Days’ prior notice to the Collateral Agent, the Lenders and the Administrative Agent of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Facility Amount shall be equal to at least $500,000 (or the Dollar Equivalent thereof in the applicable Eligible Foreign Currency) or an integral multiple of $100,000 (or the Dollar Equivalent thereof in the applicable Eligible Foreign Currency) in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Facility Amount below the sum of (x) aggregate principal amount of Advances outstanding at such time and (y) the Unfunded Amount at such time. Such notice of termination or reduction shall be irrevocable and effective only upon receipt and shall be applied pro rata to reduce the respective Commitments of each Lender.

(c)          Except as otherwise set forth herein, upon the occurrence of the Collection Date, this Agreement shall terminate automatically and the Borrower shall notify the Collateral Custodian of such occurrence and that the Custodian Agreement has terminated.

(d)          Effect of Termination or Reduction. The Commitments of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section 2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

Section 2.07.          Maximum Lawful Rate.

It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.08.          Several Obligations.

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. Neither Agent shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.09.          Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)          subject any Affected Person to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Affected Person any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Affected Person;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of making, continuing, converting into or maintaining any Benchmark Borrowing (or maintaining its obligation to make any such Benchmark Borrowing) or to reduce the amount of any sum received or receivable by such Affected Person hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered as specified in a certificate delivered to the Borrower pursuant to clause (c) of this Section 2.09; provided that the Borrower shall only be obligated to reimburse for such additional amount or amounts under this clause (a) to the extent such amounts being requested are consistent with amounts that such Affected Person is generally charging similarly situated borrowers under similar credit facilities.

(b)          Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement or the Advances made by such Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity coverage), by an amount deemed to be material by such Affected Person, then from time to time the Borrower will pay to such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered or charge imposed; provided that (x) the amounts payable under this Section 2.09 shall be without duplication of amounts payable under Section 13.03 and shall not include any Excluded Taxes; and (y) the Borrower shall only be obligated to reimburse for such amounts under this clause (b) to the extent such amounts are consistent with amounts that such Affected Person is generally charging similarly situated borrowers under similar credit facilities.

(c)          Certificates from Lenders. A certificate of an Affected Person setting forth in reasonable detail the basis for such demand and the amount or amounts, in Dollars, necessary to compensate such Affected Person or its holding company as specified in clause (a) or (b) of this Section 2.09 shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such amount shown as due on any such certificate on the next Payment Date after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section 2.09 for any increased costs, reductions, penalties or interest incurred more than six months prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to any increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)          Lending Office. Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.09, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

Section 2.10.          Compensation; Breakage Payments.

The Borrower agrees to compensate each Affected Person from time to time, on the Payment Date (or on the applicable date of prepayment), following such Affected Person’s written request (which request shall be delivered no later than five (5) Business Days prior to the applicable Payment Date and shall set forth the basis for requesting such amounts), in accordance with the Priority of Payments for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s Advances occurs on a date that is not the last day of the relevant Interest Accrual Period, (iii) if any payment or prepayment of any Advance is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower or (iv) as a consequence of any other default by the Borrower to repay its Advances when required by the terms of this Agreement; provided that, no payments shall be required pursuant to this Section 2.10 as a result of any prepayment made after increased costs have been imposed pursuant to Section 2.09. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11.          Illegality; Inability to Determine Rates; Benchmark Replacement Setting.

(a)           Inability to Determine Rates. Subject to paragraphs (b) through and (f) below, if, prior to the commencement of any Interest Accrual Period for any Benchmark Borrowing:

(i)             the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that the then-current Benchmark for any Eligible Currency cannot be determined pursuant to the definition thereof, or

(ii)            the Administrative Agent shall have received notice from the Required Lenders that the then-current Benchmark for any Eligible Currency for such Interest Accrual Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Benchmark Borrowings in such Eligible Currency for such Interest Accrual Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders (with a copy to the Collateral Agent and the Securities Custodian) as soon as practicable thereafter, which notice shall identify the applicable Eligible Currency.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Benchmark Borrowings in the applicable Eligible Currency, and any right of the Borrower to continue Benchmark Borrowings in the applicable Eligible Currency or to convert Advances computed by reference to the Base Rate to Benchmark Borrowings in the applicable Eligible Currency, shall be suspended (to the extent of the affected Benchmark Borrowings or affected Interest Accrual Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Benchmark Borrowings in the applicable Eligible Currency (to the extent of the affected Benchmark Borrowings or affected Interest Accrual Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to an Advance computed by reference to the Base Rate in the amount specified therein and (ii) any outstanding affected Benchmark Borrowings will be deemed to have been converted into an Advance computed by reference to the Base Rate at the end of the applicable Interest Accrual Period; provided that, with respect to any Benchmark Borrowing denominated in GBP bearing interest at the Adjusted SONIA Rate, any conversion to an Advance computed by reference to the Base Rate shall be effective on the next succeeding Business Day following receipt of such notice. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.09. Subject to paragraphs (b) through (f) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the then-current Benchmark for any Eligible Currency cannot be determined pursuant to the definition thereof on any given day, the interest rate on Advances in the applicable Eligible Currency computed by reference to the Base Rate shall be determined by the Administrative Agent without reference to clause (c) of the definition of "Base Rate" (in the case of Advances denominated in Dollars) or without reference to the applicable Benchmark component of clause (II) of the definition of "Base Rate" (in the case of Advances denominated in any other Eligible Currency), in each case until the Administrative Agent revokes such determination.

(b)          Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Facility Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for any Eligible Currency, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of such Benchmark setting and subsequent Benchmark settings for the applicable Eligible Currency without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of any Benchmark setting for the applicable Eligible Currency at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)          Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement for any Eligible Currency, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document.

(d)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Collateral Agent and the Lenders of (i) the implementation of any Benchmark Replacement for any Eligible Currency and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower (with a copy to the Collateral Agent and the Securities Custodian) of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Facility Document, except, in each case, as expressly required pursuant to this Section 2.11.

(e)          Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate, the Adjusted EURIBOR Rate and the Term CORRA Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of "Interest Accrual Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of "Interest Accrual Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)          Benchmark Unavailability Period. Upon the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Benchmark Borrowing of, conversion to or continuation of Benchmark Borrowings to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Advances computed by reference to the Base Rate. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. None of the Collateral Agent, the Collateral Custodian, the Securities Custodian or the Collateral Administrator will have any responsibility for the selection or determination of an alternate benchmark rate or other replacement index, or any liability for any failure or delay in performing their duties hereunder solely as a result of the unavailability of a benchmark rate during a Benchmark Unavailability Period.

(g)          Illegality.  If any Change in Law shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder, to make, maintain or fund any Benchmark Borrowing or to determine or charge interest rates based upon any Benchmark, including SOFR, the Term SOFR Reference Rate, Term SOFR, SONIA, the Adjusted SONIA Rate, Daily Simple SONIA, the EURIBOR Rate, the Adjusted EURIBOR Rate, CORRA or the Term CORRA Rate, and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders (with a copy to the Collateral Agent), whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Benchmark Borrowings in the applicable Eligible Currency, or to continue or convert outstanding Advances as or into Benchmark Borrowings in the applicable Eligible Currency, shall be suspended. In the case of the making of a Benchmark Borrowing in the applicable Eligible Currency, such Lender's Advance shall be made as an Advance computed by reference to the Base Rate as part of the same Borrowing for the same Interest Accrual Period and, if the affected Benchmark Borrowing is then outstanding, such Advance shall be converted to an Advance computed by reference to the Base Rate either (i) in the case of a Benchmark Borrowing denominated in Dollars, on the last day of the then current Interest Accrual Period applicable to such Benchmark Borrowing if such Lender may lawfully continue to maintain such Advance to such date or (ii) in the case of a Benchmark Borrowing denominated in GBP bearing interest at the Adjusted SONIA Rate, on the next succeeding Business Day following receipt of such notice or (iii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Benchmark Borrowing to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.09.

Section 2.12.          Rescission or Return of Payment.

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.13.          Past Due Interest.

The Borrower shall pay interest on all Obligations (other than principal and interest on the Advances, where the default rate is reflected in the Applicable Margin) that are not paid when due for the period from the due date thereof until the date the same is paid in full at the Past Due Rate. Interest payable at the Past Due Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.14.          Payments Generally.

(a)          Subject to Section 2.19, all amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid by the Borrower to the applicable recipient in the Eligible Currency in which such Advance is denominated, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Collateral Agent. All disbursements made by the Collateral Agent pursuant to a Payment Date Report on any Payment Date shall be wired by the Collateral Agent by 2:00 p.m. on such Payment Date. Prepayments to be made pursuant to Section 2.05 for which the Collateral Agent has received a Notice of Prepayment one (1) Business Day prior to the scheduled date of prepayment shall be wired by the Collateral Agent by 2:00 p.m. on such date. All other payments by the Borrower must be received by the Collateral Agent on or prior to 3:00 p.m. on a Business Day (the Collateral Agent shall then wire such funds to the Lenders by 5:00 p.m. on such Business Day); provided that, payments received by the Collateral Agent after 3:00 p.m. or payments received by the Lenders after 5:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day. For the avoidance of doubt, for purposes of Section 6.01, amounts paid by the Borrower shall be deemed received upon payment by the Borrower to the Collateral Agent. At no time will the Collateral Agent have any duty (express or implied) to fund (or front or advance) any amount owing by the Borrower hereunder.

(b)          Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance (including any Swingline Advance) is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance. All computations made by the Collateral Agent, the Collateral Administrator or the Administrative Agent under this Agreement or any other Facility Document shall be conclusive absent manifest error.

(c)          Subject to Section 2.19, in connection with each Payment Date, all Interest Proceeds and Principal Proceeds denominated in an Eligible Foreign Currency received by the related Determination Date shall be converted into Dollars by the Collateral Manager or the Collateral Agent acting at the direction of the Collateral Manager at the Spot Rate in accordance with the instructions in the applicable Monthly Report; provided that, to the extent Interest Proceeds or Principal Proceeds denominated in an Eligible Foreign Currency are applied to repay an Advance denominated in the same Eligible Foreign Currency or are required to be applied in such Eligible Foreign Currency pursuant to the Pari Passu Provisions, such amounts shall be applied directly without conversion to Dollars. At any other time, upon the direction of the Collateral Manager (or, during the continuance of an Event of Default, the Administrative Agent), the Collateral Agent shall convert funds denominated in an Eligible Foreign Currency into Dollars at the Spot Rate within three (3) Business Days of receipt of such direction.

Section 2.15.          Refunding of Swingline Advances.

(a)          Each Swingline Advance shall be refunded by the Lenders (other than the Swingline Lender) on the second Business Day following the date of such Swingline Advance (each such date, a “Swingline Refund Date”). Such refunding shall be made by the Lenders ratably in accordance with their respective Percentages and shall thereafter be reflected as Advances of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective pro rata share of Advances as required to repay Swingline Advances outstanding to the Swingline Lender no later than 12:00 noon on the applicable Swingline Refund Date.

(b)          The Borrower shall pay to the Swingline Lender, within five (5) Business Days of demand, the amount of such Swingline Advances to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Advances requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders (other than the Swingline Lender) in accordance with their respective Percentages.

(c)          Each Lender acknowledges and agrees that its obligation to refund Swingline Advances in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Article III. Further, each Lender agrees and acknowledges that, if prior to the refunding of any outstanding Swingline Advances pursuant to this Section, an Insolvency Event relating to the Borrower shall have occurred, each Lender will, on the date the applicable Advance would have been made, purchase an undivided participating interest in the Swingline Advance to be refunded in an amount equal to its Percentage of the aggregate outstanding amount of such Swingline Advance. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Advance, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(d)          Notwithstanding anything contained in this Agreement to the contrary, the Swingline Lender shall not be obligated to make any Swingline Advance at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (without giving effect to Section 2.16(a)(iii)) with respect to any such Defaulting Lender.

Section 2.16.          Defaulting Lenders.

(a)          Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)            That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.01(d).

(ii)          Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by that Defaulting Lender to the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Swingline Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender for any participation in any Swingline Advance; fourth, as the Borrower may request (so long as no Event of Default or Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held as cash collateral for future funding obligations of that Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default or Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances or funded participation in Swingline Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of, and funded participation in Swingline Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, and funded participation in Swingline Advances owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to (a) acquire, refinance or fund participations in Swingline Advances pursuant to Section 2.15 or (b) make Advances to the Borrower to repay a Swingline Advance pursuant to Section 2.02, the “Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that each such reallocation shall be given effect only if the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Advances shall not exceed the positive difference, if any, of (A) the Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Advances of that Lender.

(iv)          For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)          If the Administrative Agent agrees in writing in its sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their relative Commitments, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17.          Replacement of Lenders.

(a)          Notwithstanding anything to the contrary contained herein, in the event that (i) any Affected Person shall request reimbursement for amounts owing pursuant to Section 2.09 or 13.03 (each such Affected Person, a “Potential Terminated Lender”), (ii) a Lender is a Defaulting Lender (such Defaulting Lender, also, a “Potential Terminated Lender”) or (iii) any Lender does not give or approve any consent, waiver or amendment that requires the approval of all Lenders or all affected Lenders in accordance with the terms hereof and has been approved by the Required Lenders (such non-consenting Lender, also, a “Potential Terminated Lender”), the Borrower, at its sole expense and effort, shall be permitted, upon no less than ten (10) days’ written notice to the Administrative Agent (with a copy to the Collateral Agent and the Securities Custodian) and such Potential Terminated Lender, to require such Potential Terminated Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.09 and 13.03) and obligations under this Agreement and the related Facility Documents to an assignee permitted pursuant to Section 13.06 (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:

(A)        such Potential Terminated Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents (including any amounts under Section 2.10) from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(B)         in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 13.03, such assignment will result in a reduction in such compensation or payments thereafter;

(C)         such assignment does not conflict with applicable Laws; and

(D)         in the case of an assignment based on clause (iii) above, the Replacement Lender shall have consented to the applicable amendment, waiver or consent.

(b)          Each Potential Terminated Lender hereby agrees to take all actions reasonably necessary, at the sole expense of the Borrower, to permit a Replacement Lender to succeed to its rights and obligations hereunder. Upon the effectiveness of any such assignment to a Replacement Lender, (i) such Replacement Lender shall become a “Lender” hereunder for all purposes of this Agreement and the other Facility Documents, (ii) such Replacement Lender shall have a Commitment in the amount not less than the Potential Terminated Lender’s Commitment assumed by it and (iii) the Commitment of the Potential Terminated Lender shall be terminated in all respects.

(c)          No Lender shall be required to make any assignment or delegation pursuant to Section 2.17(a) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.18.          Increase in the Facility Amount.

(a)            The Borrower may, at any time and from time to time prior to the Commitment Termination Date, increase the Facility Amount, either through an increase in the Commitment of a particular Lender or, subject to Section 2.18(c), addition of a new Lender, by delivering a request to the Administrative Agent (who shall distribute it to the Lenders) substantially in the form attached hereto as Exhibit G-1 (each, a “Facility Amount Increase Request”) or in such other form acceptable to the Administrative Agent at least 30 days (or such lesser number of days as is acceptable to the Administrative Agent) before the desired effective date of such increase (the “Facility Amount Increase”) identifying an additional Lender that is a Permitted Assignee (or additional Commitments for existing Lender(s) which have consented to such increase), and the amount of its Commitment (or additional amount of its Commitment(s)); provided, however, that (i) any increase of the aggregate amount of the Facility Amount shall be in an amount not less than $5,000,000, (ii) no Default or Event of Default shall have occurred and be continuing at the time of the request or the effective date of the Facility Amount Increase, (iii) all representations and warranties contained in Article IV hereof (as the same may be amended from time to time) shall be true and correct in all material respects at the time of such request and on the effective date of such Facility Amount Increase, (iv) the Administrative Agent shall have provided its written consent to such increase, (v) each existing Lender that has agreed to increase its Commitment shall deliver to the Borrower a Facility Amount Increase Agreement substantially in the form attached hereto as Exhibit G-2 (each, a “Facility Amount Increase Agreement”), (vi) each new Lender shall satisfy the conditions set forth in Section 2.18(b), (vii) the Coverage Tests are satisfied at the time of the request or the effective date of the Facility Amount Increase and after giving effect to the Facility Amount Increase and (viii) any increase of the Facility Amount to an amount in excess of $750,000,000 will require the approval of the Required Lenders. The effective date of the Facility Amount Increase shall be agreed upon by the Borrower and the Administrative Agent. Upon the effectiveness thereof, the new Lender(s) (or, if applicable, existing Lender(s)) shall make Advances in an amount sufficient such that after giving effect to its advance each Lender shall have outstanding Advances equal to its Percentage of Advances. The Borrower agrees to pay any reasonable and documented expenses of the Administrative Agent relating to any Facility Amount Increase. Promptly after finalizing a Facility Amount Increase, the Administrative Agent shall provide notice to the Collateral Agent of such Facility Amount Increase as well as any documentation related thereto. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender’s Commitment shall be increased without its consent thereto, and each Lender may in its sole and absolute discretion, unconditionally and without cause, decline to increase its Commitment.

(b)           Subject to Section 2.18(c), in connection with any Facility Amount Increase other than in connection with a Facility Amount Increase Agreement, at the request of the Borrower, a Permitted Assignee may join this Agreement as a Lender and assume all rights and obligations of a Lender under this Agreement and the other Facility Documents; subject to the following conditions: (i) the Commitment of the new Lender shall be in addition to the Commitment of the existing Lenders in effect on the date of such new Lender’s entry into this Agreement and the Facility Amount shall be increased in a corresponding amount; (ii) such new Lender shall deliver to the Borrower the applicable tax forms required by Section 13.03(g); and (iii) the new Lender and the Borrower shall execute and deliver to the Administrative Agent a Lender Joinder Agreement substantially in the form of Exhibit G-3 (each, a “Lender Joinder Agreement”) and the Borrower shall execute such new Notes as the Administrative Agent or any new Lender may request. Copies of each Lender Joinder Agreement and any new Notes shall be delivered to the Collateral Agent and the Securities Custodian.

Section 2.19.          Eligible Currency.

(a)          Subject to the Pari Passu Provisions, any and all payments made by the Borrower under the Facility Documents shall be made in the applicable Eligible Currency. Each party hereto agrees that the Collections and all such other amounts described in Section 9.01(a) shall be applied in accordance with the priority of payments set forth in Section 9.01(a). The Lenders and the Administrative Agent hereby instruct the Collateral Agent to apply the Collections and all such other amounts described in Section 9.01(a) in accordance with the Payment Date Report provided by the Collateral Manager; provided that such payments shall be subject to availability of such funds pursuant to Section 9.01(a).

(b)          The Administrative Agent shall instruct the Collateral Agent, on the Determination Date immediately preceding each Payment Date, to convert amounts on deposit in the Collection Accounts into each Eligible Foreign Currency to the extent necessary to make payments pursuant to Section 9.01(a), as applicable (as determined by the Administrative Agent using the Spot Rate).

(c)          The Administrative Agent with the consent of the Borrower (or the Collateral Manager on the Borrower's behalf) may direct the Collateral Agent to convert any Collections on deposit in the Principal Collection Accounts denominated in an Eligible Currency into another Eligible Currency on any Business Day (other than a Payment Date) using the Spot Rate so long as (i) the Maximum Advance Rate Test is satisfied both prior to and after giving effect to such conversion, and (ii) the converted amounts are used solely for purposes of acquiring a Collateral Loan denominated in such other Eligible Currency pursuant to Article X. The Administrative Agent shall provide no less than two (2) Business Days' prior written notice to the Collateral Agent of any such conversion.

(d)          If any foreign exchange transaction is required pursuant to this Section 2.19 or any other provision of this Agreement, the Administrative Agent shall instruct the Collateral Agent in writing to conduct such foreign exchange transaction at the prevailing Spot Rate two (2) Business Days prior to the conversion date.

(e)          The parties hereto acknowledge and agree that:

(i)             the Collateral Agent and any BNY Affiliate may rely conclusively on the bases for the prevailing market rate and shall not be held liable for any associated losses (including without limitation any losses incurred on account of the difference between an indicative market rate quoted by the Collateral Agent and the actual market rate prevailing in respect of an executed trade); and

(ii)            the Collateral Agent may receive any reasonable fees and spread on foreign exchange transactions customarily charged by the Collateral Agent in connection with any foreign exchange transaction(s) settled pursuant to this Agreement solely to the extent of administrative expenses payable to it pursuant to Section 9.01.

(f)          If the Collateral Agent receives an instruction to effect any foreign exchange transactions (which instruction shall be given at least two Business Days prior to such conversion date, or such shorter period as may be agreed by the Collateral Agent), or cannot comply with instructions without effecting foreign exchange transactions, the Collateral Agent is authorized to enter into spot foreign exchange transactions (“FX Transactions”) with the Borrower in connection with the Covered Accounts and may provide such foreign exchange services to the Borrower itself or through any BNY Affiliates. The Collateral Agent may convert currency itself or through any BNY Affiliate and, in those cases, the Collateral Agent or, as the case may be, the relevant BNY Affiliate through which currency is converted, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and may earn revenue, including, without limitation, transaction spreads and sales margin, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the FX Transaction made under this Agreement and the rate that the Collateral Agent or any BNY Affiliate receives when buying or selling foreign currency for its own account. The Collateral Agent or the relevant BNY Affiliate makes no representation that the exchange rate used or obtained in any FX Transaction under this Agreement will be the most favorable rate that could be obtained at the time or as to the method by which that rate will be determined. The Collateral Agent or the relevant BNY Affiliate may establish rules or limitations concerning any foreign exchange facility made available to the Borrower. Any such FX Transactions will be subject to terms and conditions (the “FX Terms”) separately disclosed. In such cases, the relevant FX Transaction may not be processed and priced as described in the FX Terms. For the purposes for this clause 2.19(f), “BNY Affiliate” means any subsidiary, affiliate or other related body corporate of The Bank of New York Mellon Corporation and which shall exclude any third party affiliates or other entities of whatever description which are not part of The Bank of New York Mellon Corporation group of companies.

(g)          Any FX Transaction may be transmitted by the Collateral Agent to a sub-custodian or depositary or as otherwise agreed between the Borrower and the Collateral Agent.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.01.          Conditions Precedent to Initial Advance.

The obligation of each Lender to make its initial Advance hereunder shall be subject to the conditions precedent that the Administrative Agent (and with respect to clause (l) and clause (o) below, the Collateral Agent, and with respect to clause (m) below, the Collateral Administrator) shall have received on or before the Closing Date the following (except with respect to clause (i)(y) below, which the Administrative Agent shall have received on or before the initial Advance), each in form and substance reasonably satisfactory to the Administrative Agent and (with respect to the information for inclusion in the Monthly Report under clause (m) below) the Collateral Administrator:

(a)          each of the Facility Documents (other than the Collateral Agent Fee Letter which shall be delivered directly to the Collateral Agent) duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b)          true and complete copies of the Constituent Documents of the Borrower, the Collateral Manager and the Fund as in effect on the Closing Date;

(c)          a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its designated manager approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(d)          a certificate of a Responsible Officer of the Collateral Manager certifying, respectively, (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(e)          a certificate of a Responsible Officer of the Fund certifying, respectively, (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its trustee or appointed officer, as applicable under its Constituent Documents, approving the Purchase and Sale Agreement and the other Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (iv) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(f)          financing statements (or the equivalent thereof in any applicable foreign jurisdiction, as applicable) in proper form for filing on the Closing Date, under the UCC with the Delaware Secretary of State and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement;

(g)          copies of proper financing statement amendments (or the equivalent thereof in any applicable foreign jurisdiction, as applicable), if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower, the Fund or any transferor;

(h)          legal opinions (addressed to each of the Secured Parties) of Dechert LLP, counsel to the Borrower, the Fund and the Collateral Manager and Troutman Pepper Locke LLP, counsel to the Collateral Agent, the Collateral Custodian, the Securities Custodian and the Collateral Administrator, covering such matters as the Administrative Agent and its counsel shall reasonably request;

(i)          evidence reasonably satisfactory to it that (x) all of the Covered Accounts shall have been established and (y) all of the Covered Accounts are open and available for transactions in accordance with the terms of this Agreement; and the Account Control Agreement shall have been executed and delivered by the Borrower, the Collateral Agent and the Securities Custodian and shall be in full force and effect;

(j)          evidence that (i) all fees and expenses due and payable to each Lender and BNY, in each of its capacities hereunder, on or prior to the Closing Date have been received or will be received contemporaneously with the Closing Date; (ii) the reasonable and documented fees and expenses of Mayer Brown LLP, counsel to the Administrative Agent and Troutman Pepper Locke LLP, counsel to BNY in connection with the transactions contemplated hereby (to the extent invoiced prior to the Closing Date); and (iii) all other reasonable and documented up-front expenses and fees (including legal fees of outside counsel and any fees required under the Collateral Agent Fee Letter) that are invoiced at least one Business Day prior to the Closing Date, shall have been paid by the Borrower;

(k)          delivery of such Collateral (including any promissory note, executed assignment agreements and word or pdf copies of the principal credit agreement for each initial Collateral Loan, to the extent received by the Borrower) in accordance with the Custodian Agreement shall have been effected;

(l)          a certificate of a Responsible Officer of the Borrower, dated as of the Closing Date, certifying to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Closing Date and, in the case of clauses (i) through (iii) below, immediately prior to the delivery thereof on the Closing Date:

(i)             the Borrower is the owner of such Collateral free and clear of any Liens except for those which are being released on the Closing Date or Permitted Liens;

(ii)            the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than Permitted Liens or interests granted pursuant to this Agreement; and

(iii)           upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except Permitted Liens or as permitted by this Agreement;

(m)         the information required to be set forth in the Borrowing Base Calculation Statement and the Monthly Report in Excel or a comparable format to the extent an Advance is requested on the Closing Date;

(n)          each Lender shall have received all documentation and other information requested by such Lender in its reasonable discretion and/or required by regulatory authorities with respect to the Borrower, the Fund and the Collateral Manager under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, all in form and substance reasonably satisfactory to such Lender; and

(o)          such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested.

Section 3.02.          Conditions Precedent to Each Borrowing

The obligation of each Lender to make each Advance to be made by it (including the initial Advance and any Swingline Advance) on each Borrowing Date shall be subject to the fulfillment of the following conditions; provided that the conditions described in clauses (c) and (d) (other than a Default or Event of Default described in Section 6.01(h)) below need not be satisfied if the proceeds of the Borrowing are used to fund Revolving Collateral Loans or Delayed Drawdown Collateral Loans then owned by the Borrower or to fund the Revolving Reserve Account to the extent required under Section 8.04:

(a)          the Administrative Agent (and, with respect to any Swingline Advance, the Swingline Lender) and each Lender shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.02;

(b)          immediately after the making of such Advance on the applicable Borrowing Date, each Coverage Test shall be satisfied (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing);

(c)          each of the representations and warranties of the Borrower and the Fund contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(d)          no Default, Event of Default, Potential Collateral Manager Removal Event or Collateral Manager Removal Event shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance; and

(e)          the Reinvestment Period shall not have terminated.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01.          Representations and Warranties of the Borrower.

The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date, as follows:

(a)          Due Organization. It is a limited liability company formed and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)          Due Qualification and Good Standing. It is in good standing in the State of Delaware and it is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)          Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)          Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents or (ii) conflict with or contravene in any material respect (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties.

(e)          Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and has made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings under this Agreement, the pledge of the Collateral under this Agreement and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)          Compliance with Agreements, Laws, Etc. It has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(g)          Location. Its office in which it maintains its limited liability company books and records is located at the address set forth on Schedule 5. Its registered office and jurisdiction of organization is the jurisdiction referred to in Section 4.01(a).

(h)          Investment Company Act. Assuming compliance by each of the Lenders and any participant with Section 13.06, neither it nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act.

(i)           Information and Reports. Other than any of the following information containing information provided or prepared by an Obligor, each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written reports and certificates (other than projections and forward-looking statements) furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby are true, complete and correct in all material respects as of the date such information is stated or certified. All projections and forward-looking statements furnished by or on behalf of the Borrower were prepared reasonably and in good faith as of the date on which they were provided.

(j)           ERISA. It has not established nor has currently nor in the prior past five years has had any liability or obligation under Title IV of ERISA with respect to any Plan or Multiemployer Plan, and to the best of its knowledge, no other ERISA Group member has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan under Title IV of ERISA that would reasonably be expected to result in a Material Adverse Effect.

(k)          Taxes. It has filed all U.S. federal income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all U.S. federal income Taxes and all other material Taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such Taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(l)           Tax Status. For U.S. federal income tax purposes, it is treated as an entity that is disregarded as separate from its owner (as defined in Treasury Regulation Section 301.7701-2(a)). The entity from which it is disregarded as a separate entity is a U.S. Tax Person.

(m)         Plan Assets. Its assets do not constitute Plan Assets and its assets are not subject to a Similar Law. The Collateral is not deemed to be Plan Assets and is not subject to a Similar Law. Assuming that the assets of the Lenders are not deemed to be Plan Assets (unless such Lender is relying on an available prohibited transaction exemption), none of the transactions contemplated by any Facility Document will result in a Prohibited Transaction.

(n)          Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, it is and will be Solvent.

(o)          Representations Relating to the Collateral.

(i)             It owns and has legal and beneficial title to all Collateral Loans and other Collateral (or, in the case of participation interests, a beneficial interest therein) free and clear of any Lien or claim of any Person, other than Permitted Liens;

(ii)            Except as contemplated by the Facility Documents and other than Permitted Liens, it has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. It has not authorized the filing of and is not aware of any financing statements or any equivalent filing in any applicable jurisdiction against it that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction relating to the security interest granted to the Collateral Agent hereunder or that has been terminated; and it is not aware of any judgment, PBGC liens or tax lien filings against it or any of its assets;

(iii)          the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities or Security Entitlements to Financial Assets resulting from the crediting of Financial Assets to a “securities account” (as defined in Section 8-501(a) of the UCC);

(iv)          all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC;

(v)           this Agreement creates a valid, continuing and, upon Delivery of Collateral, filing of the financing statements referred to in clause (viii) below and execution of the Account Control Agreement, perfected security interest (as defined in Section 1-201(b)(35) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens (other than Permitted Liens) and claims and is enforceable as such against creditors of and purchasers from it, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(vi)          it has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(vii)          with respect to the Collateral that constitutes Security Entitlements, all such Collateral has been and will have been credited to the applicable Covered Account; and

(viii)          with respect to Collateral that constitutes accounts or general intangibles (as defined in Section 9-102(a)(42) of the UCC), it has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which it hereby agrees may be an “all assets” filing), which security interest may be perfected by the filing of a financing statement under Applicable Law.

(p)          Eligibility. Each Collateral Loan included in a Monthly Report or a Borrowing Base Calculation Statement required to be delivered by it under this Agreement as an Eligible Collateral Loan was, in fact, an Eligible Collateral Loan at such time.

(q)          Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. It and its directors, officers, managers and, to its knowledge, its agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. None of (a) it or its directors, officers or managers, or (b) to its knowledge, any of its agents that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing, use of proceeds thereof or other transactions hereunder will violate Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.

(r)          Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Fund in exchange for the purchase of the Collateral Loans (or any number of them) from the Fund pursuant to the Purchase and Contribution Agreement. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to the Fund and no such transfer is or maybe voidable or subject to avoidance under any section of the Bankruptcy Code.

(s)          Beneficial Ownership Certificate. (a) As of the Closing Date, the Borrower has delivered to the Administrative Agent a Beneficial Ownership Certificate and the information included in such Beneficial Ownership Certificate is true and correct in all respects and (b) as of the date delivered, the information included in each Beneficial Ownership Certificate delivered pursuant to Section 5.01(l) is true and correct in all respects.

(t)          Outbound Investment Rules. Neither the Borrower nor any of its subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 4.02.          Representations and Warranties of the Collateral Manager.

The Collateral Manager represents and warrants to each of the other Secured Parties on and as of each Measurement Date, as follows:

(a)          Due Organization. It is a limited liability company formed and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)          Due Qualification and Good Standing. It is in good standing in the State of Delaware and it is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(c)          Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)          Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents in any material respect or (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties, except, in the case of clauses (A), (B) and (C) above, where such conflict, contravention, breach, violation or default could not reasonably be expected to have a Material Adverse Effect.

(e)          Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)          Compliance with Agreements, Laws, Etc. It has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(g)          Location. Its office in which it maintains its limited liability company books and records is located at the address set forth on Schedule 5. Its registered office and jurisdiction of organization is the jurisdiction referred to in Section 4.02(a).

(h)          ERISA. Assuming that none of the assets of the Lenders used to fund or hold any interest in the Advances constitutes “Plan Assets” or are subject to Similar Law its assets do not constitute Plan Assets and its assets are not subject to a Similar Law as to which the entering into or performance of this Agreement and the transactions contemplated hereby would result in a violation of such Similar Law. The Borrower has not established and does not have, nor during the prior past five years has had any liability or obligation under Title IV of ERISA with respect to any Plan or Multiemployer Plan, and to the best of its knowledge, no other ERISA Group member has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan under Title IV of ERISA that would reasonably be expected to result in a Material Adverse Effect.

(i)          Taxes. It has filed all U.S. federal income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all U.S. federal income Taxes and all other material Taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such Taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(j)          Eligibility. Each Collateral Loan included in a Monthly Report or a Borrowing Base Calculation Statement required to be delivered by it under this Agreement as an Eligible Collateral Loan was, in fact, an Eligible Collateral Loan at such time.

(k)          Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. It and its subsidiaries and their respective directors, officers, managers and, to its knowledge, its agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. None of (a) it, its subsidiaries or their respective directors, officers or managers, or (b) to their respective knowledge, any of their agents that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.

(l)          RIC and BDC Status. The Fund qualifies as an RIC and is an “investment company” that has elected to be regulated as a “business development company” as defined in Section 2(a)(48) of the Investment Company Act and is subject to regulation as such under the Investment Company Act including Section 18, as modified by Section 61, of the Investment Company Act. The business and other activities of the Fund, including but not limited to, the consummation of the transactions contemplated by the Facility Documents to which the Fund is a party do not result in any violations, with respect to the Fund, of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case, that are applicable to the Fund.

ARTICLE V
COVENANTS

Section 5.01.          Affirmative Covenants of the Borrower.

The Borrower covenants and agrees that, until the Collection Date:

(a)          Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of its Constituent Documents and comply in all material respects with its obligations under each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party except, in the case of this clause (v), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b)           Enforcement.

(i)             It shall not take any action that would release any Obligor from any of such Obligor’s material covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments to the Related Documents that govern Defaulted Collateral Loans or Ineligible Collateral Loans, (2) amendments to Collateral Loans in accordance with the Collateral Management Standard and (3) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Collateral Manager required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(ii)            It will perform, and use commercially reasonable efforts to cause the Collateral Manager to perform, all of their obligations and agreements contained in this Agreement or any other Facility Document to which such Person is a party.

(c)           Further Assurances. It shall promptly upon the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), at its expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), it shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d)           Financial Statements; Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender and, with respect to item (iii), with a copy to the Collateral Agent):

(i)             within 120 days after the end of each fiscal year of the Fund, an annual report of the Fund containing an audited consolidated statement of assets, liabilities, and capital as of the end of such fiscal year, and audited consolidated statements of operations and cash flows, for the year then ended, prepared in accordance with GAAP, each reported on by independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Fund and its consolidated subsidiaries on a consolidated basis with GAAP consistently applied;

(ii)            within 60 days after the end of each of the first three quarters of each fiscal year of the Fund, an unaudited financial report of the Fund containing a consolidated statement of assets, liabilities, and capital, consolidated statements of operations, and a market value report regarding the investments of the Fund for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Fund and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)           within two Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default or (B) Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and

(iv)           from time to time such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of each Coverage Test, the Maximum Advance Rate Default Test and Collateral Quality Test) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request if reasonably available without undue burden or expense.

(e)           Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements or an agreement by such Person to comply with the provisions of Section 13.09) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) the Related Documents with respect to the Collateral; provided that, so long as no Event of Default has occurred and is continuing, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year; and provided, further, that if no Event of Default has occurred and is continuing, the Administrative Agent shall not exercise such visit/inspection rights more than once in any calendar year. The Administrative Agent shall be permitted to schedule such visits on behalf of the Lenders and shall (1) coordinate in good faith with the Lenders to determine dates which are acceptable to a majority of the Lenders and (2) provide 10 days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f)            Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i)             to fund or pay the purchase price of Collateral Loans or Eligible Investments acquired by the Borrower in accordance with the terms and conditions set forth herein (it being understood that the Borrower may request a Borrowing to (A) with respect to the initial Advance, make a distribution to the Fund and to pay fees and expenses in connection with this Agreement and the other Facility Documents and (B) fund the applicable Advance Rate of one or more Collateral Loans either on the date of acquisition or at a later time during the Reinvestment Period pursuant to Article II) or for general corporate purposes;

(ii)            to fund additional extensions of credit under Revolving Collateral Loans and Delayed Drawdown Collateral Loans purchased in accordance with the terms of this Agreement;

(iii)          to fund the Revolving Reserve Account in an amount not to exceed the Revolving Exposure (A) on or prior to the date specified in clause (a) of the definition of Reinvestment Period (and the Borrower shall submit a Notice of Borrowing requesting a Borrowing of Advances for a Borrowing Date falling no more than five and no less than one Business Day prior to such date with a Requested Amount sufficient such that after giving effect to such deposit the amount on deposit in the Revolving Reserve Account is equal to the Revolving Exposure) and (B) within one Business Day following each other occurrence of the Commitment Termination Date (and the Borrower shall submit a Notice of Borrowing requesting a Borrowing of Advances for a Borrowing Date within one Business Day following such date with a Requested Amount sufficient such that after giving effect to such deposit the amount on deposit in the Revolving Reserve Account is equal to the Revolving Exposure); and

(iv)          so long as no Default or Event of Default shall have occurred and be continuing, and provided that (A) any amounts required to be funded or paid by the Borrower pursuant to clauses (i), (ii) and (iii) of this subsection (f) have been made and (B) each Coverage Test is satisfied on a pro forma basis after giving effect to such distribution, then to distribute funds to its equityholders; and

(v)           to pay ordinary course fees and expenses, including in connection with this Agreement and the other Facility Documents in accordance with the terms thereof.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X.

(g)           Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written reports and certificates (other than projections, forward-looking statements, information of a general economic or industry specific nature) furnished by or on behalf of it to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be, taken as a whole, true, complete and correct in all material respects as of the date such information is stated or certified (as modified or supplemented by other information so furnished). All projections and forward-looking statements furnished by or on behalf of the Borrower shall be prepared in good faith based upon assumptions believed to be reasonable by it at the time of preparation thereof (it being understood that projections are subject to significant and inherent uncertainties and contingencies which may be outside of the Borrower’s control and that no assurance can be given that projections will be realized, and are therefore not to be viewed as fact, and that actual results for the periods covered by projections may differ from the projected results set forth in such projections and that such differences may be material); provided that solely with respect to information furnished by the Borrower which was provided to the Borrower from an Obligor or any other third party (or is derived therefrom) with respect to a Collateral Loan, such information shall only need to be true, complete and correct in all material respects to the actual knowledge of the Borrower.

(h)           Opinions as to Collateral. On or before each five year anniversary of the Closing Date, at the request of the Administrative Agent, it shall furnish to the Agents an opinion of counsel addressed to the Agents and the Borrower relating to the continued perfection of the security interest granted by the Borrower to the Collateral Agent hereunder.

(i)            No Other Business. It shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the Collateral in connection therewith and entering into and performing its obligations under the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement.

(j)            Tax Matters. It shall (and each Lender hereby agrees to) treat the Advances and the Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the U.S. Internal Revenue Service or a non-appealable judgment of a court of competent jurisdiction. It shall at all times be treated as an entity that is disregarded as separate from its owner (as defined in Treasury Regulation Section 301.7701-2(a)) for U.S. federal income tax purposes and shall take all steps necessary to ensure that the entity from which it is disregarded as separate is a U.S. Tax Person. The Borrower shall pay and discharge all Taxes, assessments, and governmental charges or levies imposed upon it, its income or profits, or any property belonging to it, before any such obligation becomes delinquent; provided that the Borrower shall not be required to pay any Tax, assessment, charge or levy, if any, so long as the amount, applicability or validity thereof shall currently be contested in good faith by adequate proceedings and adequate reserves therefor have been established in accordance with GAAP.

(k)            Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Dechert LLP, as special counsel to the Borrower, issued in connection with the Purchase and Contribution Agreement and relating to the issues of substantive consolidation and true sale of certain Collateral Loans.

(l)            Beneficial Ownership Regulation. Promptly following any change in the information included in a Beneficial Ownership Certificate that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certificate, or a change in the address of any beneficial owners, the Borrower shall (x) notify the Administrative Agent and the Lenders and (y) execute and deliver to the Administrative Agent an updated Beneficial Ownership Certificate.

Section 5.02.          Affirmative Covenants of the Collateral Manager.

The Collateral Manager covenants and agrees that, until the Collection Date:

(a)            Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the material terms and conditions of its Constituent Documents and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party and its Constituent Documents, except, in the case of this clause (v), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b)           Enforcement. It shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments to Collateral Loans in accordance with the Collateral Management Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Collateral Manager required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(c)           Further Assurances. It shall promptly upon the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), it shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d)           Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender and, with respect to item (i), with a copy to the Collateral Agent):

(i)            within two Business Days after a Responsible Officer of the Collateral Manager obtains actual knowledge of the occurrence and continuance of any (A) Default, (B) Event of Default, (C) Potential Collateral Manager Removal Event, (D) Collateral Manager Removal Event or (E) any material breach by the Borrower or the Fund of any representations, warranties, agreements or covenants hereunder or under the Purchase and Contribution Agreement, a certificate of a Responsible Officer of the Collateral Manager setting forth the details thereof and the action which the Collateral Manager is taking or proposes to take with respect thereto;

(ii)            from time to time such additional information regarding the Collateral (including reasonably detailed calculations of each Coverage Test and Collateral Quality Test) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request if reasonably available without undue burden or expense; and

(iii)           a Borrowing Base Calculation Statement on (A) each date on which the Collateral Manager sells or substitutes (or commits to sell or substitute, as the case may be) any Collateral Loan, (B) the date on which the Collateral Manager obtains knowledge of any Material Modification to a Collateral Loan or that a Collateral Loan has become a Defaulted Collateral Loan and (C) each other date reasonably requested by the Administrative Agent upon at least two (2) Business Days’ notice to the Collateral Manager.

(e)          Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals its books, records and accounts relating to the Collateral, the Borrower, the Facility Documents and the performance of the Collateral Manager under the Facility Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants; provided that so long as no Event of Default has occurred and is continuing, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by each Lender or the Administrative Agent collectively; and provided, further, that if no Event of Default has occurred and is continuing, the Administrative Agent shall not exercise such visit/inspection rights more than once in any calendar year. The Administrative Agent shall be permitted to schedule such visits on behalf of the Lenders and shall (1) coordinate in good faith with the Lenders to determine dates which are acceptable to a majority of the Lenders and (2) provide 10 days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f)            Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written reports and certificates (other than projections, forward-looking statements, information of a general economic or industry specific nature) furnished by or on behalf of the Collateral Manager to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be, taken as a whole, true, complete and correct in all material respects as of the date such information is stated or certified (as modified or supplemented by other information so furnished); provided that solely with respect to information furnished by the Collateral Manager which was provided to the Collateral Manager from an Obligor or any other third party (or is derived therefrom) with respect to a Collateral Loan, such information shall only need to be true, complete and correct to the actual knowledge of the Collateral Manager; provided further that, with respect to projected financial information, other forward looking information and information relating to third parties, the Collateral Manager represents only that such information represents the Collateral Manager’s good faith estimates as of the date of preparation thereof, based upon methods and data the Collateral Manager believed at the time of the preparation thereof to be reasonable and accurate (it being understood that projections are subject to significant and inherent uncertainties and contingencies which may be outside of the Collateral Manager’s control and that no assurance can be given that projections will be realized, and are therefore not to be viewed as fact, and that actual results for the periods covered by projections may differ from the projected results set forth in such projections and that such differences may be material), and the Collateral Manager makes no representation or warranty with respect to information of a general economic or general industry nature.

(g)           Collections. It shall direct any agent or administrative agent for any Collateral Loan (or, in the case of a participation interest, the participation seller) to remit all payments and collections with respect to such Collateral Loan and, if applicable, to direct the Obligor (or, in the case of a participation interest, the participation seller) with respect to such Collateral Loan to remit all such payments and collections with respect to such Collateral Loan directly to the Collection Account.

(h)           Priority of Payments. It shall instruct the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(i)            Taxable Mortgage Pool. It shall not permit the sum of the outstanding principal balance of all Collateral Loans owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) to exceed 40% of the total aggregate outstanding loan balance of all Collateral Loans owned by the Borrower.

(j)            ERISA. Its assets will not constitute Plan Assets and its assets will not be subject to a Similar Law as to which the entering into and performance of this Agreement and the transactions contemplated hereby would be a violation of such Similar Law (assuming that none of the assets used to purchase or hold any of the Advances or Commitments are Plan Assets or subject to Similar Law). Neither it nor any member of its ERISA Group will incur any liability or obligation under Title IV of ERISA with respect to any Plan or Multiemployer Plan that would reasonably be expected to result in a Material Adverse Effect.

(k)           Maintenance of RIC and BDC Status. It shall cause the Fund to maintain its status as an RIC under the Code and as a “business development company” under the Investment Company Act.

Section 5.03.          Negative Covenants of the Borrower.

The Borrower covenants and agrees that, until the Collection Date:

(a)           Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents.

(b)           Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets (other than dispositions permitted under this Agreement), or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full of the Obligations). The Borrower shall not enter into any plan of division or other statutory division under Delaware law (or any comparable event under a different jurisdiction’s laws) without the prior written consent of the Administrative Agent.

(c)           Amendments to Constituent Documents, etc. Without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (i) it shall not amend, modify or take any action inconsistent in any material respect with its Constituent Documents and (ii) it will not amend, modify or waive in any material respect any term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

(d)           ERISA. (i) It shall not establish or have any obligation or liability under Title IV of ERISA to any Plan or Multiemployer Plan, and shall not cause any member of its ERISA Group to establish or have any obligation or liability under Title IV of ERISA to any Plan or Multiemployer Plan that would reasonably be expected to result in a Material Adverse Effect and (ii) it shall not take any action, or omit to take any action, that would result in any of its assets or the Collateral being deemed to be Plan Assets or becoming subject to Similar Law as to which the entering into or performance of this Agreement and the transactions contemplated hereby would result in violation of such Similar Law (and assuming for this purpose that none of the assets used to purchase or hold any of the Advances or Commitments are Plan Assets or subject to Similar Law). It shall not take, or omit to take, any action which could result in the occurrence of any Prohibited Transaction in connection with any of the transactions contemplated under any Facility Document, assuming that the assets of the Lenders are not deemed to be Plan Assets (unless such Lender is relying on an available prohibited transaction exemption).

(e)           Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(f)            Margin Requirements; Covered Transactions. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X.

(g)           Changes to Filing Information. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives prior written notice to the Agents and takes all actions that the Administrative Agent or the Required Lenders (through the Administrative Agent) reasonably request and determine to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral.

(h)           Transactions with Affiliates. Except as may be otherwise required or permitted by the Purchase and Contribution Agreement, it shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including sales of Defaulted Collateral Loans and other Collateral Loans), except as permitted or required under the Facility Documents unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par or for fair market value (as determined by the Collateral Manager) shall be deemed to comply with this provision). For the avoidance of doubt, (i) nothing in this clause (h) shall prohibit Borrower from transferring or distributing the Collateral Loans to the Fund or an Affiliate, as applicable, in accordance with Article X hereof and (ii) the Borrower may make dividends or distributions to the Fund from amounts released to the Borrower pursuant to the Priority of Payments at any time in accordance with its Constituent Documents.

(i)            Investment Company Restriction. Assuming compliance by the Lenders and any Participant with Section 13.06(e) hereof, it shall not and shall not permit the pool of Collateral to become required to register as an “investment company” under the Investment Company Act.

(j)            Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. It will not request any Borrowing, and shall not use the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions. It has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(k)           No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any taxes levied or assessed upon any part of the Collateral.

(l)            Indebtedness; Guarantees; Securities; Other Assets. It shall not (x) incur or assume or guarantee any indebtedness for borrowed money or other financial indebtedness, (y) assume or guarantee any material obligations (including contingent obligations) or (z) issue any additional securities, whether debt or equity, in each case other than (i) pursuant to or as expressly permitted by this Agreement and the other Facility Documents, (ii) obligations under its Constituent Documents, (iii) pursuant to customary indemnification, expense reimbursement and similar provisions under the Related Documents or (iv) obligations incurred in the ordinary course of the Borrower’s business as permitted under this Agreement and the other Facility Documents. It shall not acquire any Collateral Loan or other property other than as permitted under the Facility Documents, it being understood and agreed that the Borrower shall be permitted to acquire Collateral Loans from its Affiliates and from unaffiliated third parties.

(m)          Validity of this Agreement. It shall not (i) take any action or omit to take any action, the result of which would permit the validity or effectiveness of any Facility Document or any grant of Collateral under this Agreement to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or take any action or omit to take any action, the result of which would permit any Person to be released from any covenant or obligation with respect to this Agreement (except in accordance with its terms) and (ii) except as permitted by any Facility Document, take any action that would permit the Lien of this Agreement not to constitute a valid first priority perfected security interest in the Collateral (subject to Permitted Liens).

(n)           Subsidiaries. It shall not have or permit the formation of any subsidiaries, except in connection with the receipt of equity securities pursuant to an exercise of remedies with respect to a Collateral Loan or any work-out or restructuring of a Collateral Loan or to hold foreclosed property.

(o)           Name. It shall not conduct business under any name other than its own.

(p)           Employees. It shall not have any employees (other than officers and directors to the extent they are employees).

(q)           Non-Petition. It shall not be party to any agreements under which it has any material obligation or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for loan agreements, related loan documents, any agreements related to the purchase and sale of any Collateral Loan which contain customary (as determined by the Collateral Manager) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager) loan trading documentation in connection with the Collateral Loans and any agreement that does not impose a material obligation on the Borrower and that is of a type that customarily does not include “non-petition” or “limited recourse” provisions (including customary service contracts and engagement letters entered into with third party service providers (including independent accountants and providers of independent managers)).

(r)            Certificated Securities. It shall not acquire or hold any Certificated Securities in bearer form in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165-12(c) (as determined by the Collateral Manager).

(s)           [Reserved].

(t)            Outbound Investment Rules. The Borrower will not, and will not permit any of its subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 5.04.          Certain Undertakings Relating to Separateness.

Without limiting any, and subject to all, other covenants of the Borrower and the Collateral Manager contained in this Agreement, the Borrower (and the Collateral Manager in acting on behalf or for the benefit of the Borrower) shall conduct its business and operations separate and apart from that of any other Person (including Stone Point, the Fund, and any of their Affiliates) and in furtherance of the foregoing:

(a)           The Borrower shall maintain its accounts, financial statements, books, accounting and other records, and other documents separate from those of any other Person; provided that the Borrower may be consolidated into the Fund solely for tax and accounting purposes.

(b)           The Borrower shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person, and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents.

(c)           The Borrower shall conduct its own business in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person (although, in connection with certain financial reporting, regulatory filings, advertising and marketing, it may be identified as a subsidiary of the Fund).

(d)           The Borrower shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due; provided, however, in its capacity as Collateral Manager, Stone Point may from time to time advance expenses of the Borrower for which Stone Point is later reimbursed pursuant to the Priority of Payments.

(e)           The Borrower has observed, and shall observe, all (A) limited liability company formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence (although, in connection with certain financial reporting, regulatory filings, advertising and marketing, it may be identified as a subsidiary of the Fund), and shall preserve its existence, and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its operating agreement in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity. The Borrower shall have at least one Independent Manager at all times (subject to the time periods for replacement of Independent Managers that have resigned or have been removed set forth in the Borrower’s Constituent Documents).

(f)            The Borrower shall not (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person, except as permitted by or pursuant to the Facility Documents.

(g)           The Borrower shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person (although, in connection with certain financial reporting, advertising and marketing, it may be identified as a subsidiary of the Fund); provided that the assets of the Borrower may be consolidated for accounting purposes and included in consolidated financial statements of the Fund as required by GAAP or applicable law.

(h)           The Borrower shall not identify itself as a division of any other Person.

(i)            The Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(j)            Except as may be provided in the Facility Documents, any transaction between the Borrower and its Affiliates shall be on arm’s length terms.

(k)           Except as permitted by, or pursuant to, the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person (other than its pledge of the Collateral hereunder to the Collateral Agent for the benefit of the Secured Parties).

(l)            The Borrower shall not acquire any securities or debt instruments of the Fund, the Collateral Manager, any Affiliates of the foregoing or any other Person (except for securities or debt instruments in the ordinary course, equity interests in Obligors in connection with the exercise of any remedies with respect to a Collateral Loan or any exchange offer, work-out or restructuring of a Collateral Loan).

(m)          The Borrower shall not make loans or advances to any Person, except for the Collateral Loans and as permitted by or pursuant to the Facility Documents.

(n)           The Borrower shall make no transfer of its Collateral Loans, except as permitted by or pursuant to the Facility Documents.

(o)           The Borrower shall file its own tax returns separate from those of any other Person or entity, except to the extent that the Borrower is not required to file tax returns under Applicable Law or is not permitted to file its own tax returns separate from those of any other Person.

(p)           The Borrower shall, to the extent used in its business, use separate stationery, invoices and checks.

(q)           The Borrower shall correct any known misunderstanding regarding its separate identity.

(r)            The Borrower shall maintain adequate capital in light of its contemplated business operations; provided that the foregoing shall not require the Fund to make capital contributions to the Borrower.

(s)           The Borrower shall at all times be organized as a single-purpose entity with Constituent Documents substantially similar to those in effect on the Closing Date.

(t)            The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any “substantive non-consolidation” opinion delivered in connection with the Facility Documents will continue to be true and correct in all material respects, in each case, to the extent the accuracy of such factual assumptions is necessary to support the legal conclusions therein.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.01.          Events of Default

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)           a default in the payment, when due and payable, of any interest, Commitment Fee, or principal in respect of the Advances and (other than a default on the Final Maturity Date) such default has not been cured within three (3) Business Days after the due date of such payment; provided that, in the case of a default in the payment resulting from a failure to disburse amounts solely due to an administrative error or omission of the Administrative Agent or the Collateral Agent, such default in the payment shall not constitute an Event of Default unless such default has not been cured within five (5) Business Days after the due date of such payment; or

(b)           the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act; or

(c)           except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Borrower or the Fund under this Agreement or the other Facility Documents to which it is a party (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, Collateral Quality Test, Coverage Test or the Maximum Advance Rate Default Test is not an Event of Default under this clause (c)), or the failure of any representation or warranty of the Borrower or the Fund made in this Agreement or in any other Facility Document to which it is a party to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty (30) days (provided that breaches of Sections 5.01(a)(ii), 5.01(d), 5.01(e), 5.01(f), 5.02(d) and 5.03 shall not have any cure period) after the earlier of (i) written notice to the Borrower, the Collateral Manager or the Fund (which may be by e-mail) by either Agent, and (ii) a Responsible Officer of the Borrower or the Fund has acquired actual knowledge thereof (for the avoidance of doubt, to the extent the Fund purchases or substitutes (in accordance with the provisions of the Purchase and Contribution Agreement) an Eligible Collateral Loan for a Collateral Loan for which the representation in Section 4.01(o) was breached, such breach shall be deemed cured hereunder); or

(d)           the Borrower ceases to have a valid ownership interest in all of the Collateral (subject to Permitted Liens); or

(e)           the Borrower assigns or attempts to assign any of its rights, obligations, or duties under the Facility Documents without the prior written consent of each Lender; or

(f)            a Change of Control occurs pursuant to clause (a) of the definition thereof; or

(g)           (i) any material provision of a Facility Document to which the Borrower, the Fund or the Collateral Manager is party shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Fund or the Collateral Manager, respectively, (ii) the Borrower, the Fund or the Collateral Manager shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first priority perfected security interest of the Collateral Agent, except as otherwise permitted in accordance with the Facility Documents (subject to Permitted Liens); or

(h)           an Insolvency Event relating to the Borrower or the Fund occurs; or

(i)            failure to reduce the Advances to $0 by the Final Maturity Date; or

(j)            [reserved]; or

(k)           the Maximum Advance Rate Default Test shall not be satisfied and such failure shall continue for two (2) Business Days following the earlier of (1) the Administrative Agent’s notice to the Borrower of such failure or (2) the actual knowledge of a Responsible Officer of the Borrower of such failure; provided that if the Collateral Manager furnishes written evidence to the Administrative Agent within such two (2) Business Day period (i) that a demand for a capital contribution has been made to the partners of the Fund in accordance with the terms of the Fund’s declaration of trust and bylaws in an amount (together with any Eligible Collateral Loans proposed to be transferred to the Borrower in connection therewith) sufficient to cure such failure or (ii) of a cure plan acceptable to the Administrative Agent, in its reasonable discretion, then, in either case, the grace period hereunder shall be extended to twelve (12) Business Days; or

(l)            the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000 against the Borrower or $20,000,000 against the Fund (in each case net of amounts covered by insurance), and the Borrower or the Fund, as applicable, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof; or

(m)          the Borrower fails to have at least one Independent Manager; provided that the resignation of an Independent Manager or the removal of an Independent Manager for “cause” shall not affect this clause (m) unless the Borrower fails to appoint a new Independent Manager within ten (10) Business Days of the effective date of such removal or resignation; or

(n)           any Monthly Report or Payment Date Report shall fail to be delivered when due and such failure shall continue for two (2) Business Days; or

(o)           a Collateral Manager Removal Event occurs; or

(p)           on any Monthly Report Determination Date, the Collateral Default Ratio shall exceed 10.00% (the threshold of which may be increased by the Administrative Agent in its sole discretion); or

(q)           the PBGC shall file notice of a Lien pursuant to Section 4068 or 303(k) of ERISA with regard to any asset of the Borrower and such Lien shall not have been released within five (5) Business Days, unless, in each case, a reserve has been established therefor in accordance with GAAP and such action is being diligently contested in good faith by appropriate proceedings; or

(r)            a breach of any of the covenants in Section 5.03(d)(ii) or Section 5.02(j).

Upon a Responsible Officer of the Borrower or the Collateral Manager obtaining actual knowledge of the occurrence of an Event of Default, each of the Borrower and the Collateral Manager shall promptly (and in any event within two (2) Business Days) notify each other and the Agents (who shall notify the Lenders promptly), specifying each specific Event of Default that has then occurred as well as all other Events of Default that are then known to be continuing. Upon the occurrence of an Event of Default actually known to a Responsible Officer of the Collateral Agent, the Collateral Agent shall promptly notify the Administrative Agent (which will notify the Lenders promptly) of such Event of Default in writing.

Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent may, in its sole discretion, and shall, at the request of the Required Lenders, by written notice to the Borrower (with a copy to the Collateral Agent and the Lenders), do any one or more of the following: (1) declare the Commitments to be terminated, whereupon the Commitments shall be terminated, and (2) declare the principal of and the accrued Interest on the Advances and all other Obligations whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (h) of this Section 6.01, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

In addition, upon the occurrence and during the continuation of an Event of Default (and with respect to the remedy provided in clause (w) below, upon the occurrence and during the continuation of an Event of Default described in clause (o) above), following written notice by the Administrative Agent (provided in its sole discretion or at the direction of the Required Lenders) to the Collateral Manager of the exercise of control rights with respect to the Collateral, the Administrative Agent may, in its sole discretion, and shall, at the request of the Required Lenders, exercise such rights, including: (v) the exercise of the Collateral Manager’s rights and obligations under the Facility Documents, including its unilateral power to (A) consent to modifications to Collateral Loans, (B) take any discretionary action with respect to Collateral Loans and (C) direct the acquisition, sales and other dispositions of Collateral Loans; (w) subject to delivery of a Collateral Manager Removal Notice, remove the Collateral Manager and transfer of the Collateral Manager’s rights and obligations under the Facility Documents to a Replacement Collateral Manager subject to Section 11.01(b); (x) if the Collateral Manager is not terminated or otherwise replaced, to require the Collateral Manager to obtain the consent of the Administrative Agent before agreeing to any modification of any Collateral Loan, taking any discretionary action with respect to any Collateral Loan or causing the Borrower to sell or otherwise dispose of any Collateral Loan; (y) if the Collateral Manager is not terminated or otherwise replaced, to require the Collateral Manager to cause the Borrower to sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent pursuant to Section 7.03, and (z) with respect to any specific Collateral Loan, to require the Collateral Manager to take such discretionary action with respect to such Collateral Loan as directed by the Administrative Agent. The Administrative Agent shall act in accordance with Applicable Law in connection with exercising any rights under this Article VI. In connection with any sale or proposed sale of the Collateral during the continuance of an Event of Default (whether pursuant to the Facility Documents or applicable law), the Borrower, the Fund or Stone Point (or any Affiliate or designee thereof) shall have the exclusive right to purchase all Collateral Loans (but not in part) so long as (1) Stone Point, the Borrower or the Fund, as applicable, provides notice to the Administrative Agent of its intent to acquire and/or refinance the entire Collateral portfolio by 4:00 p.m. on the tenth (10th) Business Day following receipt of notice of the Administrative Agent’s intent to liquidate the Collateral, (2) the Proceeds of such acquisition and/or refinancing are sufficient to extinguish all Obligations under the Facility Documents (other than unasserted contingent obligations) and (3) such acquisition and/or refinancing is completed within sixty (60) days of the date of the Administrative Agent’s notice of intent to liquidate the Collateral.

ARTICLE VII
PLEDGE OF COLLATERAL;
RIGHTS OF THE COLLATERAL AGENT

Section 7.01.          Grant of Security

(a)           The Borrower hereby grants, pledges, transfers and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (in each case excluding the Excluded Amounts) (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i)            all Collateral Loans and Related Documents (including those listed, as of the Closing Date, in Schedule 3 hereto), both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii)           each Covered Account and all Money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii)           all interest, dividends, distributions and other Money or property of any kind distributed in respect of the Collateral Loans of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of its Collateral Loans;

(iv)          each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v)           all Cash or Money in possession of the Borrower or delivered to the Collateral Agent (or its bailee);

(vi)          all securities, loans and investments and, in each case as defined in the UCC, accounts, chattel paper, deposit accounts, instruments, financial assets, investment property, general intangibles, letter-of-credit rights, and supporting obligations of the Borrower, and all other property of any type or nature in which the Borrower has an interest (including the equity interests of each subsidiary of the Borrower), and all property of the Borrower which is delivered to the Collateral Agent (or the Collateral Custodian on its behalf) by or on behalf of the Borrower (whether or not constituting Collateral Loans or Eligible Investments);

(vii)          all Liens, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(viii)         all Proceeds of any and all of the foregoing.

(b)           All terms used in this Section 7.01 but not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC as applicable.

(c)           The Borrower confirms that, upon the occurrence and during the continuance of an Event of Default and until the Collection Date, the Collateral Agent on behalf of the Secured Parties shall, at the written direction of the Administrative Agent (a copy of which direction shall also be provided to the Borrower to the extent delivery thereof to the Borrower is not prohibited by applicable law), have the sole right to enforce the Borrower’s rights and remedies under the Purchase and Contribution Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.

Section 7.02.          Release of Security Interest

Upon the Collection Date or pursuant to Section 8.08, the Collateral Agent, on behalf of the Secured Parties, shall, at the expense and direction of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall prepare and reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately terminate and the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of and direction by the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall prepare and reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03.          Rights and Remedies

The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the written direction of the Administrative Agent or the Required Lenders acting through the Administrative Agent, (a) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other document relating to the Collateral to the Collateral Agent or its designees (including the Securities Custodian or Collateral Custodian on its behalf) and otherwise give all instructions for the Borrower regarding the Collateral; (b) sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (c) take control of the Proceeds of any such Collateral; (d) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (e) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (f) enforce the Borrower’s rights and remedies with respect to the Collateral; (g) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (h) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (i) redeem any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (j) make copies of all books, records and documents relating to the Collateral; and (k) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of either the Administrative Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral to be assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (a) through (k) of this Section 7.03 the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as expressly required by Applicable Law, without notice to the Borrower. Such appointment shall in no way impose upon the Collateral Agent any obligation to take any such action unless specifically directed to do so by the Administrative Agent or the Required Lenders in accordance with this Agreement. The Collateral Agent shall not be deemed to assume any obligations of the Borrower as a result of the foregoing power of attorney and shall have no obligation to the Borrower to exercise any such rights thereunder except as otherwise directed by the Administrative Agent or the Required Lenders (acting through the Administrative Agent).

Notwithstanding anything in this Section 7.03 to the contrary, the Collateral Agent shall be under no duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and to the extent expressly so directed by the Administrative Agent, or the Required Lenders; provided that the Collateral Agent shall not be required to take any action hereunder at the direction of the Administrative Agent or any Secured Party if such action would, in the reasonable determination of the Collateral Agent (x) be in violation of or contrary to applicable law or any provisions of this Agreement or other Facility Document or (y) expose the Collateral Agent to liability unless it has received reasonably satisfactory indemnity with respect thereto.

All sums paid or advanced by the Collateral Agent in connection with the foregoing and all out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection therewith, together with interest thereon at the Interest Rate applicable at such time from the date of payment until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Obligations secured hereby.

Section 7.04.          Remedies Cumulative

Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by either of the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05.          Related Documents

(a)           Each of the Borrower and the Collateral Manager hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of either Agent, promptly forward to such Person all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, (ii) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent any reasonably requested information relating to any specified Collateral Loans and (iii) upon the written request of either Agent following an Event of Default pursuant to Section 6.01(a) or 6.01(h), act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent (in its reasonable discretion).

(b)           The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee. In addition, in accordance with the Custodian Agreement, promptly (and in any event, within five (5) Business Days) following its acquisition of any Collateral Loan, the Borrower shall deliver to the Collateral Custodian, to the extent applicable, copies of the Related Documents.

Section 7.06.          Borrower Remains Liable

(a)           Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b)           No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, or the transactions contemplated hereby or thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of Law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.07.          Protection of Collateral

The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements and continuation statements and the equivalent thereof in any applicable foreign jurisdiction, if applicable, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable to secure the rights and remedies of the Secured Parties hereunder and to:

(a)           grant security more effectively on all or any portion of the Collateral;

(b)           maintain, preserve and perfect any grant of security made or to be made by this Agreement including the first priority nature of the Lien (subject to Permitted Liens) granted hereunder or to carry out more effectively the purposes hereof;

(c)           perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary as a result of changes in Law);

(d)           enforce any of the Collateral or other instruments or property included in the Collateral;

(e)           preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all third parties; and

(f)            pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

The Borrower hereby designates the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement and continuation statement and the equivalent thereof in any applicable foreign jurisdiction, if applicable, and all other instruments, and take all other actions, required pursuant to this Section 7.07 if the Borrower fails to take any such action within ten (10) Business Days after either Agent’s request therefor. Such designation shall not impose upon the Collateral Agent or the Administrative Agent or any other Secured Party, or release or diminish, the Borrower’s obligations under this Section 7.07. The Borrower further authorizes the Collateral Agent (acting at the direction of the Administrative Agent) to file UCC-1 financing statements or the equivalent thereof in any foreign jurisdiction, if applicable, that name the Borrower as debtor and the Collateral Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” as the Collateral in which the Collateral Agent has a grant of security hereunder.

ARTICLE VIII
ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01.          Collection of Money.

Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold (or cause the Securities Custodian to segregate and hold) all such Money and property received by it for the benefit of the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established and maintained under the applicable Account Control Agreement with BNY or another Qualified Institution. Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by the Collateral Manager for convenience in administering the Covered Account or the Collateral.

The Collateral Agent shall have no liability for any losses included in or resulting from the rates obtained in any such exchange transaction in the absence of its own gross negligence, willful misconduct, fraud or bad faith.

Section 8.02.          Collection Account.

(a)           In accordance with this Agreement and the Account Control Agreement, the Borrower shall establish at the Securities Custodian the following segregated non-interest bearing securities accounts: “USD Interest Collection Account”, “USD Principal Collection Account”, “CAD Interest Collection Account”, “CAD Principal Collection Account”, “EUR Interest Collection Account”, “EUR Principal Collection Account”, “GBP Interest Collection Account” and “GBP Principal Collection Account” (collectively, the “Collection Account”), each of which shall be maintained with the Securities Custodian in accordance with the Account Control Agreement, and shall be subject to the Lien of the Collateral Agent. With respect to any Interest Proceeds (including any deposits required pursuant to Section 8.06(a)) denominated in Dollars, all such amounts shall be credited into the USD Interest Collection Account and with respect to any Principal Proceeds (including any deposits required pursuant to Section 8.06(a)) denominated in Dollars, all such amounts shall be credited into the USD Principal Collection Account. With respect to any proceeds denominated in an Eligible Foreign Currency, all Interest Proceeds and any deposits required pursuant to Section 8.06(a)  shall credited to the applicable Interest Collection Account and all Principal Proceeds and any deposits required pursuant to Section 8.06(a) shall be credited to the applicable Principal Collection Account. All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held on behalf of the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. Subject to Section 8.02(c), amounts in the USD Interest Collection Account and USD Principal Collection Account shall be reinvested pursuant to Section 8.06(a).

(b)           At any time when reinvestment is permitted pursuant to Article X, the Collateral Manager on behalf of the Borrower (subject to compliance with Article X) may, by delivery of a certificate or an email (of a .pdf or other similar file) instruction of a Responsible Officer of the Collateral Manager or a Trade Ticket, direct the Collateral Agent (with a copy to the Collateral Administrator) to, and upon receipt of such certificate, email or Trade Ticket, as applicable (which such certificate, Trade Ticket or email shall be deemed to be a certification of the Collateral Manager that the applicable reinvestment is authorized and permitted by the Facility Documents and all conditions precedent to such reinvestment have been satisfied), the Collateral Agent shall, withdraw funds on deposit in the applicable Principal Collection Account representing Principal Proceeds (together with accrued interest received with regard to any Collateral Loan and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Loan) and reinvest such funds in additional Collateral Loans in accordance with such certificate, email or Trade Ticket. At any time as of which sufficient funds are not on deposit in the Revolving Reserve Account, the Collateral Manager on behalf of the Borrower may, by delivery of a certificate of a Responsible Officer of the Collateral Manager, direct the Collateral Agent (with a copy to the Collateral Administrator) to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the applicable Principal Collection Account representing Principal Proceeds and remit such funds as so directed by the Collateral Manager to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Loans or Revolving Collateral Loans. In addition, in connection with any prepayment of Advances under Section 2.05(a), the Collateral Manager on behalf of the Borrower may, by delivery of a certificate of a Responsible Officer of the Collateral Manager to the Collateral Agent and the Collateral Administrator, direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Accounts representing Principal Proceeds and remit such funds as so directed by the Collateral Manager to the Lenders in connection with such prepayment.

(c)           The Collateral Agent shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 9.01(a), on the Business Day prior to each Payment Date, the amount set forth to be so transferred in the Payment Date Report for such Payment Date.

(d)           Amounts on deposit in the USD Interest Collection Account and the USD Principal Collection Account will be invested in overnight funds that are Eligible Investments selected by the Collateral Manager pursuant to Section 8.06 and earnings from all such investments will be deposited in the USD Interest Collection Account as Interest Proceeds. Funds in the Principal Collection Accounts (other than earnings from Eligible Investments therein) will be available solely to cover drawdowns on the Delayed Drawdown Collateral Loans and Revolving Collateral Loans and settle purchases of Collateral Loans committed to be acquired by the Borrower prior to the end of the Reinvestment Period. In addition, following the occurrence and during the continuance of an Event of Default, funds in the Interest Collection Account may be withdrawn by the Collateral Agent and deposited into the Principal Collection Account pursuant to and at the direction of the Administrative Agent.

Section 8.03.          Payment Account.

In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Securities Custodian a single, segregated dollar-denominated non-interest bearing securities account in the name “SPCIF Funding II LLC Payment Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Payment Account”, which shall be maintained by the Borrower with the Securities Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. Except as provided in Section 9.01, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable under the Priority of Payments on the Payment Dates in accordance with their terms and the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with this Agreement and the Priority of Payments. Funds in the Payment Account shall remain uninvested.

Section 8.04.          The Revolving Reserve Account; Fundings.

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish with the Securities Custodian a single, segregated non-interest bearing securities account in the name “SPCIF Funding II LLC Revolving Reserve Account, subject to the Lien of the Collateral Agent”, which shall be designated as the “Revolving Reserve Account”, which shall be maintained by the Borrower with the Securities Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Revolving Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Revolving Reserve Account other than in accordance with this Agreement and the Priority of Payments.

On the Commitment Termination Date and at all times thereafter, the Borrower shall maintain an amount (the “Revolving Reserve Required Amount”), as calculated by the Collateral Manager and provided to the Collateral Administrator and the Collateral Agent, in the Revolving Reserve Account at least equal to the sum of (x) the Revolving Exposure, plus (y) the aggregate amount of funds needed to settle purchases of Collateral Loans which the Borrower committed, prior to the end of the Reinvestment Period, to acquire after the Commitment Termination Date. Prior to or immediately after the occurrence of the Commitment Termination Date (other than a Commitment Termination Date following the occurrence of an Insolvency Event with respect to the Borrower, the Fund or the Collateral Manager), the Borrower shall be deemed to have requested a final Borrowing in an amount sufficient to fund the Revolving Reserve Required Amount.

During the Reinvestment Period, fundings of Delayed Drawdown Collateral Loans and Revolving Collateral Loans shall be made using, first, amounts on deposit in the Revolving Reserve Account (in an amount equal to the amount on deposit therein with respect to such Delayed Drawdown Collateral Loan or Revolving Collateral Loan), then available Principal Proceeds on deposit in the Collection Account and finally, available Borrowings. After the Commitment Termination Date, fundings of Delayed Drawdown Collateral Loans and Revolving Collateral Loans shall be made using, first, amounts on deposit in the Revolving Reserve Account, then available Principal Proceeds on deposit in the Collection Account. In addition, after the Commitment Termination Date, all Principal Proceeds received with respect to the Revolving Collateral Loans shall be deposited into the Revolving Reserve Account to the extent such proceeds may be reborrowed by the related Obligors.

Amounts on deposit in the Revolving Reserve Account will be invested in overnight funds that are Eligible Investments selected by the Collateral Manager pursuant to Section 8.06 and earnings from all such investments will be deposited in the applicable Interest Collection Account as Interest Proceeds. Funds in the Revolving Reserve Account (other than earnings from Eligible Investments therein) will be available solely to cover drawdowns on the Delayed Drawdown Collateral Loans and Revolving Collateral Loans and settle purchases of Collateral Loans committed to be acquired by the Borrower prior to the end of the Reinvestment Period; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds the Revolving Reserve Required Amount, the Borrower shall direct the Collateral Agent to, and the Collateral Agent, at the direction of the Borrower (or the Collateral Manager on its behalf), shall remit such excess to the Principal Collection Account. In addition, following the occurrence and during the continuance of an Event of Default, funds in the Revolving Reserve Account may be withdrawn by the Collateral Agent and deposited into the Principal Collection Account pursuant to and at the direction of the Administrative Agent.

Section 8.05.          USD Custodial Account.

In accordance with this Agreement and the Account Control Agreement, the Borrower shall, on or prior to the Closing Date, establish at the Securities Custodian a single, segregated dollar-denominated account in the name “SPCIF Funding II LLC USD Custodial Account, subject to the lien of the Collateral Agent”, which shall be designated as the “USD Custodial Account”, which shall be maintained by the Borrower with the Securities Custodian in accordance with the Account Control Agreement, and which shall be subject to the Lien of the Collateral Agent. The USD Custodial Account shall be used to hold all Collateral Loans denominated in Dollars held by or on behalf of the Borrower. The Securities Custodian shall hold all such Collateral credited to the USD Custodial Account for the benefit of the Secured Parties in accordance with the Account Control Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the USD Custodial Account other than in accordance with this Agreement.

Section 8.06.          Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent.

(a)           By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower (or the Collateral Manager on behalf of the Borrower) shall at all times direct the Collateral Agent to, and, upon receipt of such certificate, the Collateral Agent shall, invest all funds on deposit in the USD Interest Collection Account, the USD Principal Collection Account and the Revolving Reserve Account in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such other maturities expressly provided herein, including Section 8.04 above); provided that Eligible Investments issued by BNY in its capacity as a banking institution may mature on such Payment Date. If, prior to the occurrence of an Event of Default, the Borrower or the Collateral Manager shall not have given any such investment directions, such funds shall remain uninvested. After the occurrence and during the continuance of an Event of Default, the Collateral Agent (as directed by the Administrative Agent) shall invest and reinvest such Monies in Specified Eligible Investments selected by the Administrative Agent in accordance with the definition of Specified Eligible Investment (and if no Specified Eligible Investment has been specified, such funds shall be invested in the Specified Eligible Investment selected by the Collateral Manager or held uninvested if none has been selected). Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the Interest Collection Account. Absent its timely receipt of such instruction from the Collateral Manager or the Administrative Agent, as applicable, in accordance with the foregoing, the Collateral Agent shall not be under an obligation to invest (or pay interest on) funds held hereunder. The Collateral Agent shall in no way be liable for any insufficiency in a Covered Account resulting from any loss relating to any such investment. The parties hereto acknowledge that BNY is not providing investment supervision, recommendations or advice.

(b)           The Collateral Agent agrees to give the Borrower prompt notice if a Responsible Officer of the Collateral Agent has actual knowledge or received written notice that any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Securities Custodian.

(c)           The Collateral Agent shall supply, in a timely fashion, to the Borrower and the Collateral Manager (with a copy to the Collateral Administrator) any information regularly maintained by the Collateral Agent that the Borrower or the Collateral Manager may from time to time reasonably request with respect to the Collateral, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent and required to be provided by Section 8.07 or to permit the Collateral Manager to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Collateral Manager. The Collateral Agent shall promptly forward to the Collateral Manager and the Collateral Administrator copies of notices and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan which notices or writings advise the holders of such Collateral Loan of any rights that the holders might have with respect thereto (including requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such Obligor and Clearing Agency with respect to such Obligor.

Section 8.07.          Accountings

(a)           Monthly. Not later than two (2) Business Days prior to the 15th calendar day of each calendar month (other than January, April, July and October in each year) (such date, the “Monthly Reporting Date”), the Collateral Manager shall compile and provide to the Agents, the Collateral Administrator and the Lenders, a monthly report (each, a “Monthly Report”) in accordance with this Section 8.07, beginning with July 2026 (notwithstanding the foregoing parenthetical). The Collateral Manager shall compile and provide to the Collateral Administrator and the Administrative Agent a loan data file (the “Data File”) for the previous monthly period ending on the Monthly Report Determination Date (containing such information agreed upon by the Collateral Manager, the Collateral Administrator and the Administrative Agent). The Collateral Manager shall provide (or cause to be provided) the Data File to the Collateral Administrator and the Administrative Agent at least five (5) Business Days prior to the Monthly Reporting Date and, with respect to a Payment Date Report, at least five (5) Business Days prior to the Payment Date. The Collateral Administrator shall use commercially reasonable efforts to review and, based solely on the Data File provided by the Borrower (or Collateral Manager on its behalf), confirm the calculations identified in Section 14.01(a) made by the Collateral Manager in any such Monthly Report or Payment Date Report, as applicable, for such calendar month, within two (2) Business Days of the receipt of such report. Upon receipt of such confirmation (or report showing discrepancies) from the Collateral Administrator and in any event by no later than the Monthly Reporting Date, the Collateral Manager shall compile and provide (or cause to be compiled and provided) to the Agents, the Collateral Administrator and the Lenders the Monthly Report. Delivery of the Payment Date Report shall constitute instructions to the Collateral Agent to distribute funds in accordance therewith. As used herein, the “Monthly Report Determination Date” with respect to any calendar month in which a Payment Date does not occur (or, if such day is not a Business Day, the next Business Day) will be the last day of the prior calendar month. The Monthly Report for a calendar month shall contain the information with respect to the Collateral Loans and Eligible Investments included in the Collateral set forth on Schedule 2 hereto, and shall be determined as of the Monthly Report Determination Date for such calendar month.

In addition, the Borrower shall provide (or cause to be provided) in each Monthly Report a statement setting forth in reasonable detail each amendment, modification or waiver under any Related Document for each Collateral Loan that constitutes a Material Modification that became effective since the Monthly Report Determination Date related to the immediately preceding Monthly Report (or, in respect of the first Monthly Report, from the Closing Date).

(b)           Payment Date Accounting. The Borrower shall render (or cause to be rendered) an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date (such Determination Date, a “Payment Date Report Determination Date”), and shall deliver such Payment Date Report to the Agents, the Collateral Manager and each Lender not later than the second Business Day preceding the related Payment Date. The Payment Date Report shall contain the information set forth on Schedule 2 hereto.

(c)           Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.07 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Collateral Manager who shall use reasonable efforts to obtain such accounting by the applicable Payment Date. The Collateral Agent shall in no event have any liability for the actions or omissions of the Collateral Manager, the Borrower or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Collateral Manager, the Borrower or another Person (other than claims relating to the Collateral Agent’s gross negligence, willful misconduct, fraud or bad faith).

Section 8.08.          Release of Collateral

(a)           The Lien created by this Agreement shall be automatically released with respect to any sale of any item of Collateral in accordance with Section 10.01. Upon receipt of a certificate of a Responsible Officer of the Borrower (or the Collateral Manager on its behalf) or a Trade Ticket, the Collateral Agent (or the Collateral Custodian or the Securities Custodian, as applicable, and, in the case of the Collateral Custodian, in accordance with the Custodian Agreement) shall deliver any such item, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or Trade Ticket by the Borrower or Collateral Manager or, if such item is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Borrower or the Collateral Manager in such certificate or Trade Ticket; provided that the Collateral Agent (or the Collateral Custodian or the Securities Custodian, as applicable) may deliver any such item in physical form for examination in accordance with street delivery custom. The Collateral Agent (or the Collateral Custodian or the Securities Custodian, as applicable) shall, at the sole expense of the Borrower and at the direction of the Administrative Agent, execute such documents and instruments of release as may be prepared by the Collateral Manager on behalf of the Borrower and take other such actions as shall reasonably be requested by the Collateral Manager to evidence or effect such release of the Lien created pursuant to this Agreement.

(b)           Subject to the terms of this Agreement, the Collateral Agent (or the Collateral Custodian or the Securities Custodian, as applicable) shall, upon the receipt of a certificate of a Responsible Officer of the Collateral Manager, or a written request for release pursuant to Section 3.4(a) of the Custodian Agreement, deliver any Collateral in accordance with such certificate or such written request for release, and execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release or cause to be released such loan from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c)           As provided in Section 8.02(a), the Collateral Agent shall deposit any proceeds received by it from the disposition of any Collateral in the applicable Collection Account, unless simultaneously applied pursuant to the direction of the Collateral Manager to the purchase of additional Collateral Loans or Eligible Investments as permitted under and in accordance with the requirements of this Article VIII and Article X.

(d)           The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower certifying that there are no Commitments outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied, execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release any remaining Collateral from the Lien of this Agreement.

(e)           Any Collateral Loan or amounts that are released pursuant to Section 8.08(a) or (b) shall be automatically released from the Lien of this Agreement.

Section 8.09.          Reports by Independent Accountants.

(a)           The Collateral Manager (provided it is an Affiliate of the Borrower) will cause a firm of nationally recognized independent public accountants selected by the Collateral Manager and consented to by the Administrative Agent (such consent not to be unreasonably conditioned or withheld) (which accountants may be Protiviti) (the “Independent Accountants”) to furnish to the Administrative Agent, each Lender, the Collateral Administrator and the Collateral Agent, at the Borrower’s expense, (i) on or prior to twelve-month anniversary of the Closing Date (the “Initial AUP Report Date”), a report relating to one Monthly Report and one Payment Date Report, each delivered prior to the Initial AUP Report Date, and (ii) annually thereafter, by each anniversary of the Initial AUP Report Date (each such anniversary, an “AUP Report Date”), a report relating to one Monthly Report and one Payment Date Report (in each case, as agreed by the Collateral Manager and the Administrative Agent), each delivered during the twelve (12) months immediately preceding such AUP Report Date (or such shorter time that has elapsed since the Closing Date), in each case, to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Exhibit F, it being understood that the Collateral Manager and the Administrative Agent will provide an updated Exhibit F reflecting any further amendments to such Exhibit F prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Exhibit F) to certain documents and records relating to the Collateral under any Facility Document, compare the information contained in selected Monthly Reports (and all calculations therein) delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

(b)           In the event the Independent Accountants appointed pursuant to clause (a) above require the Collateral Agent or the Collateral Administrator, as applicable, to agree to the procedures performed by such Independent Accountants with respect to any of the reports, statements or certificates of such Independent Accountants, or sign any agreement in connection therewith, the Collateral Agent or the Collateral Administrator, as applicable, shall, upon direction from the Borrower (or the Collateral Manager on behalf of the Borrower), so agree to the terms and conditions requested by such Independent Accountants as a condition to receiving documentation required by this Agreement; it being understood and agreed that the Collateral Agent or the Collateral Administrator, as applicable, shall deliver such agreement in conclusive reliance on such direction and shall make no inquiry or investigation as to, and shall have no obligation or responsibility in respect of, the terms of the engagement of such Independent Accountants by the Borrower or the sufficiency, validity or correctness of the agreed upon procedures in respect of such engagement. The Borrower hereby authorizes and directs the Collateral Agent or the Collateral Administrator, as applicable, without liability on its part, to execute and deliver any such agreement with such Independent Accountants in the form presented to it by the Borrower (or the Collateral Manager on behalf of the Borrower), which agreement, to the extent so directed by the Borrower (or the Collateral Manager on behalf of the Borrower), may include, amongst other things, (i) an acknowledgement that the Borrower (or the Collateral Manager on behalf of the Borrower) has agreed that the procedures by such Independent Accountants are sufficient for the relevant purposes, (ii) releases by the Collateral Agent and the Collateral Administrator of any claims, liabilities and expenses arising out of or relating to such Independent Accountant’s engagement, agreed-upon procedures or any report, statement or certificate issued by such Independent Accountants under any such engagement and acknowledgement of other limitations of liability in favor of such Independent Accountants and (iii) restrictions or prohibitions on the disclosure of any such reports, statements, certificates or other information or documents provided to it by such Independent Accountants.

ARTICLE IX
APPLICATION OF MONIES

Section 9.01.          Disbursements of Monies from Payment Account

(a)           Notwithstanding any other provision in this Agreement, but subject to the Pari Passu Provisions and the other subsections of this Section 9.01, on each Payment Date, the Collateral Agent shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 8.02 in accordance with the Payment Date Report and the following priorities (the “Priority of Payments”):

(i)            On each Payment Date prior to the occurrence and continuance of an Event of Default, Interest Proceeds on deposit in the Interest Collection Account, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred into the Payment Account, to be applied in the following order of priority:

(A)          to pay Taxes and registration, registered office and filing fees, if any, of the Borrower;

(B)          (1) [reserved]; and (2) to pay Administrative Expenses (in the order of priority set forth in the definition thereof); provided that the amounts in this clause (2) shall not exceed the Administrative Expense Cap;

(C)          to the Administrative Agent to pay all fees and expenses of the Administrative Agent under the Facility Documents and all amounts owed pursuant to Erroneous Payment Subrogation Rights; provided that the amounts payable in this clause (C) and clause (B) above shall not exceed the Administrative Expense Cap;

(D)          to pay Collateral Manager Expenses, provided that the amounts in this clause (D) shall not exceed the Collateral Manager Expense Cap;

(E)          to each Lender (including the Swingline Lender), pro rata, based on amounts owed, to pay accrued and unpaid Interest on the Advances and Commitment Fees due to each such Lender and amounts payable to each such Lender under Section 2.10;

(F)          (i) if the Coverage Tests are not satisfied as of the relevant Determination Date, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Coverage Tests are satisfied (on a pro forma basis as at such Determination Date) and (ii) if the Coverage Tests are satisfied as of the related Determination Date, to make any required Permitted RIC Distributions;

(G)          (i) during the Reinvestment Period, at the discretion of the Collateral Manager, for deposit into the Revolving Reserve Account until the amount on deposit therein equals the Revolving Reserve Required Amount (as if such amount was in effect prior to the end of the Reinvestment Period) and (ii) after the Reinvestment Period, for deposit into the Revolving Reserve Account until the amount on deposit therein equals the Revolving Reserve Required Amount;

(H)          to pay on a pro rata basis accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.09 and 13.04 and all other fees, expenses or indemnities owed to the Secured Parties or Indemnified Parties;

(I)          (1) first, to the payment or application of amounts referred to in clause (B) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause, (2) second, to the payment or application of amounts referred to in clause (C) above to the extent not paid in full pursuant to such clause, and (3) third, to the payment or application of amounts referred to in clause (D) above to the extent not paid in full pursuant to such clause; and

(J)          any remaining amounts shall be, at the direction of the Borrower (or the Collateral Manager on behalf of the Borrower) (i) released to the Borrower or its designee or (ii) transferred to the Principal Collection Account.

(ii)          On each Payment Date prior to the occurrence and continuance of an Event of Default, except for any Principal Proceeds that will be used to settle binding commitments entered into prior to the related Determination Date for the purchase of Collateral Loans, Principal Proceeds on deposit in the Principal Collection Account to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account to be applied in the following order of priority:

(A)         to the payment of unpaid amounts under clauses (A) through (F) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder;

(B)         at the discretion of the Collateral Manager, all remaining amounts shall be allocated to any one or more of the following payments: (1) during the Reinvestment Period, to the Principal Collection Account for the purchase of additional Collateral Loans (including funding Revolving Collateral Loans and Delayed Drawdown Collateral Loans), (2) during the Reinvestment Period, to prepay the Advances, (3) for deposit into the Revolving Reserve Account until the amount on deposit therein equals the Revolving Reserve Required Amount, and/or (4) during the Reinvestment Period, if each Collateral Quality Test and Coverage Test is satisfied and no Default or Event of Default has occurred and has not been waived, to the Borrower or its designee;

(C)          after the Reinvestment Period, to pay the Advances of each Lender and the Swingline Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full;

(D)          to the payment of amounts referred to in clauses (G), (H) and (I) of clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder; provided, that if the amount on deposit in the Revolving Reserve Account equals or exceeds the amount of the outstanding Advances, the Borrower (or the Collateral Manager on its behalf) may elect to withdraw such amounts from the Revolving Reserve Account and repay the Advances in full; and

(E)          any remaining amount shall be released to the Borrower or its designee.

(iii)          On each Payment Date following the occurrence and continuance of an Event of Default, all Interest Proceeds in the Interest Collection Account and all Principal Proceeds in the Principal Collection Account, except for any Principal Proceeds that will be used to settle binding commitments entered into prior to the related Determination Date for the purchase of Collateral Loans, in each case, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account to be applied in the following order of priority:

(A)          to pay Taxes and registration, registered office and filing fees, if any, of the Borrower;

(B)          (1) first, to pay all out-of-pocket costs and expenses of the Collateral Agent incurred in connection with any sale of Collateral or exercise of other remedial rights pursuant to Section 7.03; (2) second, to pay Administrative Expenses as provided in Section 9.01(a)(i)(B) without regard to the Administrative Expense Cap and (3) third, to the Administrative Agent to pay all fees and expenses of the Administrative Agent under the Facility Documents and all amounts owed pursuant to Erroneous Payment Subrogation Rights;

(C)          to pay Collateral Manager Expenses in accordance with the priorities specified in the definition thereof, provided that the amounts in this clause (C) shall not exceed the Collateral Manager Expense Cap;

(D)          to each Lender (including the Swingline Lender), pro rata, based on amounts owed, to pay accrued and unpaid Interest on the Advances and Commitment Fees due to each such Lender and amounts payable to each such Lender under Section 2.10;

(E)          to pay the principal of the Advances, first, of the Swingline Lender, and second, of each other Lender (pro rata, based on each Lender’s Percentage) until paid in full;

(F)          to make any required Permitted RIC Distributions;

(G)          to pay, on a pro rata basis, accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.09 and 13.04 and all other fees, expenses or indemnities owed to the Secured Parties or Indemnified Parties;

(H)          to the payment of amounts referred to in clause (C) above to the extent not paid in full pursuant to such clause; and

(I)          any remaining amount shall be released to the Borrower or its designee.

(b)           If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X
SALE OF COLLATERAL LOANS;
PURCHASE OF ADDITIONAL COLLATERAL LOANS

Section 10.01.        Sales of Collateral Loans

(a)           Discretionary Sales of Collateral Loans. Subject to the satisfaction of the conditions specified in Section 10.04, the Borrower (or the Collateral Manager on behalf of the Borrower) may, but will not be required to, direct (which direction may be via a certificate or an email instruction of a Responsible Officer of the Collateral Manager or a Trade Ticket, and any such direction to sell a Collateral Loan shall be deemed to be a certification by the Borrower (or the Collateral Manager on behalf of the Borrower) that such sale satisfies the requirements set forth herein) the Collateral Agent to sell, and the Collateral Agent shall sell in the manner directed by the Collateral Manager, any Collateral Loan if such sale meets the requirements set forth below (as shown in the Borrowing Base Calculation Statement delivered with respect thereto in accordance with Section 5.02(d)(iii)):

(i)            no Default or Event of Default exists or would result upon giving effect thereto (unless if a Default exists at the time of sale (but no Event of Default exists), such Default will be cured upon giving effect to such sale and all other sales or purchases previously or simultaneously committed to and the application of the proceeds thereof);

(ii)            upon giving effect thereto and the application of the proceeds thereof, the Maximum Advance Rate Test is satisfied (or, if not satisfied, is maintained or improved);

(iii)           upon giving effect thereto and the application of the proceeds thereof, each other Coverage Test is satisfied on a pro forma basis as of the date of such sale and each Collateral Quality Test is satisfied or, if a Collateral Quality Test is not satisfied, either the compliance with any such test is maintained or improved or the Administrative Agent has consented to such sale in its sole discretion;

(iv)          such sale is made for Cash and such proceeds are deposited into the Collection Account; and

(v)           in the reasonable judgment of the Collateral Manager, there is no adverse selection of such Collateral Loans (as evidenced by a pro forma compliance, maintenance or improvement of the Borrowing Base);

provided that the restriction in clause (v) above in this Section 10.01(a) shall not apply to sales of Defaulted Collateral Loans or Ineligible Collateral Loans.

Notwithstanding anything above that would otherwise prohibit the sale of a Collateral Loan after the occurrence or during the continuance of a Default or an Event of Default, if the Borrower entered into an agreement to sell any such Collateral prior to the occurrence of such Default or an Event of Default, but such sale did not settle prior to the occurrence of such Default or an Event of Default, then the Borrower shall be permitted to consummate such sale notwithstanding the occurrence of such Default or an Event of Default.

(b)           Sales of Equity Securities. The Borrower (or the Collateral Manager on behalf of the Borrower) may sell any Equity Security at any time without restriction, and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price, within forty-five (45) days of receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law or contract, in which case such Equity Security should be sold as soon as such sale is permitted by Applicable Law or contract.

(c)           Repurchase or Substitution of Ineligible Collateral Loans. Notwithstanding Section 10.01(a), if on any day a Collateral Loan is required to be repurchased (or a replacement Collateral Loan is to be substituted for such ineligible Collateral Loan pursuant to Section 5.1 of the Purchase and Contribution Agreement), the Borrower shall either make a deposit of the funds received by the Borrower from the Fund pursuant to the Purchase and Contribution Agreement or accept the replacement Collateral Loan from the Fund in substitution for such ineligible Collateral Loan in accordance with Section 10.03. Upon confirmation of the deposit of the amount described above into the Collection Account or the delivery to the Borrower of the replacement Collateral Loan, such ineligible Collateral Loan shall be removed from the Collateral and the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under such ineligible Collateral Loan.

Section 10.02.        Purchase of Additional Collateral Loans

On any date during the Reinvestment Period, if no Event of Default has occurred and is continuing, the Borrower (or the Collateral Manager on behalf of the Borrower) may, if each of the conditions specified in this Section 10.02 and Section 10.04 are met, and any such investment of Principal Proceeds in additional Collateral Loans shall be deemed to be a certification by the Borrower (or the Collateral Manager on behalf of the Borrower) that such purchase satisfies the requirements set forth herein, invest Principal Proceeds (and accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Collateral Loans) in additional Collateral Loans; provided that no Collateral Loan may be purchased unless each of the following conditions are satisfied (or waived by the Administrative Agent) as of the date the Collateral Manager commits on behalf of the Borrower to make such purchase and after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to (for the avoidance of doubt, the Borrower (or Collateral Manager on its behalf) may purchase any Collateral Loan it has already committed to purchase prior to the occurrence of an Event of Default so long as each of the following conditions are satisfied (or waived by the Administrative Agent) as of the date the Borrower (or Collateral Manager on behalf of the Borrower) commits to make such purchase):

(i)            such obligation is an Eligible Collateral Loan;

(ii)           each Collateral Quality Test is satisfied (or, if not satisfied immediately prior to such investment, compliance with such Collateral Quality Test is maintained or improved); and

(iii)          each Coverage Test is satisfied.

Section 10.03.        Substitution and Transfer of Loans

(a)            Substitutions. The Borrower may replace any Collateral Loan with another Collateral Loan (a “Substitute Loan”), subject to the satisfaction of the conditions set forth in clause (b) below and in Section 10.04; provided that, at any time after the Reinvestment Period, such substitution will require the consent of the Administrative Agent in its sole discretion.

(b)           Conditions to Substitution. No substitution of a Collateral Loan with a Substitute Loan shall occur unless each of the following conditions is satisfied (or waived by the Administrative Agent) as of the date of such substitution (as certified to the Agents by the Borrower (or the Collateral Manager on behalf of the Borrower)):

(i)            each Substitute Loan is an Eligible Collateral Loan on the date of substitution;

(ii)           after giving effect to any such substitution, each Collateral Quality Test is satisfied (or, if not satisfied immediately prior to such investment, compliance with such Collateral Quality Test is maintained or improved), and each Coverage Test is satisfied;

(iii)          the sum of the Principal Balances of such Substitute Loans shall be equal to or greater than the sum of the Principal Balances of the Collateral Loans being substituted for;

(iv)          no Default or Event of Default has occurred and is continuing (before or after giving effect to such substitution unless, in the case of such a Default, such Default will be cured upon giving effect to such sale and the application of the proceeds thereof);

(v)           the Collateral Manager acting on behalf of the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any such substitution and shall deliver to the Collateral Custodian the Related Documents for any Substitute Loan in accordance with the Custodian Agreement;

(vi)          upon confirmation of the delivery of a Substitute Loan for each applicable Collateral Loan being substituted for (the date of such confirmation or delivery, the “Retransfer Date”), each applicable Collateral Loan being substituted for shall be removed from the Collateral and the applicable Substitute Loan(s) shall be included in the Collateral. On the Retransfer Date of a Collateral Loan, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release and transfer to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under such Collateral Loan being substituted for. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Collateral Manager, on behalf of the Borrower, and take other such actions as shall reasonably be requested by the Borrower to effect the release and transfer of such Collateral Loan pursuant to this Section 10.03; and

(vii)          the Borrower shall deliver to the Administrative Agent and the Collateral Agent on the date of such substitution a certificate of a Responsible Officer of the Borrower (or the Collateral Manager on its behalf) certifying that each of the foregoing is true and correct as of such date.

Section 10.04.         Conditions Applicable to All Sale, Substitution and Purchase Transactions.

(a)           Any transaction effected under this Article X (other than sales or substitutions required by Section 10.01(c)) or in connection with the acquisition of additional Collateral Loans shall be for fair market value and, if effected with a Person that is an Affiliate of the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be (i) on terms no less favorable to the Borrower than would be the case if such Person were not such an Affiliate or as otherwise expressly permitted in this Agreement, (ii) effected in accordance with all Applicable Laws and (iii) after giving pro forma effect to such transaction, the aggregate Principal Balance of Collateral Loans sold, distributed or substituted by the Borrower to the Fund or any Controlled Affiliate thereof (other than a Fund Affiliated SPV) may not exceed 20% of  the Fund Collateral Loan Balance (or such higher percentage as agreed to by the Administrative Agent) as of such date of determination.

(b)           Upon each acquisition by the Borrower of a Collateral Loan (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Collateral Agent.

Section 10.05.        Additional Equity Contributions

The Fund may, but shall have no obligation to, at any time or from time to time make a capital contribution to the Borrower for any purpose, including for the purpose of curing any Default, satisfying any Coverage Test or the Maximum Advance Rate Default Test, enabling the acquisition or sale of any Collateral Loan or satisfying any conditions under Section 3.02. Each contribution shall either be made (a) in Cash (in which event such contributions shall be made by deposit into the Collection Account), (b) by assignment and contribution of an Eligible Investment and/or (c) by assignment of a Collateral Loan that is an Eligible Collateral Loan. In connection with any contribution described in this Section 10.05, the Collateral Manager shall provide written instruction to the Collateral Agent (the “Contribution Notice”) identifying (a) in the case of contributions made in Cash, (i) the timing of such contribution and (ii) the amount of such contribution and (b) in the case of contributions made by assignment and contribution of an Eligible Investment and/or by assignment of a Collateral Loan that is an Eligible Collateral Loan, (i) the name of such Eligible Investment and/or Collateral Loan and (ii) attaching the accompanying assignment forms. All Cash contributed to the Borrower shall be treated as Principal Proceeds, except to the extent that the Collateral Manager specifies in the Contribution Notice that such Cash shall constitute Interest Proceeds and shall be deposited into a Collection Account in accordance with Section 8.02 as designated by the Collateral Manager.

ARTICLE XI
ADMINISTRATION AND MANAGEMENT OF CONTRACTS

Section 11.01.        Appointment and Designation of the Collateral Manager.

(a)           Initial Collateral Manager. The Borrower hereby appoints Stone Point, pursuant to the terms and conditions of this Agreement, as Collateral Manager, with the authority to manage, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral. Until the Administrative Agent gives Stone Point a Collateral Manager Removal Notice, Stone Point hereby accepts such appointment and agrees to perform the duties and responsibilities of the Collateral Manager pursuant to the terms hereof. The Collateral Manager and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Collateral Manager hereunder.

(b)           Collateral Manager Removal Notice. The Borrower, the Collateral Manager, each Lender and the Administrative Agent hereby agree that, upon the occurrence of a Collateral Manager Removal Event, the Administrative Agent may, in its sole discretion and shall, at the request of the Required Lenders, (1) provide at least ten (10) Business Days’ prior written notice to the Collateral Manager of its intent to remove the Collateral Manager, and (2) following the expiration of such ten (10) Business Day period, provide a removal notice to the Collateral Manager (with a copy to the Collateral Administrator and the Collateral Agent) (a “Collateral Manager Removal Notice”) and terminate all of the rights, obligations, power and authority of the Collateral Manager under this Agreement. On and after the receipt by the Collateral Manager of a Collateral Manager Removal Notice pursuant to this Section 11.01(b), the Collateral Manager shall continue to perform all management functions under this Agreement until the date specified in the Collateral Manager Removal Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Collateral Manager Removal Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Collateral Manager and the Administrative Agent. After such date, the Collateral Manager agrees that it will terminate its activities as Collateral Manager hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to the Replacement Collateral Manager, and except as provided herein the Replacement Collateral Manager shall assume each and all of the Collateral Manager’s obligations to manage and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Collateral Manager shall use its best efforts to assist the Replacement Collateral Manager in assuming such obligations.

(c)           Appointment of Replacement Collateral Manager. At any time following the delivery of a Collateral Manager Removal Notice, the Administrative Agent may appoint a successor Collateral Manager (the “Replacement Collateral Manager”), which appointment shall take effect upon the Replacement Collateral Manager accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent in its sole discretion. Upon the appointment of a Replacement Collateral Manager, the initial Collateral Manager shall have no liability with respect to any action performed by the Replacement Collateral Manager on or after the date that the Replacement Collateral Manager assumes the management duties of the Collateral Manager. In the event a Replacement Collateral Manager is appointed, in connection with the transition of such Replacement Collateral Manager and upon request by the Administrative Agent, the Collateral Administrator shall provide to the Administrative Agent or its designee, including the Replacement Collateral Manager, such information as is then maintained by the Collateral Administrator with respect to the Collateral, including the Data File received from the Collateral Manager.

(d)           Liabilities and Obligations of Replacement Collateral Manager.

(i)             Upon its appointment, the Replacement Collateral Manager shall be the successor in all respects to the Collateral Manager with respect to management functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Collateral Manager by the terms and provisions hereof, and all references in this Agreement to the Collateral Manager shall be deemed to refer to the Replacement Collateral Manager; provided that the Replacement Collateral Manager shall have (i) no liability with respect to any action performed by the terminated Collateral Manager prior to the date that the Replacement Collateral Manager becomes the successor to the Collateral Manager or any claim of a third party based on any alleged action or inaction of the terminated Collateral Manager, (ii) no obligation to perform any advancing or any repurchase or substitution obligations, if any, of the Collateral Manager unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Collateral Manager, (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Collateral Manager indemnification obligations of any prior Collateral Manager, including the original Collateral Manager. The indemnification obligations of the Replacement Collateral Manager, upon becoming a Replacement Collateral Manager, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Replacement Collateral Manager shall have no liability relating to the representations and warranties of the Collateral Manager contained in Section 4.02.

(ii)           Notwithstanding anything contained in this Agreement or any Facility Document to the contrary, the Replacement Collateral Manager is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Collateral Manager relating to the Collateral Loans (collectively, the “Predecessor Collateral Manager Work Product”) without any audit or other examination thereof, except to the extent that it knows such records or work product to be incorrect, and the Replacement Collateral Manager shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Collateral Manager or any other predecessor Collateral Manager. If any error, inaccuracy, omission or incorrect or nonstandard practice or procedure (collectively, “Errors”) exists in any Predecessor Collateral Manager Work Product and such Errors make it materially more difficult to manage or should cause or materially contribute to the Replacement Collateral Manager making or continuing any Errors (collectively, “Continued Errors”), the Replacement Collateral Manager shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that the Replacement Collateral Manager agrees to use commercially reasonable efforts to prevent further Continued Errors. In the event that the Replacement Collateral Manager becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its commercially reasonable efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. The Replacement Collateral Manager shall be entitled to recover its costs thereby expended in accordance with the Priority of Payments.

(iii)          The Collateral Manager shall, as soon as practicable (and in any event within thirty (30) days following the effectiveness of the appointment of the Replacement Collateral Manager), deliver to the Replacement Collateral Manager an accounting with respect to the books and records and, at the Borrower’s expense, take all other actions reasonably requested by the Borrower to facilitate the transition of the Replacement Collateral Manager; provided that the original Collateral Manager has received or has been offered expense reimbursement for its reasonable out-of-pocket expenses related thereto.

(e)           Subcontracts. The Collateral Manager may, with the prior written consent (such consent not to be unreasonably withheld and shall not be required for any subcontracting to its Affiliates) of the Administrative Agent, subcontract with any other Person for managing, administering or collecting the Collateral; provided that (i) the Collateral Manager shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Collateral Manager shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable upon the occurrence of a Collateral Manager Removal Event.

(f)            Waiver. The Borrower acknowledges that, after delivery of a Collateral Manager Removal Notice, the Administrative Agent or any of its Affiliates may act as the Replacement Collateral Manager, and the Borrower waives any and all claims against the Administrative Agent, each Lender or any of their respective Affiliates, the Collateral Agent and the Collateral Administrator and any of their respective Affiliates and the Collateral Manager (other than claims relating to such party’s gross negligence or willful misconduct) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent, the Collateral Administrator or any of their respective Affiliates in any capacity hereunder in accordance with the terms and provisions (including the standard of care) set forth in the Facility Documents.

Section 11.02.        Duties of the Collateral Manager.

(a)           Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to manage, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Collateral Management Standard. Prior to the delivery of a Collateral Manager Removal Notice, but subject to the terms of this Agreement (including Section 11.04 and Article VI), the Collateral Manager has the sole and exclusive authority to make any and all decisions with respect to the Collateral and take or refrain from taking any and all actions with respect to the Collateral. Without limiting the foregoing, the duties of the Collateral Manager shall include the following:

(i)            supervising the Collateral, including communicating with Obligors, executing amendments, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(ii)           maintaining all necessary management records with respect to the Collateral and providing such reports to the Administrative Agent and each Lender (with a copy to the Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Securities Custodian) in respect of the management of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent or any Lender may reasonably request;

(iii)          maintaining and implementing administrative and operating procedures (including an ability to recreate management records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(iv)          promptly delivering to the Administrative Agent, each Lender, the Collateral Agent, the Collateral Administrator, the Collateral Custodian or the Securities Custodian, from time to time, such information and management records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender, the Collateral Administrator, the Collateral Custodian, the Securities Custodian or the Collateral Agent may from time to time reasonably request;

(v)          identifying each Collateral Loan in its internal management records to reflect the ownership of such Collateral Loan by the Borrower;

(vi)          notifying the Administrative Agent and each Lender of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (A) that is or is threatened to be asserted by an Obligor with respect to any Collateral Loan (or portion thereof) of which it has actual knowledge or has received notice; or (B) that could reasonably be expected to have a Material Adverse Effect;

(vii)         maintaining the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(viii)        directing the Collateral Agent to make payments pursuant to the terms of the Payment Date Report;

(ix)           assisting the Borrower with respect to the purchase and sale of and payment for the Collateral Loans and Eligible Investments;

(x)            instructing the Obligors and the administrative agents on the Collateral Loans (or, in the case of a participation interest, the participation seller) to make payments directly into the Collection Account established and maintained with the Collateral Agent;

(xi)           delivering assignments and promissory notes to the Collateral Custodian;

(xii)          complying with such other duties and responsibilities as may be required of the Collateral Manager by this Agreement; and

(xiii)         assisting in the acquisition, sale or substitution of Collateral Loans and other Collateral in accordance with Article X and the Collateral Management Standard.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower or the Collateral Manager acts as lead agent with respect to any Collateral Loan, the Collateral Manager shall perform its management duties hereunder only to the extent a lender under the applicable Related Documents has the right to do so.

(b)           Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent and the Secured Parties of their rights hereunder shall not release the Collateral Manager (unless replaced by a Replacement Collateral Manager) or the Borrower from any of their duties or responsibilities with respect to the Collateral. The Secured Parties, the Administrative Agent, each Lender and the Collateral Agent shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder, unless one of them becomes a Replacement Collateral Manager hereunder.

(c)           Any payment by an Obligor in respect of any indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due, provided such obligation is not on non-accrual) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

(d)           The Collateral Manager agrees to supervise and assist in the investment and reinvestment of the Collateral, and shall perform on behalf of the Borrower the duties that have been expressly delegated to the Collateral Manager in this Agreement and any other Facility Document (and the Collateral Manager shall have no obligation to perform any other duties hereunder or otherwise) and, to the extent necessary or appropriate to perform such duties, the Collateral Manager shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Borrower with respect thereto. The Collateral Manager shall comply with the terms and conditions hereof and any other Facility Document expressly applicable to it, in its capacity as the Collateral Manager, or otherwise affecting the duties and functions that have been delegated to it thereunder and hereunder as the Collateral Manager and shall perform its obligations hereunder and thereunder in good faith and with reasonable care, using a degree of skill and attention no less than (i) that which would be exercised by a prudent institutional Collateral Manager in connection with the management and administration of assets similar to the Collateral Loans under similar circumstances and (ii) the Collateral Manager and its Affiliates exercises with respect to comparable assets that it manages for itself and for others having similar investment objectives and restrictions substantially in accordance with its existing practices and procedures relating to assets of the nature and character of the Collateral Loans (such standard of care, the “Collateral Management Standard”).

Section 11.03.        Limited Liability of the Collateral Manager.

(a)           The Collateral Manager and any of its Affiliates, employees, shareholders, members, partners, assigns, representatives or agents (each such individual or entity, a “Collateral Manager Person”) shall not be liable to the Borrower, any Lender, the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Securities Custodian or any other Person for any liability, loss (including amounts paid in settlement), damages, judgments, costs, expenses (including reasonable attorneys’ fees and expenses and accountant’s fees and expenses), demands, charges or claim (collectively, the “Damages”) incurred by reason of any act or omission or alleged act or omission performed or omitted by such Collateral Manager Person, or for any decrease in the value of the Collateral or any other losses suffered by any party; provided, however, that the Collateral Manager shall be liable for any Damages that arise (i) by reason of any act or omission constituting fraud, bad faith, willful misconduct, gross negligence or reckless disregard by any Collateral Manager Person in the performance of the Collateral Manager’s duties hereunder or (ii) by any breach of the representations and warranties of the Collateral Manager expressly set forth in this Agreement (each such breach, a “Collateral Manager Breach”).

(b)           The Collateral Manager may rely in good faith upon, and will incur no Damages for relying upon, (i) any authoritative source customarily used by firms performing services similar to those services provided by the Collateral Manager under this Agreement, and (ii) the advice of nationally recognized counsel, accountants or other advisors as the Collateral Manager determines reasonably appropriate in connection with the services provided by the Collateral Manager under this Agreement.

(c)           In no event shall the Collateral Manager be liable for special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if the Collateral Manager has been advised of the likelihood of such damages and regardless of the form of such action.

(d)           Each Collateral Manager Person shall be held harmless and be indemnified by the Borrower for any Damages suffered by virtue of any acts or omissions or alleged acts or omissions arising out of the activities of such Collateral Manager Person in the performance of the obligations of the Collateral Manager under this Agreement or as a result of this Agreement, or the Borrower’s ownership interest in any portion of the Collateral, except to the extent any such Damage arises as a result of a Collateral Manager Breach. All amounts payable pursuant to this Section 11.03 shall be payable in accordance with the Priority of Payments.

Section 11.04.        Authorization of the Collateral Manager.

(a)           Each of the Borrower, the Administrative Agent and each Lender hereby authorizes the Collateral Manager (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Collateral Manager to collect all amounts due under any and all Collateral, including, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. The Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents reasonably necessary or appropriate to enable the Collateral Manager to carry out its management and administrative duties hereunder. In case any reasonable question arises as to its duties hereunder, the Collateral Agent may request instructions from the Administrative Agent and shall be entitled at all times to refrain from taking any actions unless it has received instruction from the Administrative Agent. In no event shall the Collateral Manager be entitled to make any Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b)           The Administrative Agent may, at any time that an Event of Default has occurred and is continuing, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any Collateral Manager, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 11.05.        Collection Efforts, Modification of Collateral.

(a)           The Collateral Manager will use commercially reasonable efforts to collect, or cause to be collected, all payments called for under the terms and provisions of the Collateral Loans included in the Collateral as and when the same become due, all in accordance with the Collateral Management Standard.

(b)           In the performance of its obligations hereunder, the Borrower (or the Collateral Manager on its behalf) may enter into any amendment or waiver of or supplement to any Related Document; provided that the prior written consent of the Required Lenders shall be required if an Event of Default has occurred and is continuing or would result from such amendment, waiver or supplement. For the avoidance of doubt, any Collateral Loan that, as a result of any amendment or supplement thereto, ceases to qualify as an Eligible Collateral Loan shall not be included in the Borrowing Base.

Section 11.06.        The Collateral Manager Not to Resign. The Collateral Manager shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Manager’s determination that (a) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (b) there is no reasonable action that the Collateral Manager could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Manager shall be evidenced as to clause (a) above by an opinion of counsel to such effect delivered to the Administrative Agent and each Lender. No such resignation shall become effective until a Replacement Collateral Manager shall have assumed the responsibilities and obligations of the Collateral Manager in accordance with Section 11.01(c).

ARTICLE XII
THE AGENTS

Section 12.01.        Authorization and Action

(a)           Each Lender hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or, with respect to the Collateral Agent, the Administrative Agent); provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that an Agent’s consent may not be unreasonably withheld, provide for the exercise of such Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to such Agent withhold its consent or exercise its discretion in an unreasonable manner.

(b)           If the Collateral Agent has been requested or directed by the Required Lenders (or by the Administrative Agent acting at the direction of the Required Lenders), to take any action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any other Facility Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Facility Document or any Related Document unless and until directed by the Required Lenders (or the Administrative Agent on their behalf).

(c)           Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such Person in accordance with any notice given by the Required Lenders (or by the Administrative Agent acting at the direction of the Required Lenders), pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such Person, the Required Lenders or Persons purporting to be the Required Lenders are not entitled to give such notice, except where the Responsible Officer of the Collateral Agent has actual knowledge (without any duty of inquiry or investigation on its part) that the Required Lenders or Persons purporting to be the Required Lenders are not entitled to give such notice. The Collateral Agent shall be entitled to conclusively rely upon directions provided by the Administrative Agent as if provided by the requisite Lenders authorized to provide such direction hereunder. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

(d)           If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

(e)           Nothing herein obligates the Collateral Agent to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

Section 12.02.        Delegation of Duties

Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents, Affiliates or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents, non-affiliated or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions in this Article XII shall apply to any such sub-agent, subcustodian or bailee and to the Affiliated parties of each Agent, and any such sub-agent, sub-custodian or bailee and shall apply to their respective activities in connection with this Agreement provided for herein.

Section 12.03.        Agents’ Reliance, Etc.

(a)           Neither Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Collateral Manager or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Related Document, or any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument, writing or electronic communication on the part of the Borrower, the Collateral Manager or any other Person or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of any Collateral (or the validity, perfection, priority or enforceability of the Liens on the Collateral), this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including, for the avoidance of doubt, the Borrowing Base Calculation Statement), instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by email, cable or telex, if acceptable to it) believed by it to be genuine and believed by it to be signed or sent by the proper party or parties; (vi) shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, electronic communication, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default; and (vii) shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto. No Agent shall have any liability to the Borrower or any Lender or any other Person for the Borrower’s, the Collateral Manager’s, any Lender’s or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document. The Collateral Agent may assume compliance by the Borrower, the Collateral Manager, any Lender or any other Person with their respective obligations and duties under this Agreement or any other Facility Document.

(b)           No Agent shall be liable for the actions or omissions of any other Agent (including, without limitation, concerning the application of funds) or other party to a Facility Document, or under any duty to monitor or investigate compliance on the part of any other Agent or other party to a Facility Document with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties hereunder or thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including, without limitation, each Notice of Borrowing received hereunder). No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including, without limitation, for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders). No Agent shall be liable for any error of judgment made in good faith unless it shall be proven by a court of competent jurisdiction that such Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Document or Related Document shall obligate any Agent to advance, expend or risk its own funds, or to take any action (or forebear from action) which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agent shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, lost profits or diminution in value) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 13.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Each Agent shall have only the duties and responsibilities as are specifically set forth in this Agreement and no covenants, implied duties or obligations shall be implied in this Agreement against any Agent. Before acting hereunder, an Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. Neither Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, electronic communication, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. Neither Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(c)           No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, diseases, pandemics, quarantines, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters, loss or malfunction of utilities, communications or computers (software or hardware), accidents, errors by the Borrower, the Collateral Manager, the Administrative Agent, (including any Responsible Officer of any thereof) or any Lender or the Required Lenders in its instructions to such Agent, changes in Applicable Law or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(d)           The delivery of reports and other documents and information to the Collateral Agent hereunder or under any other Facility Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice or knowledge of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver this Agreement and the other Facility Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement. Knowledge or information acquired by any Affiliate of BNY shall not be imputed to BNY in any of its capacities hereunder or under any other Facility Document and vice versa.

(e)           Each Lender acknowledges that, except as expressly set forth in this Agreement, neither Agent has made any representation or warranty to it, and that no act by either Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Secured Party as to any matter. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager. Neither Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or Collateral Manager which may come into the possession of such Agent.

Section 12.04.        Indemnification

Each of the Lenders agrees to indemnify pro rata and hold the Agents, the Collateral Administrator, the Securities Custodian (as the “Securities Intermediary”) under the Account Control Agreement (acting at the direction of the Collateral Agent (acting at the direction of the Secured Parties, following the delivery of notice of exclusive control under the Account Control Agreement)) and the Collateral Custodian under the Custodian Agreement (following the delivery of a Block Notice under (and as defined in) the Custodian Agreement) (in each case, to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 13.04 or otherwise) from and against any and all Liabilities which may be imposed on, incurred by, or asserted against the Agents, the Collateral Administrator, the Securities Custodian or the Collateral Custodian in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Agents, the Collateral Administrator, the Securities Custodian or the Collateral Custodian under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to any Agent, the Collateral Administrator, the Securities Custodian or the Collateral Custodian for any portion of such Liabilities resulting from such Agent’s, the Collateral Administrator’s, the Securities Custodian’s or the Collateral Custodian’s gross negligence or willful misconduct; and provided, further, that no Lender shall be liable to the Collateral Agent for any portion of such Liabilities unless such Liabilities are imposed on, incurred by, or asserted against the Collateral Agent as a result of any action taken, or not taken, by the Collateral Agent in accordance with the provisions of this Agreement or the other Facility Documents or at the direction of the Administrative Agent or such Lender or Lenders, as the case may be, in accordance with the terms and conditions set forth in this Agreement (it being understood and agreed that the Collateral Agent shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of the Administrative Agent or any of the Lenders (or other Persons authorized or permitted under the terms hereof to make such request or give such direction) pursuant to this Agreement or any of the other Facility Document, unless the Administrative Agent or such Lenders shall have provided to the Collateral Agent security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable and documented fees and expenses of experts and attorneys) and Liabilities which might reasonably be incurred by it in compliance with such request or direction, whether such indemnity is provided under this Section 12.04 or otherwise). The rights of the Agents, the Collateral Administrator, the Securities Custodian and the Collateral Custodian and obligations of the Lenders under or pursuant to this Section 12.04 shall survive the termination of this Agreement, and the earlier removal or resignation of any Agent hereunder.

Section 12.05.        Successor Agents

(a)           Subject to the terms of this Section 12.05, each Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent or Collateral Agent, as applicable. If an Agent shall resign, then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation, such Agent may appoint a successor agent. The appointment of any successor Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if (i) a Default or Event of Default shall have occurred and is continuing or (ii) if such successor agent is a Lender or an Affiliate of such Agent or any Lender. Any resignation of an Agent shall be effective upon the appointment of a successor agent pursuant to this Section 12.05. After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents. If no successor Collateral Agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within sixty days after giving of notice of resignation by the Collateral Agent, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent.

(b)           Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to all or substantially all of the corporate trust business of the Collateral Agent, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

Section 12.06.        The Collateral Agent

(a)           The Collateral Agent shall have no liability for losses arising from (i) any cause beyond its control, (ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

(b)           It is expressly acknowledged and agreed that the Collateral Agent is not guaranteeing the performance of or assuming any liability for the obligations of the other parties hereto or any portion of the Collateral.

(c)           The Collateral Agent shall not be responsible for the preparation or filing of any UCC financing statements or continuation statements or the correctness of any financing statements filed in connection with this Agreement or the validity or perfection of any lien or security interest created pursuant to this Agreement.

(d)           The Collateral Agent shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Borrower. In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith (except in its capacity as obligor thereunder, if applicable), or for any failure of the relevant party to provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein.

(e)           The Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager, the Borrower or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or any other Facility Document, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(f)            The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, electronic communication, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof. The Collateral Agent shall not be deemed to have knowledge or notice of any matter, including without limitation, a Default or an Event of Default, unless actually known to a Responsible Officer of the Collateral Agent. It is expressly acknowledged by the Borrower, the Collateral Manager, the Lenders and the Administrative Agent that performance by the Collateral Agent of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notices provided to it by the Collateral Manager (and/or the Borrower) and/or any related bank agent, obligor or similar party with respect to the Collateral, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time.

(g)           The Collateral Agent shall have no duty to determine or inquire into the happening or occurrence of any event or contingency, and it is agreed that its duties hereunder are purely ministerial in nature.

(h)           Should any controversy arise between the undersigned with respect to the Collateral held by the Collateral Agent, the Collateral Agent shall follow the instructions of the Administrative Agent on behalf of the Secured Parties.

(i)            The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for performing the obligations expressly imposed on the Collateral Agent hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters or taking any steps to preserve rights against prior parties or other rights pertaining to any Collateral.

(j)            In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Collateral Agent may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties hereto agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available to such party in order to enable the Collateral Agent to comply with such requirements.

(k)           If BNY or the Collateral Agent is also acting in another capacity, including as Securities Custodian, Securities Intermediary, Collateral Custodian or the Collateral Administrator, the rights, protections, immunities and indemnities afforded to BNY or the Collateral Agent pursuant to this Article XII shall also be afforded to BNY or the Collateral Agent acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to, and not in limitation of, any rights, protections, benefits, immunities and indemnities provided in the Account Control Agreement, the Custodian Agreement or any other Facility Documents to which BNY or the Collateral Agent in such capacity is a party.

(l)            The Collateral Agent will be under no obligation to (i) confirm or verify whether the conditions to the Delivery of Collateral have been satisfied or to determine whether or not a Collateral Loan is an Eligible Collateral Loan or otherwise eligible for purchase hereunder or meets the criteria in the definition thereof, or (ii) evaluate the sufficiency of the documents or instruments delivered by or on behalf of the Borrower in connection with the grant by the Borrower to the Collateral Agent of any item constituting the Collateral or otherwise, or in that regard, to examine any underlying documents, in order to determine compliance with applicable requirements of and restrictions on transfer of a Collateral Loan.

(m)          The Collateral Agent and the Collateral Administrator shall be under no obligation to (i) monitor, determine or verify the unavailability or cessation of SOFR, Daily Simple SOFR, Term SOFR, SONIA, the Adjusted SONIA Rate, Daily Simple SONIA, the EURIBOR Rate, the Adjusted EURIBOR Rate, CORRA, the Term CORRA Rate, Benchmark (or other applicable interest rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of (except as expressly provided herein), any Benchmark Transition Event or any amendment or change required to be made to the applicable interest rate, (ii) select, determine or designate SOFR, Daily Simple SOFR, Term SOFR, SONIA, the Adjusted SONIA Rate, Daily Simple SONIA, the EURIBOR Rate, the Adjusted EURIBOR Rate, CORRA, the Term CORRA Rate, Benchmark or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) select, determine or designate any Benchmark Replacement Adjustment or other modifier to any replacement or successor index, or (iv) determine whether or what Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. With respect to any Collateral Loan, neither the Collateral Agent nor the Collateral Administrator shall have any responsibility or liability to (i) monitor the status of any rate applicable to any Collateral Loan, (ii) determine whether a substitute index should or could be selected, (iii) determine the selection of any such substitute index or (iv) exercise any right related to the foregoing on behalf of the Borrower or any other Person.

(n)           The Collateral Agent and the Collateral Administrator shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of SOFR, Daily Simple SOFR, Term SOFR, SONIA, the Adjusted SONIA Rate, Daily Simple SONIA, the EURIBOR Rate, the Adjusted EURIBOR Rate, CORRA, the Term CORRA Rate, Benchmark (or other applicable interest rate) and absence of a designated replacement Interest Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Administrative Agent or any Lender, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

Section 12.07.        Erroneous Payments

(a)           If the Administrative Agent or the Collateral Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”), that the Administrative Agent or the Collateral Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent, the Collateral Agent (on behalf of the Administrative Agent) or any of their Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent or the Collateral Agent (on behalf of the Administrative Agent) and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent or the Collateral Agent (on behalf of the Administrative Agent), and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent or the Collateral Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent or the Collateral Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent or the Collateral Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent or the Collateral Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent or the Collateral Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent or the Collateral Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)             (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent or the Collateral Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent or the Collateral Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent or the Collateral Agent pursuant to this Section 12.07(b).

(c)           Each Lender or Secured Party hereby authorizes the Administrative Agent and the Collateral Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Facility Document, or otherwise payable or distributable by the Administrative Agent or the Collateral Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent or the Collateral Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)           In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent or the Collateral Agent for any reason, after demand therefor by the Administrative Agent or the Collateral Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s or the Collateral Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) to the Administrative Agent with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an electronic transmission system as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Advances to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Facility Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)           The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Collateral Agent or the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment (including from amounts disbursed from the Collection Account).

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent and the Collateral Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)           Each party’s obligations, agreements and waivers under this Section 12.07 shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Facility Document.

(h)           For the purposes of this Section 12.07, references to Secured Party or Secured Parties shall not include BNY in any of its capacities, including as the Collateral Agent.

ARTICLE XIII
MISCELLANEOUS

Section 13.01.        No Waiver; Modifications in Writing

(a)           No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document, and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower or the Collateral Manager in any case shall entitle the Borrower or the Collateral Manager to any other or further notice or demand in similar or other circumstances.

(b)           Except as otherwise provided in this Agreement, including, without limitation, as provided in Section 2.11 with respect to the implementation of a Benchmark Replacement or Conforming Changes (as set forth therein), no amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Collateral Manager, the Administrative Agent and the Required Lenders, with notice to the Collateral Agent; provided that:

(i)             any Fundamental Amendment shall require the written consent of all Lenders affected thereby;

(ii)            no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent or the Collateral Administrator hereunder without the prior written consent of such Agent or the Collateral Administrator, as the case may be;

(iii)           no amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of the Swingline Lender hereunder without the prior written consent of the Swingline Lender; and

(iv)           any amendments, modifications, waivers or supplements to the definition of “Collateral Quality Test” or any component definition thereof shall require the written consent only of the Administrative Agent and the Borrower.

(c)          Notwithstanding anything to the contrary herein (other than Section 2.18), in connection with the increase of the Commitments hereunder, only the consent of the Lender increasing its Commitment (or providing a new Commitment) shall be required for any amendment or Facility Amount Increase Agreement that effects such increase in Commitments.

(d)          Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 13.02.        Notices, Etc.

Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid or by prepaid courier service, or by electronic mail (if the recipient has provided an email address in Schedule 5), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 13.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 13.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their email addresses) indicated in Schedule 5, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 5.

BNY (in each of its capacities) shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and the other Facility Documents and delivered using Electronic Means; provided, however, that the Borrower, the Collateral Manager or the Administrative Agent, as applicable, shall provide to BNY an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Borrower, the Collateral Manager or the Administrative Agent, as applicable, whenever a person is to be added or deleted from the listing.  If the Borrower, the Collateral Manager or the Administrative Agent, as applicable, elects to give BNY Instructions using Electronic Means and BNY in its discretion elects to act upon such Instructions, BNY’s understanding of such Instructions shall be deemed controlling.  The Borrower, the Collateral Manager and the Administrative Agent understand and agree that BNY cannot determine the identity of the actual sender of such Instructions and that BNY shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to BNY have been sent by such Authorized Officer.  The Borrower, the Collateral Manager and the Administrative Agent, shall be responsible for ensuring that only Authorized Officers transmit such Instructions to BNY and that the Borrower, the Collateral Manager or the Administrative Agent and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Borrower, the Collateral Manager or the Administrative Agent, as applicable.  BNY shall not be liable for any losses, costs or expenses arising directly or indirectly from BNY’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Borrower, the Collateral Manager or the Administrative Agent, as applicable: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to BNY, including without limitation the risk of BNY acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Borrower, the Collateral Manager or the Administrative Agent, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify BNY immediately upon learning of any compromise or unauthorized use of the security procedures. "Electronic Means" shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by BNY, or another method or system specified by BNY as available for use in connection with its services hereunder.

Section 13.03.        Taxes

(a)          Any and all payments by the Borrower to or for the account of any Recipient under any Facility Document shall be made free and clear of and without deduction or withholding for any Taxes with respect thereto, unless required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Borrower or the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by the Borrower, the Administrative Agent or the Collateral Agent, then the Borrower, the Administrative Agent or the Collateral Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as may be necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 13.03) the applicable Recipient receives an amount equal to the sum it would have received had no deductions or withholding of Indemnified Taxes been made.

(b)          The Borrower agrees to timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          The Borrower agrees to indemnify each Recipient on the Payment Date following demand therefor, for (i) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 13.03) payable or paid by any Recipient or required to be withheld or deducted from a payment to such Recipient and (ii) any reasonable expenses arising from Indemnified Taxes or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant taxing Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.

(d)          Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.06(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 13.03(d).

(e)          As soon as practicable after the date of any payment of Taxes by the Borrower to Governmental Authority pursuant to this Section 13.03, the Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to the Administrative Agent).

(f)          If any Recipient in its sole discretion, but acting in good faith, determines that it has received a refund of any Indemnified Taxes with respect to which it has been indemnified pursuant to this Section 13.03 (including by the payment of additional amounts pursuant to Section 13.03(a)), such Recipient shall reimburse the Borrower (or the Collateral Manager, as applicable) such amount of any refund received (net of all out-of-pocket expenses (including Taxes) incurred and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund)) as such Recipient shall determine in its sole discretion, but acting in good faith, to be attributable to the relevant Indemnified Taxes; provided that in the event that such Recipient is required to repay such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to the relevant taxing authority, the Borrower agrees to return the refund to such Recipient. Notwithstanding anything to the contrary in this Section 13.03(f), in no event will any Recipient be required to pay any amount to an indemnifying party pursuant to this Section 13.03(f) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Unless required by Applicable Law, at no time shall any Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)          (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to the Borrower and the Agents, at the time or times reasonably requested by the Borrower or the Agents, such properly completed and executed documentation reasonably requested by the Borrower or the Agents as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agents, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agents as will enable the Borrower or the Agents to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 13.03(g)(ii), (iii) and (v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of Section 13.03(g)(i), each Lender that is a U.S. Tax Person shall, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), deliver to the Borrower and each Agent, two accurate, complete and signed copies of U.S. Internal Revenue Service Form W-9 or any successor form, certifying that such Lender is entitled to an exemption from U.S. backup withholding tax.

(iii)          Without limiting the generality of Section 13.03(g)(i), each Lender that is not a U.S. Tax Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and each Agent, on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), two accurate, complete and signed copies of whichever of the following is applicable:

(A)        in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed copies of U.S. Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, U.S. Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)         executed copies of U.S. Internal Revenue Service Form W-8ECI;

(C)          in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower (or its sole regarded owner for U.S. federal income tax purposes, as applicable) within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower (or its sole regarded owner for U.S. federal income tax purposes, as applicable) described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of U.S. Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable); or

(D)          to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of U.S. Internal Revenue Service Form W-8IMY, accompanied by U.S. Internal Revenue Service Form W-ECI, U.S. Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate, U.S. Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(iv)          Each Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or any Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agents to determine the withholding or deduction required to be made.

(v)           If a payment made to a Recipient under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable and for purposes of this Section 13.03(g)(v), any intergovernmental agreement entered into with the United States in connection with the implementation of such Sections and any legislation, regulations or official guidance implementing such an intergovernmental agreement), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 13.03(g)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vi)          Each Lender agrees that, from time to time after the Closing Date, such Lender shall deliver the forms described above, as applicable, as promptly as practicable after (A) receipt of a reasonable written request therefor from the Borrower or an Agent or (B) when a lapse in time or change in circumstance renders a previously provided form or certificate obsolete or inaccurate. Notwithstanding any other provision of this Section 13.03, a Lender shall not be required to deliver any form after the Closing Date pursuant to this Section 13.03(g) that such Lender is not legally able to deliver.

(h)          If any Lender requires the Borrower to pay any Indemnified Taxes or additional amount to such Lender or any Governmental Authority for the account of such Lender pursuant to this Section 13.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Lender determines, in its sole discretion that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 13.03 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i)           Nothing in this Section 13.03 shall be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(j)           Notwithstanding anything to the contrary herein, the Collateral Agent shall have no duty to prepare or file any federal or state tax report or return with respect to any funds held pursuant to this Agreement or any income earned thereon, except for the delivery and filing of tax information reporting forms required to be delivered and filed with the U.S. Internal Revenue Service. Each party agrees that, for tax reporting purposes, the Collateral shall be deemed to be the property of Borrower and all interest and other income from investment of the Collateral shall, as of the end of each calendar year and to the extent required by the U.S. Internal Revenue Service, be reported as having been earned by Borrower, whether or not such income was disbursed during such calendar year. With respect to the preparation, delivery and filing of such required tax information reporting forms and all matters pertaining to the reporting of earnings on funds held under this Agreement, the Collateral Agent shall be entitled to request and receive written instructions from Borrower or the Administrative Agent, and the Collateral Agent shall be entitled to rely conclusively and without further inquiry on such written instructions. With respect to any other payments made under this Agreement, the Collateral Agent shall not be deemed the payer and shall have no responsibility for performing tax reporting. The Collateral Agent’s function of making such payments is solely ministerial and upon express direction of the parties to this Agreement.

(k)          Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section 13.03 shall survive the termination of this Agreement.

Section 13.04.        Costs and Expenses; Indemnification

(a)          The Borrower agrees to promptly pay on the Payment Date following demand in accordance with the Priority of Payments (other than costs and expenses incurred on or prior to the Closing Date, which shall be payable promptly on demand) all reasonable and documented out-of-pocket costs and expenses of the Agents, the Collateral Custodian, the Collateral Administrator, and BNY in any other capacity in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents and the performance of their duties under the Facility Documents, including the reasonable and documented fees and disbursements of one outside counsel for the Administrative Agent and the Lenders, collectively, and one outside counsel for the Collateral Agent, the Collateral Custodian and the Collateral Administrator, costs and expenses of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses, search fees, UCC filing fees and the equivalent thereof in any foreign jurisdiction, if applicable, and all other related fees and expenses in connection therewith; and in connection with the administration and any waiver, consent, modification or amendment or similar agreement in respect of this Agreement, the Notes, the Swingline Note or any other Facility Document and advising the Agents, the Collateral Custodian, the Collateral Administrator and Lenders as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on demand all reasonable and documented costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement, the Notes, the Swingline Note or any other Facility Document, including all reasonable and documented costs and expenses incurred by the Secured Parties in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Collateral Agent and the Replacement Collateral Manager or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by any of the Secured Parties. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Secured Parties are intended to constitute expenses of administration under any applicable bankruptcy law. For the avoidance of doubt, this Section 13.04(a) shall not apply to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)          The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Related Document or any of the transactions contemplated hereby or thereby; (ii) any breach of any covenant by the Borrower or the Collateral Manager contained in any Facility Document; (iii) any representation or warranty made or deemed made by the Borrower or the Collateral Manager contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is false or incorrect; (iv) any failure by the Borrower or the Collateral Manager to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Collateral Agent (for the benefit of the Secured Parties) a perfected security interest in all of the Collateral free and clear of all Liens (other than Permitted Liens); (vi) any action or omission, not expressly authorized by the Facility Documents, by the Borrower or any Affiliate of the Borrower which has the effect of impairing the validity or enforceability of the Collateral or the rights of the Agents or the other Secured Parties with respect thereto; (vii) the failure to file, or any delay in filing, financing statements, continuation statements or the equivalent thereof in any foreign jurisdiction or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time; (viii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Collateral (including a defense based on any Collateral Loan (or the Related Documents evidencing such Collateral Loan) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, except to the extent such unenforceability due to the bankruptcy of such Obligor), or any other claim resulting from any related property securing such Collateral Loan; (ix) the commingling of Collections on the Collateral at any time with other funds; (x) any failure by the Borrower to give reasonably equivalent value to the applicable seller, in consideration for the transfer by such seller to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code; (xi) the failure of the Borrower, the Collateral Manager or any of their respective agents or representatives to remit to the Collection Account, within two (2) Business Days of receipt, Collections on the Collateral Loans remitted to the Borrower, the Collateral Manager or any such agent or representative as provided in this Agreement and (xii) any Default or Event of Default; except that the Borrower shall not be liable (A) for any Liability or losses arising due to the deterioration in the credit quality or market value of the Collateral Loans or other Collateral hereunder; (B) to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s fraud, bad faith, gross negligence or willful misconduct; and (C) if any such Liability results from a claim brought by the Borrower or its Affiliates against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Facility Document, if the Borrower or such Affiliate has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The Borrower shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party affects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). In no case shall the Borrower be responsible for any Indemnified Party’s lost revenues or lost profits or for any indirect, special, punitive or consequential damages suffered by such Indemnified Party (but, for the avoidance of doubt, the Borrower shall be responsible for any liability consisting of such amount paid by an Indemnified Party to a third party). For the avoidance of doubt, this Section 13.04(b) shall not apply to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          The Collateral Manager agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of any one or more of the following: (i) any breach of any covenant by the Collateral Manager contained in any Facility Document; (ii) any representation or warranty made or deemed made by the Collateral Manager contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is false or misleading; (iii) any failure by the Collateral Manager to comply with any Applicable Law or contractual obligation binding upon it; (iv) any action or inaction of the Collateral Manager which causes the Collateral Agent (for the benefit of the Secured Parties) not to have a perfected security interest in all of the Collateral free and clear of all Liens (other than Permitted Liens); (v) the commingling of Collections on the Collateral at any time with other funds of the Collateral Manager; and (vi) any failure by the Collateral Manager to remit to the Collection Account, within two (2) Business Days of receipt, Collections on the Collateral Loans remitted to the Collateral Manager; except the Collateral Manager shall not be liable (A) to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s fraud, bad faith, gross negligence or willful misconduct; and (B) if any such Liability results from a claim brought by the Collateral Manager or its Affiliates against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Facility Document, if the Collateral Manager or such Affiliate has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The Collateral Manager shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party affects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Collateral Manager (which consent shall not be unreasonably withheld or delayed). In no case shall the Collateral Manager be responsible for any Indemnified Party’s lost revenues or lost profits or for any indirect, special or consequential damages suffered by such Indemnified Party (but, for the avoidance of doubt, the Collateral Manager shall be responsible for any liability consisting of such amount paid by an Indemnified Party to a third party). For the avoidance of doubt, this Section 13.04(c) shall not apply to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 13.05.        Execution in Counterparts

This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a scanned or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 13.06.        Assignability

(a)          Each Lender may, with the consent of the Administrative Agent and the Borrower, assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its outstanding Advances or interests therein owned by it, together with ratable portions of its Commitment); provided that:

(i)             each of the Borrower’s and the Administrative Agent’s consent to any such assignment (A) shall not be unreasonably withheld or delayed and (B) shall not be required if the assignee is a Permitted Assignee with respect to such assignor or such assignment is required by Applicable Law; and

(ii)            the Borrower’s consent to any such assignment pursuant to this Section 13.06(a) shall not be required if an Event of Default shall have occurred (and not been waived by the Lenders in accordance with Section 13.01).

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent) an Assignment and Acceptance and the applicable tax forms required by Section 13.03(g). Notwithstanding any other provision of this Section 13.06, no assignment by any Lender to the Borrower or any of its Affiliates shall be permitted unless each Lender has been offered the opportunity to participate in any such assignment on a pro rata basis on the same terms.

(b)          The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agents and the Lenders.

(c)          (i)              Any Lender may, without the consent of any Person (except, prior to an Event of Default, to a Competitor with the consent of the Borrower), sell participations to Participants in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) each Participant shall have agreed to be bound by this Section 13.06(c), Section 13.06(d), Section 13.06(e) and Section 13.17. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any Fundamental Amendment. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17 with respect to any Participant. Sections 2.09, 2.10, and 13.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this Section 13.06 (subject to the requirements and limitations set forth in Section 13.03); provided that (A) such Participant agrees to be subject to the provisions of Sections 2.17 and 13.03(h) as if it were an assignee under clause (a) of this Section 13.06 and (B) no Participant shall be entitled to any amount under Section 2.09, 2.10, or 13.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred, except to the extent such entitlement to receive a greater amount results from a Change in Law that occurs after the Participant acquired the applicable participation.

(ii)            In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as nonfiduciary agent for the Borrower shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”). An Advance may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note, if any, shall expressly so provide). The Participant Register shall be available for inspection by the Borrower to the extent necessary for the Borrower to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1 of the United States Treasury Regulations. The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in such Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)          The Administrative Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 13.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance and each Lender Joinder Agreement delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the aggregate outstanding principal amount of the outstanding Advances maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note, if any, shall expressly so provide) and compliance with this Section 13.06. The Administrative Agent shall update and furnish to the Collateral Agent and the Borrower from time to time at the request of the Collateral Agent or the Borrower an updated version of Schedule 1 reflecting the then-current allocation of the Commitments.

(e)          Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”) and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”). Each Lender represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance or a Lender Joinder Agreement) and (ii) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser and a QIB. Each Lender further agrees that it shall not assign, or grant any participations in, any of its Advances or its Commitment to any Person unless such Person is a Qualified Purchaser and a QIB.

(f)           Notwithstanding any other provision of this Section 13.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

Section 13.07.        Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 13.08.        Severability of Provisions

Any provision of this Agreement or any other Facility Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.09.        Confidentiality

(a) Each Secured Party agrees to keep confidential all information provided to it by the Borrower or the Collateral Manager with respect to the Borrower, its Affiliates, the Collateral, the Related Documents, the Obligors, the Collateral Manager or any other information furnished to such Secured Party under or in connection with this Agreement or any other Facility Document (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) in connection with this Agreement and the other Facility Documents and not for any other purpose, (i) to any Secured Party or any Affiliate of a Secured Party, or (ii) any of their respective Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, (b) subject to an agreement to comply with the provisions of this Section 13.09 and to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bona fide prospective permitted assignees and Participants (other than to any Competitor (x) if the Borrower’s consent is required hereunder for such assignment or participation and has not yet been received or (y) with respect to any Borrower Information that constitutes internal, proprietary memoranda or analysis of the Borrower, the Collateral Manager or the Parent) in any of the Secured Parties’ interests under or in connection with this Agreement, (c) to any Governmental Authority with jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law (provided that such Secured Party will, to the extent permitted by law, endeavor to promptly notify the Borrower and the Collateral Manager in advance of such pending disclosure), (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative, (f) in connection with the exercise of any remedy hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (g) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Secured Party Representatives (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (i) with the consent of the Borrower or the Collateral Manager.

(b) Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

Section 13.10.        Merger

This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 13.11.        Survival

All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.04(f), 2.09, 2.10, 2.12, 12.04, 13.03, 13.04, 13.09, 13.15, 13.17, 13.21 and this Section 13.11 shall survive the termination of this Agreement in whole or in part, the payment in full of the principal of and interest on the Advances, any foreclosure under, or modification, release or discharge of, any or all of the Facility Documents and the resignation or replacement of any Agent.

Section 13.12.        Submission to Jurisdiction; Waivers; Etc.

Each party hereto hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

(b)          consents that any such action or proceeding may be brought in any court described in Section 13.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          (other than the Collateral Agent, the Collateral Custodian, the Collateral Administrator and the Securities Custodian) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 13.02 or at such other address as may be permitted thereunder;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law;

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages; and

(f)          waives any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a).

Section 13.13.        Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM HEREIN OR THEREIN OR RELATING HERETO OR THERETO.

Section 13.14.        Right of Setoff; Payments Pro Rata.

(a)          Subject to Section 9.01(a), if an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Facility Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Facility Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(b)          Each of the Lenders agrees that, if it should receive any amount under this Agreement (whether by voluntary payments, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Facility Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Advances or fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such other Lenders in such amount as shall result in a proportional participation by all of the Lenders in such disproportionate sum received; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.15.        PATRIOT Act Notice

Each Agent and Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Agent or Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender or Agent in order to assist such Lender or Agent, as applicable, in maintaining compliance with the PATRIOT Act.

Section 13.16.        Legal Holidays

In the event that the date of prepayment of Advances or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any other Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 13.17.        Non-Petition

Each of the Collateral Manager and each Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws until at least one year and one day, or, if longer, the applicable preference period then in effect and one day, after the payment in full of all outstanding Obligations and the termination of all Commitments; provided that nothing in this Section 13.17 shall preclude, or be deemed to prevent, any Secured Party (a) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect and one day, in (i) any case or proceeding voluntarily filed or commenced by the Borrower or (ii) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any such Secured Party, or (b) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws.

Section 13.18.        Waiver of Setoff

Each of the Borrower and the Collateral Manager hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or under any Applicable Law from time to time against the Administrative Agent, any Lender or its respective assets.

Section 13.19.        Collateral Agent, Collateral Custodian, Securities Custodian and Collateral Administrator Execution and Delivery.

By executing this Agreement, each Lender hereby consents to the terms of this Agreement, directs each of the Collateral Agent, the Collateral Custodian, the Securities Custodian and the Collateral Administrator to execute and deliver this Agreement and any other Facility Document to which it is a party, and acknowledges and agrees that the Collateral Agent and the Collateral Administrator shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Collateral Agent, the Collateral Custodian, the Securities Custodian and the Collateral Administrator and their respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of gross negligence or willful misconduct of the Collateral Agent, the Collateral Custodian, the Securities Custodian or the Collateral Administrator, as applicable.

Section 13.20.        Other Business

Nothing herein shall prevent BNY nor any of its Affiliates from engaging in other business, or from entering into any other transaction or financial or other relationship with, or receiving fees from or from rendering services of any kind to the Collateral Manager or any other Person.

Section 13.21.        Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(A)          a reduction in full or in part or cancellation of any such liability;

(B)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(c)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.22.        Acknowledgement of the Administrative Agent and the Lenders.

(a)          Each Lender represents and warrants that in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws).

(b)          The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operation of the Borrower.

Section 13.23.        Acknowledgement Regarding Any Supported QFCs.

To the extent that the Facility Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Facility Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Facility Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Facility Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 13.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 13.24.          Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Facility Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Facility Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

ARTICLE XIV
THE COLLATERAL ADMINISTRATOR

Section 14.01.        Duties of the Collateral Administrator. (a) Prior to each Monthly Reporting Date and each Payment Date and in accordance with Section 8.07, the Collateral Administrator shall review the Monthly Report and the Payment Date Report provided by the Collateral Manager to ensure that it is complete on its face and, based solely on the information provided on the related Data File, that the following items in such Monthly Report have been accurately calculated by the Collateral Manager, if applicable, and reported: (i) Aggregate Collateral Balance, (ii) Borrowing Base, (iii) Excess Concentration Amount, (iv) Maximum Available Amount, (v) Net Revolving Exposure, (vi) each Collateral Quality Test, (vii) each Coverage Test, (viii) the Maximum Advance Rate Default Test, (ix) Collateral Default Ratio, (x) completion of Priority of Payments pursuant to Section 9.01(a), (xi) Interest Collection Account, Principal Collection Account and Revolving Reserve Account balances, (xii) completion of fields in the loan list per the form of the Monthly Report and (xiii) other information as may be mutually agreed upon by the Collateral Administrator and the Administrative Agent. Nothing herein shall excuse or prevent the Borrower from delivering (or causing to be delivered) the Monthly Report when due to the Agents, the Collateral Administrator and the Lenders in compliance with Section 8.07 hereunder if the Collateral Administrator has not completed its review on a timely basis.

(b)          The Collateral Administrator undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Collateral Administrator hereunder. Without limiting the generality of the foregoing, the Collateral Administrator, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Collateral Manager or the Borrower and shall have no liability for any action taken or omitted by the Collateral Manager (including any Replacement Collateral Manager or other successor to the Collateral Manager) or the Borrower. The Collateral Administrator may act through its agents, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Collateral Administrator will not be responsible for the negligence or misconduct of any agents, attorneys or custodians selected by it with reasonable care. Neither the Collateral Administrator nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.

(c)          The Collateral Administrator is entitled to rely conclusively, and shall be fully protected in so relying, on the information or data that has been provided to it, and the contents of each Data File, including the completeness and accuracy thereof, provided by or on behalf of the Borrower and from the bank agent, obligor, reputable financial information reporting source (including Bloomberg Financial Markets) or similar party with respect to the Collateral. The Collateral Administrator shall have no liability for any errors in the content of such Data File and, except as specifically provided herein, shall not be required to verify, recompute, reconcile or recalculate any such information or data. Without limiting the generality of any terms of the foregoing, the Collateral Administrator shall have no liability for (i) any failure, inability or unwillingness on the part of the Collateral Manager to provide accurate and complete information on a timely basis to the Collateral Administrator or otherwise on the part of the Collateral Manager to comply with the terms of this Agreement or any other Facility Document or (ii) any inaccuracy or error in the performance of or observance by the Collateral Administrator of any of its duties hereunder or any other failure of the Collateral Administrator to comply with the terms of this Agreement in each case, that is caused by or results from any such inaccurate, incomplete or untimely information received by the Collateral Administrator.

(d)          If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Administrator does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action; provided that the Collateral Administrator as promptly as possible notifies the Collateral Manager and the Administrative Agent which course of action, if any (or refrainment from taking any course of action) it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such five Business Day period (so long as it has provided the notice set forth in the prior sentence) except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions. The Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e)          The Collateral Administrator shall incur no liability to anyone in acting upon any signature, instrument, statement, notice, resolution, request, direction, consent, order, certificate, electronic communication, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties.

(f)          The Collateral Administrator and any of its Affiliates may rely conclusively on any notice, electronic communication, certificate or other document (including email or other electronically transmitted instructions, documents or information) furnished to it hereunder and reasonably believed by it in good faith to be genuine. The Collateral Administrator shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action. Except as otherwise expressly required herein, the Collateral Administrator shall not be bound to make any investigation into the facts or matters stated in any certificate, electronic communication, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Administrator shall examine the same to determine whether it conforms on its face to the requirements hereof. The Collateral Administrator shall not be deemed to have knowledge or notice of any matter unless actually known to a Responsible Officer of the Collateral Administrator responsible for the administration of this Agreement. Under no circumstances shall the Collateral Administrator be liable for indirect, punitive, special or consequential damages under or pursuant to this Agreement, its duties or obligations hereunder or arising out of or relating to the subject matter hereof. The Collateral Administrator shall have all of the rights, protections and immunities afforded to the Collateral Agent hereunder.

(g)          Nothing herein or in any Facility Document or Related Document shall obligate the Collateral Administrator to advance, expend or risk its own funds, or to take any action (or forebear from action) which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified.

(h)          In reviewing and confirming the calculations identified in the Monthly Reports and the Payment Date Reports, the Collateral Administrator shall be entitled to rely conclusively on the accuracy and completeness of the information or data, including the Data File, provided to the Collateral Administrator by the Collateral Manager (and/or the Borrower), and the Collateral Administrator shall have no liability for any errors in such data or information. In the event that a Responsible Officer of the Collateral Administrator has actual knowledge of any inaccurate or incomplete information, it shall promptly notify the Collateral Manager of such inaccuracy or incomplete information.

(i)          The Collateral Administrator shall not be responsible or liable for delays or failures in performance resulting from acts beyond its reasonable control. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, diseases, pandemics, quarantines, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters, loss or malfunction of utilities, communications or computers (software or hardware), accidents, errors by the Borrower, the Collateral Manager or the Administrative Agent, (including any Responsible Officer of any thereof).

Section 14.02.        Fees of the Collateral Administrator. (a) For the performance of its duties hereunder, the Collateral Administrator shall be entitled to the fees and expenses set forth in the Collateral Agent Fee Letter. Payment shall be made by the Borrower to the extent funds are available for that purpose in accordance with the Priority of Payments.

(b)          In the event the Borrower fails to make timely payment of fees and expenses (after giving effect to any applicable grace period) for services performed by the Collateral Administrator under this Agreement, the Collateral Administrator shall give the Collateral Agent, the Administrative Agent and the Collateral Manager written notice of such nonpayment. The Administrative Agent may elect to pay the Collateral Administrator all then past due fees and expenses owed to the Collateral Administrator, and the Borrower agrees to reimburse the Administrative Agent therefor on demand, together with interest thereon at the Past Due Rate.

Section 14.03.        Resignation of Collateral Administrator. The Collateral Administrator may resign as Collateral Administrator upon at least 30 days’ prior written notice to the Administrative Agent, the Collateral Manager, the Collateral Agent and the Borrower. If the Collateral Administrator shall resign, then the Required Lenders shall appoint a successor collateral administrator. If for any reason a successor collateral administrator is not so appointed or does not accept such appointment within 30 days of such notice of resignation, the retiring Collateral Administrator or the Administrative Agent may petition a court of competent jurisdiction for the appointment of a successor collateral administrator. The appointment of any successor collateral administrator shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if (a) a Default or an Event of Default shall have occurred and is continuing or (b) if such successor collateral administrator is an Affiliate of the Collateral Administrator. Any resignation of the Collateral Administrator shall be effective upon the appointment of a successor collateral administrator pursuant to this Section 14.03. After the effectiveness of the Collateral Administrator’s resignation hereunder as Collateral Administrator, the retiring Collateral Administrator shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XIV shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Collateral Administrator under this Agreement and under the other Facility Documents.

Section 14.04.        Merger; Consolidation. Any Person (a) into which the Collateral Administrator may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Administrator shall be a party or (c) that may succeed to the corporate trust properties and assets of the Collateral Administrator substantially as a whole, shall be the successor to the Collateral Administrator under this Agreement and each other Facility Document to which it is a party without further act of any of the parties to this Agreement or such other Facility Document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SPCIF Funding II LLC, as Borrower

By: Stone Point Credit Income Fund, its sole member

By:	/s/ Giselle A. Alvarado
Name: Giselle A. Alvarado
Title: Vice President and Assistant Secretary

STONE POINT CREDIT INCOME ADVISER LLC, as Collateral Manager

By: Stone Point Credit Management LLC, its sole member

By:	/s/ Giselle A. Alvarado
Name: Giselle A. Alvarado
Title: Vice President and Assistant Secretary

TRUIST BANK, as Administrative Agent, a Lender and Swingline Lender

By:	/s/ Bryce Nugent
Name: Bryce Nugent
Title: Vice President

TRUIST SECURITIES, INC., as Lead Arranger

By:	/s/ Bryce Nugent
Name: Bryce Nugent
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Robert Abraham
Name: Robert Abraham
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Administrator

By:	/s/ Robert Abraham
Name: Robert Abraham
Title: Vice President